                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: August 25, 2003

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

            MISSOURI                        1-11848           43-1627032
(State or Other Jurisdiction of           (Commission        (IRS Employer
          Incorporation)                  File Number)   Identification Number)

           1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (636) 736-7000

                                EXPLANATORY NOTE

         In anticipation of the filing of a Registration Statement on Form S-3 which incorporates by reference information contained in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated (the "Company") for the year ended December 31, 2002 (the "Annual Report"), the Company is filing this Current Report on Form 8-K to adjust the presentation in the Annual Report of the Company's operating segment financial information for fiscal years 2002 and 2001 to reflect the change in operating segment structure effective as of the first quarter of 2003, discussed below, and to disclose certain other items.

         Prior to January 1, 2003, the Company reported the results of its operations in five main operational segments segregated primarily by geographic region: U.S., Canada, Latin America, Asia Pacific, and Europe & South Africa. The Latin America, Asia Pacific, and Europe & South Africa segments were previously presented as one reportable segment, Other International. Effective January 1, 2003, as a result of the Company's declining presence in Argentina and changes in management responsibilities for part of the Latin America region, the Other International reportable segment no longer includes Latin America operations. Latin America results relating to the Argentine privatized pension business as well as direct insurance operations in Argentina are now reported in the Corporate and Other segment. The results for all other Latin America business, primarily traditional reinsurance business in Mexico, are reported as part of U.S. operations in the Traditional sub-segment. The Asia Pacific and Europe & South Africa operational segments are presented as one reportable segment, Other International.

         This report conforms certain information contained in "Business" and "Properties," included in Items 1 and 2, respectively, of Part I, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data," included in Items 7 and 8, respectively, of Part II and "Exhibits, Financial Statement Schedules and Reports on Form 8-K," included in Item 15 of Part IV of the Annual Report to give effect to the new roll-up of segment results as currently used by management. The prior-period segment information has been reclassified to conform to this new presentation. Except for Note 17 - Segment Information, the consolidated financial statements are not affected by this change in segment reporting. No attempt has been made in this report to modify or update other disclosures presented in the Annual Report except as required to reflect the effects of those items described below and except as otherwise expressly addressed in paragraphs B(i), B(ii), B(iii) and B(iv) of Item 5 of this report.

         The changes to the information referenced above and contained in "Business," "Properties," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Financial Statements and Supplementary Data" and "Exhibits, Financial Statement Schedules and Reports on Form 8-K," included in the Annual Report are limited to (i) reclassifications to reflect a change in business segment reporting and (ii) removal of certain non-GAAP financial measures from the Annual Report. No changes have been made to the sub-sections entitled "Intercorporate Relationships," "Ratings," "Regulation," "Risk Management," "Underwriting," "Competition," "Employees," or "Available Information," included in Item 1 of Part I of the Annual Report. References in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003 to the section of the Annual Report affected hereby are references to the corresponding sections of this report.

                                TABLE OF CONTENTS

                                            Description                                                       Page
                                            -----------                                                       ----
Item 5.  Other Events..................................................................................         1

A.       Adjustments to Presentation of Operating Segment Information..................................         1

             (i)        Business.......................................................................         1

             (ii)       Properties.....................................................................        11

             (iii)      Management's Discussion and Analysis of Financial
                        Condition and Results of Operations.............................................       12

             (iv)       Financial Statements and Supplementary Data.....................................       40

                        Consolidated Balance Sheets.....................................................       40
                        Consolidated Statements of Income...............................................       41
                        Consolidated Statements of Stockholders' Equity.................................       42
                        Consolidated Statements of Cash Flows...........................................       43
                        Notes to Consolidated Financial Statements......................................       44
                        Independent Auditor's Report....................................................       69

             (iii)      Financial Statement Schedules...................................................       70

                        Schedule I - Summary of Investments - Other Than Investments in Related
                          Parties.......................................................................       70
                        Schedule II - Condensed Financial Information of the Registrant.................       71
                        Schedule III - Supplementary Insurance Information..............................       72
                        Schedule IV - Reinsurance.......................................................       74
                        Schedule V - Valuation and Qualifying Accounts..................................       75

B.       Other Items....................................................................................       76

Item 7.  Financial Statements and Exhibits..............................................................       76

ITEM 5. OTHER EVENTS

         A.       Adjustments to Presentation of Operating Segment Information.

BUSINESS

OVERVIEW

         Reinsurance Group of America, Incorporated ("RGA") is an insurance holding company formed December 31, 1992. On December 31, 2002, Equity Intermediary Company, a Missouri holding company, directly owned approximately 48.8% of the outstanding shares of common stock of RGA. Equity Intermediary Company is a wholly owned subsidiary of General American Life Insurance Company ("General American"), a Missouri life insurance company, which in turn is a wholly-owned subsidiary of GenAmerica Financial Corporation ("GenAmerica"), a Missouri corporation. GenAmerica was acquired and became a wholly-owned subsidiary of Metropolitan Life Insurance Company ("MetLife"), a New York life insurance company, on January 6, 2000. As a result of MetLife's ownership of GenAmerica and its own direct investment in RGA, MetLife beneficially owns 59.1% of the outstanding shares of common stock of RGA as of December 31, 2002.

         During 2002, MetLife Inc. purchased 327,600 additional common shares of RGA. The purchases were intended to offset potential future dilution of MetLife's holding of RGA stock arising from the issuance of convertible securities by RGA in December 2001.

         The consolidated financial statements include the assets, liabilities, and results of operations of RGA; Reinsurance Company of Missouri, Incorporated ("RCM"), RGA Reinsurance Company (Barbados) Ltd. ("RGA Barbados"), RGA Life Reinsurance Company of Canada ("RGA Canada") and RGA Americas Reinsurance Company, Ltd. ("RGA Americas"), as well as several other subsidiaries, subject to an ownership position of greater than fifty percent (collectively, the "Company"). During 2000, the Company sold its interest in RGA Sudamerica, S.A., and its subsidiaries, and Benefit Resource Life Insurance Company (Bermuda) Ltd.

         The Company is primarily engaged in traditional life, asset-intensive, and financial reinsurance. RGA and its predecessor, the Reinsurance Division of General American, have been engaged in the business of life reinsurance since 1973. Approximately 80.4% of the Company's 2002 net premiums were from its more established operations in the U.S. and Canada. In 1994, the Company began expanding into international markets and now has subsidiaries, branch operations, or representative offices in Asia Pacific, including Australia, Latin America, Europe and South Africa. The Company is considered one of the leading life reinsurers in the North American market based on premiums and inforce business. As of December 31, 2002, the Company had approximately $8.9 billion in consolidated assets.

         Reinsurance is an arrangement under which an insurance company, the "reinsurer," agrees to indemnify another insurance company, the "ceding company," for all or a portion of the insurance risks underwritten by the ceding company. Reinsurance is designed to (i) reduce the net liability on individual risks, thereby enabling the ceding company to increase the volume of business it can underwrite, as well as increase the maximum risk it can underwrite on a single life or risk; (ii) stabilize operating results by leveling fluctuations in the ceding company's loss experience; (iii) assist the ceding company in meeting applicable regulatory requirements; and (iv) enhance the ceding company's financial strength and surplus position.

         Life reinsurance primarily refers to reinsurance of individual term life insurance policies, whole life insurance policies, universal life insurance policies, and joint and survivor insurance policies. Asset-intensive reinsurance primarily refers to reinsurance of corporate-owned life insurance and annuities. Ceding companies typically contract with more than one company to reinsure their business. Reinsurance may be written on an indemnity or an assumption basis. Indemnity reinsurance does not discharge a ceding company from liability to the policyholder. A ceding company is required to pay the full amount of its insurance obligations regardless of whether it is entitled or able to receive payments from its reinsurers. In the case of assumption reinsurance, the ceding company is discharged from liability to the policyholder, with such liability passed to the reinsurer. Reinsurers also may purchase reinsurance, known as retrocession reinsurance, to cover their own risk exposure. Reinsurance companies enter into retrocession agreements for reasons similar to those that cause primary insurers to purchase reinsurance.

         Reinsurance also may be written on a facultative basis or an automatic treaty basis. Facultative reinsurance is individually underwritten by the reinsurer for each policy to be reinsured, with the pricing and other terms established at the time the policy is underwritten based upon rates negotiated in advance. Facultative reinsurance normally is purchased by insurance companies for medically impaired lives, unusual risks, or liabilities in excess of the binding limits specified in their automatic reinsurance treaties.

         An automatic reinsurance treaty provides that the ceding company will cede risks to a reinsurer on specified blocks of business where the underlying policies meet the ceding company's underwriting criteria. In contrast to facultative reinsurance, the reinsurer does not approve each individual risk. Automatic reinsurance treaties generally provide that the reinsurer will be liable for a portion of the risk associated with the specified policies written by the ceding company. Automatic reinsurance treaties specify the ceding company's binding limit, which is the maximum amount of risk on a given life that can be ceded automatically and that the reinsurer must accept. The binding limit may be stated either as a multiple of the ceding company's retention or as a stated dollar amount.

         Facultative and automatic reinsurance may be written as yearly renewable term, coinsurance, or modified coinsurance, which vary with the type of risk assumed and the manner of pricing the reinsurance. Under a yearly renewable term treaty, the reinsurer assumes only the mortality or morbidity risk. Under a coinsurance arrangement, depending upon the terms of the contract, the reinsurer may share in the risk of loss due to mortality or morbidity, lapses, and the investment risk, if any, inherent in the underlying policy. Modified coinsurance differs from coinsurance in that the assets supporting the reserves are retained by the ceding company while the risk is transferred to the reinsurer.

         Generally, the amount of life reinsurance ceded under facultative and automatic reinsurance agreements is stated on either an excess or a quota share basis. Reinsurance on an excess basis covers amounts in excess of an agreed-upon retention limit. Retention limits vary by ceding company and also vary by age and underwriting classification of the insured, product, and other factors. Under quota share reinsurance, the ceding company states its retention in terms of a fixed percentage of the risk that will be retained, with the remainder up to the maximum binding limit to be ceded to one or more reinsurers.

         Reinsurance agreements, whether facultative or automatic, may provide for recapture rights, which permit the ceding company to reassume all or a portion of the risk formerly ceded to the reinsurer after an agreed-upon period of time (generally 10 years) or in some cases due to changes in the financial condition or ratings of the reinsurer. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods. Additionally, some treaties give the ceding company the right to request the Company to place assets in trust for its benefit to support reserve credits, in the event of a downgrade of the Company's ratings to specified levels. As of December 31, 2002, these treaties had approximately $294.7 million in reserves. Assets placed in trust continue to be owned by the Company, but their use is restricted based on the terms of the trust agreement. Securities with an amortized cost of $532.8 million were held in trust for the benefit of certain subsidiaries of the Company to satisfy collateral requirements for reinsurance business at December 31, 2002. Additionally, securities with an amortized cost of $931.6 million, as of December 31, 2002, were held in trust to satisfy collateral requirements under certain third-party reinsurance treaties. Under certain conditions, RGA may be obligated to move reinsurance from one RGA subsidiary company to another RGA subsidiary or make payments under the treaty. These conditions generally include unusual or remote circumstances, such as change in control, insolvency, nonperformance under a treaty, or loss of the reinsurance license of such subsidiary.

         The potential adverse effects of recapture rights are mitigated by the following factors: (i) recapture rights vary by treaty and the risk of recapture is a factor which is considered when pricing a reinsurance agreement; (ii) ceding companies generally may exercise their recapture rights only to the extent they have increased their retention limits for the reinsured policies; and (iii) ceding companies generally must recapture all of the policies eligible for recapture under the agreement in a particular year if any are recaptured, which prevents a ceding company from recapturing only the most profitable policies. In addition, when a ceding company increases its retention and recaptures reinsured policies, the reinsurer releases the reserves it maintained to support the recaptured portion of the policies.

CORPORATE STRUCTURE

         RGA is a holding company, the principal assets of which consist of the common stock of Reinsurance Company of Missouri, Incorporated ("RCM"), RGA Reinsurance Company (Barbados) Ltd. ("RGA Barbados"), RGA Life Reinsurance Company of Canada ("RGA Canada") and RGA Americas Reinsurance Company, Ltd. ("RGA Americas"), as well as investments in several other wholly-owned subsidiaries, subject to an ownership position greater than 50%. The primary sources of funds for RGA to make dividend distributions and to fund debt service obligations are dividends paid to RGA by its operating subsidiaries, securities maintained in its investment portfolio, and proceeds from securities offerings. RCM's primary sources of funds are dividend distributions paid by RGA Reinsurance Company ("RGA Reinsurance"), whose principal source of funds is derived from current operations. Dividends paid by the Company's reinsurance subsidiaries are subject to regulatory restrictions of the respective governing bodies where each reinsurance subsidiary is domiciled.

         As of December 31, 1998, the Company formally reported its accident and health division as a discontinued operation. The accident and health operations were placed into run-off and all treaties (contracts) were terminated at the earliest possible date. RGA gave notice to all reinsureds and retrocessionaires that all treaties were cancelled at the expiration of their term. The nature of the underlying risks is such that the claims may take years to reach the reinsurers involved. Thus, the Company expects to pay claims over a number of years as the level of business diminishes. The Company will report a loss to the extent claims exceed established reserves.

         Prior to January 1, 2003, the Company reported the results of its operations in five main operational segments segregated primarily by geographic region: U.S., Canada, Latin America, Asia Pacific, and Europe & South Africa. The Latin America, Asia Pacific, and Europe & South Africa segments were previously presented as one reportable segment, Other International. Effective January 1, 2003, as a result of the Company's declining presence in Argentina and changes in management responsibilities for part of the Latin America region, the Other International reportable segment no longer includes Latin America operations. Latin America results relating to the Argentine privatized pension business as well as direct insurance operations in Argentina are now reported in the Corporate and Other segment. The results for all other Latin America business, primarily traditional reinsurance business in Mexico, are reported as part of U.S. operations in the Traditional sub-segment. The Asia Pacific and Europe & South Africa operational segments are presented herein as one reportable segment, Other International. Prior period segment information has been reclassified to conform to this new presentation. The Company's discontinued accident and health operations are not reflected in the continuing operations of the Company. The Company measures segment performance primarily based on profit or loss from operations before income taxes.

         The U.S. operations represented 71.3% of the Company's consolidated net premiums in 2002. The U.S. operations market life reinsurance, reinsurance of asset-intensive products, and financial reinsurance primarily through RGA Reinsurance, principally to the largest life insurance companies in the U.S. Asset-intensive products primarily include reinsurance of corporate-owned life insurance and annuities. RGA Reinsurance, a Missouri domiciled stock life insurance company, is wholly owned by RCM, a wholly owned subsidiary of RGA.

         The Company's Canada operations, which represented 9.1% of consolidated net premiums in 2002, are conducted primarily through RGA Canada. The Canada operations assist clients with capital management activity and mortality risk management and provide traditional individual life reinsurance, including preferred underwriting products, as well as creditor and critical illness products.

         The Company's Europe & South Africa operations represented 11.5% of consolidated net premiums in 2002. This segment provides life and critical illness reinsurance to clients throughout Europe and South Africa through yearly renewable term and coinsurance agreements. These agreements may be either facultative or automatic agreements covering primarily individual products but also some group contracts. The Company conducts reinsurance through its wholly-owned United Kingdom subsidiary, RGA Reinsurance (UK) Limited ("RGA UK"), a South African wholly-owned subsidiary, RGA Reinsurance Company of South Africa, Limited ("RGA South Africa") and a representative office in Spain. Also in 2002, the Company opened a representative office in India to focus on the Indian market.

         The Company's Asia Pacific operations represented 8.1% of the Company's consolidated net premiums in 2002. The Company conducts reinsurance business in the Asia Pacific region through branch operations in Hong Kong and New Zealand, and representative offices in Japan, Taiwan, and South Korea. In January 1996, RGA formed RGA Australian Holdings Pty, Limited, a wholly-owned holding company, and RGA Reinsurance Company of Australia Limited ("RGA Australia"), a wholly-owned reinsurance company of RGA Australian Holdings Pty, Limited, licensed to assume life reinsurance in Australia. Business is also conducted through Malaysian Life Reinsurance Group Berhad ("MLRe"), a joint venture in Malaysia in which the Company holds a 30% interest. The principal types of reinsurance provided in the region are life, critical care, superannuation, and financial reinsurance. Superannuation funds accumulate retirement funds for employees, and in addition, offer life and disability insurance coverage.

         Corporate and Other operations include investment income on invested assets not allocated to support segment operations and undeployed proceeds from the Company's capital raising efforts, in addition to unallocated realized investment gains or losses. General corporate expenses consist of unallocated overhead and executive costs and interest expense related to debt and the $225.0 million, 5.75% mandatorily redeemable trust preferred securities. Additionally, the Corporate and Other operations segment includes results from the Company's Argentine privatized pension business, which is currently in run-off, and an insignificant amount of direct insurance operations in Argentina.

         RGA Barbados and RGA Americas were formed and capitalized in 1995 and 1999, respectively, providing reinsurance for a portion of certain business assumed by RGA Reinsurance and other RGA insurance subsidiaries, as well as assuming life reinsurance directly from clients.

SEGMENTS

         The Company obtains substantially all of its revenues through reinsurance agreements that cover a portfolio of life insurance products, including term life, credit life, universal life, whole life, and joint and last survivor insurance, as well as annuities, financial reinsurance, and direct premiums which include single premium pension annuities, universal life, and group life. Generally, the Company, through a subsidiary, has provided reinsurance and, to a lesser extent, insurance for mortality, morbidity, and lapse risks associated with such products. With respect to asset-intensive products, the Company has also provided reinsurance for investment-related risks. The following table sets forth the Company's premiums attributable to each of its segments for the periods indicated on both a gross assumed basis and net of premiums ceded to third-parties:

                        GROSS AND NET PREMIUMS BY SEGMENT
                                  (in millions)

                                                    Year Ended December 31,
                                                    -----------------------
                                     2002                     2001                     2000
                                     ----                     ----                     ----
                              Amount          %        Amount          %        Amount          %
                            ----------      -----    ----------      -----    ----------      -----
GROSS PREMIUMS:
U.S.                        $  1,671.7       71.7    $  1,382.4       74.7    $  1,224.4       75.3
Canada                           210.2        9.0         200.2       10.8         218.0       13.4
Europe & South Africa            272.0       11.7          96.2        5.2          30.5        1.9
Asia Pacific                     175.4        7.5         135.6        7.3         100.7        6.2
Corporate and Other                1.1        0.1          36.2        2.0          52.6        3.2
                            ----------      -----    ----------      -----    ----------      -----
            Total           $  2,330.4      100.0    $  1,850.6      100.0    $  1,626.2      100.0
                            ==========      =====    ==========      =====    ==========      =====
NET PREMIUMS:
U.S.                        $  1,411.5       71.3    $  1,238.1       74.5    $  1,051.2       74.9
Canada                           181.2        9.1         173.3       10.4         176.3       12.6
Europe & South Africa            226.9       11.5          94.8        5.7          29.7        2.1
Asia Pacific                     160.2        8.1         119.7        7.2          94.3        6.7
Corporate and Other                0.9          -          35.9        2.2          52.6        3.7
                            ----------      -----    ----------      -----    ----------      -----
            Total           $  1,980.7      100.0    $  1,661.8      100.0    $  1,404.1      100.0
                            ==========      =====    ==========      =====    ==========      =====

         The following table sets forth selected information concerning assumed reinsurance business in force by segment for the indicated periods. (The term "in force" refers to insurance policy face amounts or net amounts at risk.)

                    REINSURANCE BUSINESS IN FORCE BY SEGMENT
                                  (in billions)

                                              Year Ended December 31,
                                              -----------------------
                                   2002                   2001                   2000
                                   ----                   ----                   ----
                            Amount         %       Amount         %       Amount         %
                           --------      -----    --------      -----    --------      -----
U.S.                       $  544.7       71.8    $  475.6       77.2    $  425.1       77.9
Canada                         64.5        8.5        55.8        9.1        54.3       10.0
Europe & South Africa          92.7       12.2        40.5        6.6         2.4        0.4
Asia Pacific                   57.0        7.5        44.1        7.1        31.9        5.8
Corporate and Other               -          -           -          -        32.2        5.9
                           --------      -----    --------      -----    --------      -----
     Total                 $  758.9      100.0    $  616.0      100.0    $  545.9      100.0
                           ========      =====    ========      =====    ========      =====

         Reinsurance business in force reflects the addition or acquisition of new reinsurance business, offset by terminations (e.g., voluntary surrenders of underlying life insurance policies, lapses of underlying policies, deaths of insureds, and the exercise of recapture options), changes in foreign exchange, and any other changes in the amount of insurance in force. As a result of terminations, assumed in force amounts at risk of $91.3 billion, $98.0 billion, and $59.3 billion were released in 2002, 2001, and 2000, respectively.

         The following table sets forth selected information concerning assumed new business volume by segment for the indicated periods. (The term "volume" refers to insurance policy face amounts or net amounts at risk.)

                         NEW BUSINESS VOLUME BY SEGMENT
                                  (in billions)

                                                  Year Ended December 31,
                                                  -----------------------
                                   2002                   2001                   2000
                                   ----                   ----                   ----
                            Amount        %        Amount         %       Amount         %
                           --------    -------    --------      -----    --------      -----
U.S.                       $  150.3       65.4    $  109.7       64.1    $  125.3       77.8
Canada                         11.3        4.9         8.5        5.0        13.8        8.6
Europe & South Africa          56.3       24.4        33.6       19.6         0.6        0.4
Asia Pacific                   12.1        5.3        19.3       11.3         9.7        6.0
Corporate and Other               -          -           -          -        11.7        7.2
                           --------    -------    --------      -----    --------      -----
        Total              $  230.0      100.0    $  171.1      100.0    $  161.1      100.0
                           ========    =======    ========      =====    ========      =====

         Additional information regarding the operations of the Company's segments and geographic operations is contained in Note 17 to the Consolidated Financial Statements.

U.S. Operations

         The U.S. operations represented 71.3%, 74.5%, and 74.9% of the Company's net premiums in 2002, 2001, and 2000, respectively. The U.S. operations market life reinsurance, reinsurance of asset-intensive products and financial reinsurance primarily to the largest U.S. life insurance companies.

         Traditional

         The U.S. traditional reinsurance sub-segment provides life reinsurance to domestic clients for a variety of life products through yearly renewable term agreements, coinsurance, and modified coinsurance. This business has been accepted under many different rate scales, with rates often tailored to suit the underlying product and the needs of the ceding company. Premiums typically vary for smokers and non-smokers, males and females, and may include a preferred underwriting class discount. Reinsurance premiums are paid in accordance with the treaty, regardless of the premium mode for the underlying primary insurance. This business is made up of facultative and automatic treaty business.

         In addition, several of the Company's U.S. clients have purchased life insurance policies insuring the lives of their executives. These policies have generally been issued to fund deferred compensation plans and have been reinsured with the Company. As of December 31, 2002, reinsurance of such policies was reflected in interest-sensitive contract reserves of approximately $896.6 million and policy loans of $841.1 million.

         The U.S. facultative reinsurance operation involves the assessment of the risks inherent in (i) multiple impairments, such as heart disease, high blood pressure, and diabetes; (ii) cases involving large policy face amounts; and (iii) financial risk cases, i.e., cases involving policies disproportionately large in relation to the financial characteristics of the proposed insured. The U.S. operation's marketing efforts have focused on developing facultative relationships with client companies because management believes facultative reinsurance represents a substantial segment of the reinsurance activity of many large insurance companies and also serves as an effective means of expanding the U.S. operation's automatic business. In 2002, 2001, and 2000, approximately 21.6%, 21.8%, and 28.9%, respectively, of the U.S. gross premiums were written on a facultative basis. The U.S. operations have emphasized personalized service and prompt response to requests for facultative risk assessment. The amount of facultative business as a percent of premiums has decreased over the past several years due to the increase in premiums from automatic treaties on in force business.

         Only a portion of approved facultative applications result in paid reinsurance. This is because applicants for impaired risk policies often submit applications to several primary insurers, which in turn seek facultative reinsurance from several reinsurers. Ultimately, only one insurance company and one reinsurer are likely to obtain the business. The Company tracks the percentage of declined and placed facultative applications on a client-by-client basis and generally works with clients to seek to maintain such percentages at levels deemed acceptable.

         Mortality studies performed by the Company have shown that its facultative mortality experience is comparable to its automatic mortality experience relative to expected mortality rates. Because the Company applies its underwriting standards to each application submitted to it facultatively, it generally does not require ceding companies to retain a portion of the underlying risk when business is written on a facultative basis.

         Automatic business, including financial reinsurance treaties, is generated pursuant to treaties, which generally require that the underlying policies meet the ceding company's underwriting criteria, although a number of such policies may be rated substandard. In contrast to facultative reinsurance, reinsurers do not engage in underwriting assessments of the risks assumed through an automatic treaty.

         Because the Company does not apply its underwriting standards to each policy ceded to it under automatic treaties, the U.S. operations generally require ceding companies to keep a portion of the business written on an automatic basis, thereby increasing the ceding companies' incentives to underwrite risks with due care and, when appropriate, to contest claims diligently.

         Asset-Intensive Business

         Reinsurance business in which the investment risk is reinsured is referred to as asset-intensive business. Asset-intensive business includes the reinsurance of corporate-owned life insurance and annuities. Most of these agreements are coinsurance or modified coinsurance of non-mortality risks such that the Company recognizes profits or losses primarily from the spread between the investment earnings and the interest credited on the underlying deposit liabilities. As of December 31, 2002, reinsurance of such policies was reflected in interest-sensitive contract liabilities of approximately $2.5 billion.

         Asset-intensive business that does not produce mortality risk (annuities) is normally limited by size of the deposit, from any one depositor. Business that does produce mortality risks (corporate-owned and bank-owned life insurance) normally involves a large number of insureds associated with each deposit. Underwriting of these deposits also limits the size of any one deposit but the individual policies associated with any one deposit are typically issued within pre-set guaranteed issue parameters. A significant amount of this business is written on a modified coinsurance or coinsurance with funds withheld basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Investments" and Note 5 to the Consolidated Financial Statements for additional information.

         The Company looks for highly rated, financially secure companies as clients for asset-intensive business. These companies may wish to limit their own exposure to certain products. Ongoing asset/liability analysis is required for the management of asset-intensive business. The Company performs this analysis itself, in conjunction with asset/liability analysis performed by the ceding companies.

         Financial Reinsurance

         The Company's financial reinsurance sub-segment assists ceding companies in meeting applicable regulatory requirements while enhancing the ceding companies' financial strength and regulatory surplus position. The Company commits cash or assumes insurance liabilities from the ceding companies. Generally, such amounts are offset by receivables from ceding companies that are repaid by the future profits from the reinsured block of business. The Company structures its financial reinsurance transactions so that the projected future profits of the underlying reinsured business significantly exceed the amount of regulatory surplus provided to the ceding company.

         The Company primarily targets highly rated insurance companies for financial reinsurance due to the credit risk associated with this business. A careful analysis is performed before providing any surplus enhancement to the ceding company. This analysis assures that the Company understands the risks of the underlying insurance product and that the surplus has a high likelihood of being repaid through the future profits of the business. If the future profits of the business are not sufficient to repay the Company or if the ceding company becomes financially distressed and is unable to make payments under the treaty, the Company may incur losses. A staff of actuaries and accountants tracks experience for each treaty on a quarterly basis in comparison to expected models. The Company also retrocedes most of its financial reinsurance business to other insurance companies to alleviate the strain on statutory surplus created by this business.

         Customer Base

         The U.S. reinsurance operation markets life reinsurance primarily to the largest U.S. life insurance companies and currently has treaties with most of the largest 100 companies. These treaties generally are terminable by either party on 90 days written notice, but only with respect to future new business; existing business generally is not terminable, unless the underlying policies terminate or are recaptured. In 2002, 53 clients generated annual gross premiums of $5 million or more for the Company and the aggregate gross premiums from these clients represented approximately 74.5% of 2002 U.S. life gross premiums. For the purpose of this disclosure, companies that are within the same holding company structure are combined.

         In 2002, no single non-affiliated U.S. client accounted for more than 10% of the Company's consolidated gross premiums; however, one non-affiliated U.S. client ceded more than 5% of U.S. life gross premiums. The client ceded $92.1 million or 5.5% of U.S. operations gross premiums in 2002.

         MetLife and its affiliates generated approximately $262.8 million or 15.7% of U.S. operation's gross premium for 2002.

         Operations

         During 2002, substantially all gross U.S. life business was obtained directly, rather than through brokers. The Company has an experienced marketing staff that works to maintain existing relationships and to provide responsive service.

         The Company's auditing, valuation and accounting departments are responsible for treaty compliance auditing, financial analysis of results, generation of internal management reports, and periodic audits of administrative practices and records. A significant effort is focused on periodic audits of administrative and underwriting practices, records, and treaty compliance of reinsurance clients.

         The Company's claims department (i) reviews and verifies reinsurance claims, (ii) obtains the information necessary to evaluate claims, (iii) determines the Company's liability with respect to claims, and (iv) arranges for timely claims payments. Claims are subjected to a detailed review process to ensure that the risk was properly ceded, the claim complies with the contract provisions, and the ceding company is current in the payment of reinsurance premiums to the Company's operations. The claims department also investigates claims generally for evidence of misrepresentation in the policy application and approval process. In addition, the claims department monitors both specific claims and the overall claims handling procedure of ceding companies.

         Claims personnel work closely with their counterparts at client companies to attempt to uncover fraud, misrepresentation, suicide, and other situations where the claim can be reduced or eliminated. By law, the ceding company cannot contest claims made after two years of the issuance of the underlying insurance policy. By developing good working relationships with the claims departments of client companies, major claims or problem claims can be addressed early in the investigation process. Claims personnel review material claims presented to the Company in detail to find potential mistakes such as claims ceded to the wrong reinsurer and claims submitted for improper amounts.

Canada Operations

         The Canada operations represented 9.1%, 10.4%, and 12.6% of the Company's net premiums in 2002, 2001, and 2000, respectively. In 2002, the Canadian life operations assumed $11.3 billion in new business, all of which resulted from recurring new business. Approximately 88% of the 2002 recurring new business was written on an automatic basis.

         The Company operates in Canada primarily through RGA Canada, a wholly-owned company. RGA Canada is a leading life reinsurer in Canada assisting clients with capital management activity and mortality risk management and is primarily engaged in traditional individual life reinsurance, including preferred underwriting products, as well as creditor and critical illness products. Approximately 90% of RGA Canada's premium income is derived from life reinsurance products.

         Clients include most of the life insurers in Canada. During 2002, two clients accounted for more than 10% of the Canada operation's gross premiums, consisting of $62.5 million and $26.5 million, or 29.7% and 12.6%, respectively. Six other clients, including General American, a related party, individually accounted for more than 5% of Canada's gross premiums. The Canada operations compete with a small number of individual and group life reinsurers primarily on the basis of price, service, and financial strength.

         RGA Canada has two offices and maintains a staff of seventy-three people at the Montreal office and seventeen people at the office in Toronto. RGA Canada employs its own underwriting, actuarial, claims, pricing, accounting, systems, marketing and administrative staff.

Europe & South Africa Operations

         The Europe & South Africa operations represented 11.5%, 5.7%, and 2.1% of the Company's net premiums in 2002, 2001, and 2000, respectively. This segment provides life reinsurance to clients located in Europe (primarily in the United Kingdom and Spain) and South Africa. The principal type of reinsurance being provided has been life reinsurance for a variety of life products through yearly renewable term and coinsurance agreements and the reinsurance of accelerated critical illness coverage (pays on the earlier of death or diagnosis of a pre-defined critical illness). These agreements may be either facultative or automatic agreements. During 2002, two clients of the Company's UK operations generated approximately $156.4 million, or 57.5% of the total gross premiums for the Europe & South Africa operations.

         During 2000, RGA UK obtained approval as a licensed United Kingdom life reinsurer, operating in the United Kingdom. In the United Kingdom, an increasing number of insurers are ceding the mortality and accelerated critical illness covers of individual life products on a quota share basis creating reinsurance opportunities. The reinsurers present in the market include the main global players with which RGA competes in other markets as well.

         In 1998, the Company established RGA South Africa, with offices in Cape Town and Johannesburg to promote life reinsurance in South Africa. In South Africa, the Company's subsidiary has managed to establish a substantial position in the individual facultative market, through excellent service and competitive pricing as well as gaining an increasing share in the automatic market. Also, life reinsurance is provided to Group Covers. The Company is concentrating on the life insurance market, as opposed to competitors that are also in the health market. The Company has a small portion of accelerated critical illness business in South Africa.

         In Spain, the Company has business relationships with more than twenty of the leading companies covering both individual and group life business. In 2002, RGA opened a representative office in India.

         The Company's subsidiaries in the United Kingdom and South Africa employ their own underwriting, actuarial, claims, pricing, accounting, marketing, and administration staff with additional support provided by the Company's St. Louis operations. Divisional management through RGA International Corporation (Nova Scotia ULC) ("RGA International") based in Toronto, provides additional services for existing and future markets. The Toronto staff consists of eleven people, operations in the United Kingdom maintains a staff of twenty-six people, RGA South Africa maintains a staff of thirty-two people, five people are on staff in the Spain office and four in the India office.

Asia Pacific Operations

         The Asia Pacific operations represented 8.1%, 7.2%, and 6.7% of the Company's net premiums in 2002, 2001, and 2000, respectively. The Company has a presence in the Asia Pacific region with licensed branch offices in Hong Kong and New Zealand and representative offices in Tokyo, Taiwan, and South Korea, and a regional office in Sydney. The Company also established a reinsurance subsidiary in Australia in January 1996. During 2002, two clients, one each in Australia and Hong Kong, generated approximately $52.9 million, or 30.2% of the total gross premiums for the Asia Pacific operations.

         Within the Asia Pacific segment, eight people are on staff in the Hong Kong office, thirteen people are on staff in the Japan office, seven people are on staff in the Taiwan office, four people are on staff in the South Korean Office, five people are on staff in the Sydney regional office and RGA Australian Holdings maintains a staff of twenty-five people. The Hong Kong, Tokyo, Taiwan, and South Korea offices primarily provide marketing and underwriting services to the direct life insurance companies with other service support provided directly by the Company's St. Louis and Sydney regional operations. RGA Australia directly maintains its own underwriting, actuarial, claims, pricing, accounting, systems, marketing, and administration service with additional support provided by the Company's St. Louis and Sydney regional operations.

Corporate and Other

         Corporate and Other operations include investment income on invested assets not allocated to support segment operations and undeployed proceeds from the Company's capital raising efforts, in addition to unallocated realized investment gains or losses. General corporate expenses consist of unallocated overhead and executive costs and interest expense related to debt and the $225.0 million, 5.75% mandatorily redeemable trust preferred securities. Additionally, the Corporate and Other operations segment includes results from the Company's Argentine privatized pension business, which is currently in run-off, and an insignificant amount of direct insurance operations in Argentina. Since 1999, the Company has reduced its participation in privatized pension products and effective July 1, 2001, the Company ceased renewal of reinsurance treaties associated with privatized pension contracts in Argentina because of adverse experience on this business, as several aspects of the pension fund claims flow did not develop as was contemplated when the reinsurance programs were initially priced.

         Direct insurance has been generated primarily from subsidiaries in Argentina and Chile. During April 2000, the Company sold its Chilean interests. The Company's net investment in its Argentinean subsidiary was approximately $7.2 million as of December 31, 2002.

Discontinued Operations

         As of December 31, 1998, the Company formally reported its accident and health division as a discontinued operation. More information about the Company's discontinued accident and health divisions may be found in Note 21 to the Consolidated Financial Statements.

FINANCIAL INFORMATION ABOUT FOREIGN OPERATIONS

         The Company's foreign operations are primarily in Canada, the Asia Pacific region (including Australia) and Europe & South Africa. Revenue, income
(loss) which includes net realized gains (losses) before income tax, interest expense, depreciation and amortization, and identifiable assets attributable to these geographic regions are identified in Note 17 to the Consolidated Financial Statements.

PROPERTIES

U.S. segment and Corporate and Other segment

         RGA Reinsurance houses its employees and the majority of RGA's officers in approximately 136,000 square feet of office space at 1370 Timberlake Manor Parkway, Chesterfield, Missouri. These premises are leased through August 31, 2009, at annual rents ranging from approximately $2,500,000 to $2,800,000. RGA Reinsurance also conducts business from approximately 1,400 square feet of office space in Norwalk, Connecticut and North Palm Beach, Florida. These premises are leased through December 2003, at an annual rent of approximately $36,000. RGA Reinsurance also leases approximately 2,000 square feet of office space in Mexico at an annual rent of approximately $60,000. GA Argentina, part of the Corporate and Other segment, conducts business from approximately 5,400 square feet of office space in Buenos Aires. These premises are leased through July 2005, at annual rents of approximately $19,000.

Canada segment

         RGA Canada conducts business from approximately 29,000 square feet of office space in Montreal and Toronto, Canada. These premises are leased through November 2016, at annual rents ranging from approximately $345,000 to $490,000.

Other International segment

         RGA Reinsurance also conducts business from a total of approximately 14,000 square feet of office space in Madrid, Hong Kong, Tokyo, Taipei, Seoul, and Mumbai. These premises are leased through October 2005, at annual rents of approximately $799,000. RGA International conducts business from approximately 9,800 square feet of office space in Toronto. These premises are leased through August 2007, at annual rents of approximately $338,000. RGA UK conducts business from approximately 3,000 square feet of office space in London. These premises are leased through September 2009, at annual rents of approximately $290,000. RGA South Africa conducts business from approximately 10,900 square feet of office space in Cape Town and Johannesburg. These premises are leased through September 2004, at annual rents of approximately $144,000. RGA Australia conducts business from approximately 9,000 square feet of office space in Sydney. These premises are leased through July 2009, at annual rents of approximately $219,000.

         The Company believes its facilities have been generally well maintained and are in good operating condition. The Company believes the facilities are sufficient for our current and projected future requirements.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

         This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance, and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as "we," "us," or "our"). The words "intend," "expect," "project," "estimate," "predict," "anticipate," "should," "believe," and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

         Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) material changes in mortality and claims experience, (2) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (3) competitive factors and competitors' responses to our initiatives, (4) general economic conditions affecting the demand for insurance and reinsurance in our current and planned markets, (5) changes in our financial strength and credit ratings or those of MetLife or General American Life Insurance Company ("General American"), and their respective affiliates, and the effect of such changes on our future results of operations and financial condition, (6) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (7) changes in investment portfolio yields or values due to interest rate or credit quality changes, (8) the stability of governments and economies in the markets in which we operate, (9) adverse litigation or arbitration results, (10) the success of our clients, (11) successful execution of our entry into new markets, (12) successful development and introduction of new products and distribution opportunities, (13) regulatory action that may be taken by state Departments of Insurance with respect to us, MetLife, or General American,
(14) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, and (15) other risks and uncertainties described in this Annual Report and in our other filings with the Securities and Exchange Commission ("SEC").

         Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and the cautionary statements described in the periodic reports we file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of these risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to consult the sections named "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" contained in our Registration Statement on Form S-3 filed with the SEC on August 25, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Reinsurance Group of America, Incorporated ("RGA") is an insurance holding company formed December 31, 1992. On December 31, 2002, Equity Intermediary Company, a Missouri holding company, directly owned approximately 48.8% of the outstanding shares of common stock of RGA. Equity Intermediary Company is a wholly-owned subsidiary of General American Life Insurance Company ("General American"), a Missouri life insurance company, which in turn is a wholly owned subsidiary of GenAmerica Financial Corporation ("GenAmerica"), a Missouri corporation. GenAmerica was acquired and became a wholly-owned subsidiary of MetLife, a New York life insurance company, on January 6, 2000. As a result of MetLife's ownership of GenAmerica and its own direct investment in RGA, MetLife beneficially owns 59.1% of the outstanding shares of common stock of RGA at December 31, 2002.

         The consolidated financial statements include the assets, liabilities, and results of operations of RGA, Reinsurance Company of Missouri, Incorporated ("RCM"), RGA Reinsurance Company (Barbados) Ltd. ("RGA Barbados"), RGA Life Reinsurance Company of Canada ("RGA Canada") and RGA Americas Reinsurance Company, Ltd. ("RGA Americas"), as well as several other subsidiaries and a joint venture, subject to an ownership position of greater than fifty percent (collectively, the "Company").

Critical Accounting Policies

         The Company's accounting policies are described in Note 2 to the Consolidated Financial Statements. The Company believes its most critical accounting policies include the capitalization and amortization of deferred acquisition costs, the establishment of liabilities for future policy benefits, other policy claims and benefits, including incurred but not reported claims, the valuation of investment impairments, and the establishment of arbitration or litigation reserves. The balances of these accounts are significant to the Company's financial position and require extensive use of assumptions and estimates, particularly related to the future performance of the underlying business.

         Additionally, for each of its reinsurance contracts, the Company must determine if the contract provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. The Company must review all contractual features, particularly those that may limit the amount of insurance risk to which the Company is subject or features that delay the timely reimbursement of claims. If the Company determines that a contract exposes it to a reasonable possibility of a significant loss from insurance risk only under remote circumstances, the Company records the contract on a deposit method of accounting with the net amount payable / receivable reflected in other reinsurance assets or liabilities on the consolidated balance sheet. Fees earned on the contracts are reflected as other revenues, as opposed to premiums, on the consolidated statements of income.

         Costs of acquiring new business, which vary with and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums or gross profits. Deferred policy acquisition costs ("DAC") reflect our expectations about the future experience of the business in force and include commissions and allowances as well as certain costs of policy issuance and underwriting. Some of the assumptions that can affect the carrying value of DAC include mortality, interest spreads and policy lapse rates. The Company performs periodic tests to determine that DAC remains recoverable, and the cumulative amortization is re-estimated and, if necessary, adjusted by a cumulative charge or credit to current operations. For the years ended December 31, 2002 and 2001, the Company reflected charges of $1.0 million and $3.1 million, respectively, for unrecoverable deferred policy acquisition costs. No such charges were reflected in 2000 results. As of December 31, 2002, the Company estimates that approximately 50 percent of its DAC balance is collateralized by surrender fees due to the Company and the reduction of policy liabilities, in excess of termination values, upon surrender or lapse of a policy.

         The Company periodically reviews actual and anticipated experience compared to the assumptions used to establish policy benefits. The Company establishes premium deficiency reserves if actual and anticipated experience indicates that existing policy liabilities together with the present value of future gross premiums will not be sufficient to cover the present value of future benefits, settlement and maintenance costs and to recover unamortized acquisition costs. The premium deficiency reserve is established by a charge to income, as well as a reduction in unamortized acquisition costs and, to the extent there are no unamortized acquisition costs, an increase in future policy benefits.

         Claims payable for incurred but not reported losses are determined using case basis estimates and lag studies of past experience. These estimates are periodically reviewed and required adjustments to such estimates are reflected in current operations.

         The Company primarily invests in fixed maturity securities. The Company monitors its fixed maturity securities to determine impairments in value. In conjunction with its external investment managers, the Company evaluates factors such as the financial condition of the issuer, payment performance, the extent to which the market value has been below amortized cost, compliance with covenants, general market conditions and industry sector, the intent and ability to hold securities, and various other subjective factors. Securities, based on management's judgments, with an other than temporary impairment in value are written down to management's estimate of net realizable value.

         Differences in actual experience compared with the assumptions and estimates utilized in the justification of the recoverability of deferred acquisition costs, in establishing reserves for future policy benefits and claim liabilities, or in the determination of other than temporary impairments to investment securities can have a material impact on the Company's results of operations and financial condition.

         The Company is currently a party to various litigation and arbitrations. While it is not feasible to predict or determine the ultimate outcome of the pending litigation or arbitrations or provide reasonable ranges of potential losses, it is the opinion of management, after consultation with counsel, that their outcomes, after consideration of the provisions made in the Company's consolidated financial statements, would not have a material adverse effect on its consolidated financial position. See Note 21 to the Consolidated Financial Statements.

Results of Operations

         The Company derives revenues primarily from renewal premiums from existing reinsurance treaties, new business premiums from existing or new reinsurance treaties, income earned on invested assets, and fees earned on financial reinsurance.

         The Company's primary business is life reinsurance, which involves reinsuring life insurance policies that are often in force for the remaining lifetime of the underlying individuals insured, with premiums earned typically over a period of 10 to 30 years. Each year, however, a portion of the business under existing treaties terminates due to, among other things, lapses or surrenders of underlying policies, deaths of policyholders, and the exercise of recapture options by the ceding companies.

         Assumed insurance in force for the Company increased $142.9 billion to $758.9 billion at December 31, 2002. Assumed new business production for 2002 totaled $230.0 billion compared to $171.1 billion in 2001 and $161.1 billion in 2000.

         As is customary in the reinsurance business, life insurance clients continually update, refine, and revise reinsurance information provided to the Company. Such revised information is used by the Company in the preparation of its financial statements and the financial effects resulting from the incorporation of revised data are reflected currently.

         The Company's profitability primarily depends on the volume and amount of death claims incurred. While death claims are reasonably predictable over a period of many years, claims become less predictable over shorter periods and are subject to significant fluctuation from quarter to quarter and year to year. The Company maintains catastrophe insurance as described below in paragraph B(i) of this Item 5.

         The Company has foreign currency risk on business conducted in foreign currencies to the extent that the exchange rates of the foreign currencies are subject to adverse change over time. Additionally, the Company is exposed to the economic and political risk associated with its net investment in foreign locations. The Company's most significant foreign operations are in Canada. The exchange rate from Canadian to U.S. currency was 0.6362, 0.6277, and 0.6676 at December 31, 2002, 2001, and 2000, respectively. The business generated from the Asia Pacific region is primarily denominated in U.S. dollars, Australian dollars, and Japanese yen. Additionally, the Company reinsures business in other international currencies including the Great British pound and South African rand.

         Since December 31, 1998, the Company has formally reported its accident and health division as a discontinued operation. The accident and health business was placed into run-off, and all treaties were terminated at the earliest possible date. Notice was given to all cedants and retrocessionaires that all treaties were being cancelled at the expiration of their terms. The nature of the underlying risks is such that the claims may take several years to reach the reinsurers involved. Thus, the Company expects to pay claims over a number of years as the level of business diminishes. The Company will report a loss to the extent claims exceed established reserves. During 2002, the accident and health division reported a net loss of $5.7 million due to claim payments in excess of established reserves and legal fees. See Note 21 to the Consolidated Financial Statements.

         Prior to January 1, 2003, the Company reported the results of its operations in five main operational segments segregated primarily by geographic region: U.S., Canada, Latin America, Asia Pacific, and Europe & South Africa. The Latin America, Asia Pacific, and Europe & South Africa segments were previously presented as one reportable segment, Other International. Effective January 1, 2003, as a result of the Company's declining presence in Argentina and changes in management responsibilities for part of the Latin America region, the Other International reportable segment no longer includes Latin America operations. Latin America results relating to the Argentine privatized pension business as well as direct insurance operations in Argentina are now reported in the Corporate and Other segment. The results for all other Latin America business, primarily traditional reinsurance business in Mexico, are reported as part of U.S. operations in the Traditional sub-segment. The Asia Pacific and Europe & South Africa operational segments are presented herein as one reportable segment, Other International. Prior period segment information has been reclassified to conform to this new presentation. The U.S. operations provide traditional life, asset-intensive, and financial reinsurance to domestic clients. Asset-intensive products primarily include reinsurance of corporate-owned life insurance and annuities. The Canada operations provide insurers with reinsurance of traditional life products as well as reinsurance of creditor and critical illness products. Asia Pacific operations provide primarily traditional life reinsurance and, to a lesser extent, financial reinsurance through RGA Reinsurance Company of Australia, Limited ("RGA Australia") and RGA Reinsurance Company ("RGA Reinsurance"). Europe & South Africa operations include traditional life reinsurance and critical illness business from Europe & South Africa, in addition to other markets being developed by the Company. The Company's discontinued accident and health operations are not reflected in the continuing operations of the Company. The Company measures segment performance based on profit or loss from operations before income taxes.

         Consolidated income from continuing operations increased 222.1% in 2002 to $128.5 million and decreased 62.3% in 2001 to $39.9 million. Diluted earnings per share from continuing operations were $2.59 for 2002 compared to $0.80 for 2001 and $2.12 for 2000. Earnings during these years were attributed primarily to the traditional reinsurance in the U.S. and Canada. Earnings during 2001 were adversely affected by the terrorist attacks of September 11, 2001, investment losses on sales and impairments of investment securities, the accrual of additional reserves to support the Company's reinsurance of Argentine pension business, and higher than expected mortality results in the U.S. operations.

         Consolidated investment income increased 10.0% during 2002 and increased 4.3% during 2001. The increase in 2002 and 2001 was related to an increase in the invested asset base due to positive cash flows from operations and deposits from several new annuity reinsurance treaties, offset, in part, by a drop in the invested asset yield primarily due to a decline in prevailing interest rates. Investment income during 2001 was affected by the write-off of accrued investment income associated with the write-down of impaired securities as well as the general decline in interest rates. The cost basis of invested assets increased by $1.4 billion, or 27.5% in 2002 and increased $0.6 billion, or 13.0% in 2001. The increase in the cost basis of invested assets during 2001 was primarily a result of proceeds from the Company's capital raising efforts in December 2001, in addition to the factors previously discussed. The average yield earned on investments was 6.51% in 2002, compared with 6.79% in 2001, and 7.30% in 2000. The average yield will vary from year to year depending on a number of variables, including prevailing interest rate fluctuations, changes in the mix of asset-intensive products, and yields related to funds withheld at interest. Investment income is allocated to the segments based upon average assets and related capital levels deemed appropriate to support the segment business volumes.

         The consolidated provision for income taxes for continuing operations represented approximately 33.8%, 39.7%, and 39.6% of pre-tax income for 2002, 2001, and 2000, respectively. The effective tax rate for 2002 includes the effect of a $2.0 million reduction in tax liabilities subsequent to a settlement of an IRS audit. The effective tax rate for 2001 and 2000 was affected by realized capital losses domestically and operating losses from foreign subsidiaries for which deferred tax assets cannot be fully established. The Company calculated a tax benefit of $3.1 million, $3.7 million, and $15.1 million related to the discontinued operations in 2002, 2001, and 2000, respectively. The effective tax rate on the discontinued operations was 35.1% in 2002 and 35.0% in 2001 and 2000.

         Further discussion and analysis of the results for 2002 compared to 2001 and 2000 are presented by segment. Certain prior year amounts have been reclassified to conform to the current year presentation.

U.S. Operations

FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands)                                                                    ASSET-          FINANCIAL          TOTAL
                                                             TRADITIONAL        INTENSIVE        REINSURANCE          U.S.
                                                             ----------------------------------------------------------------
REVENUES:
  Net premiums                                               $ 1,407,751       $     3,786       $         -      $ 1,411,537
  Investment income, net of related expenses                     161,869           110,019               191          272,079
  Realized investment losses, net                                 (6,194)           (4,135)                -          (10,329)
  Other revenues                                                   2,802             7,277            26,586           36,665
                                                             ----------------------------------------------------------------
     Total revenues                                            1,566,228           116,947            26,777        1,709,952
BENEFITS AND EXPENSES:
  Claims and other policy benefits                             1,097,998            17,376                 -        1,115,374
  Interest credited                                               56,675            65,504                 -          122,179
  Policy acquisition costs and other insurance expenses          228,800            18,560             8,196          255,556
  Other operating expenses                                        30,505             1,242             9,295           41,042
                                                             ----------------------------------------------------------------
       Total benefits and expenses                             1,413,978           102,682            17,491        1,534,151

       Income before income taxes                            $   152,250       $    14,265       $     9,286      $   175,801
                                                             ----------------------------------------------------------------

FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands)                                                                   ASSET-          FINANCIAL         TOTAL
                                                             TRADITIONAL        INTENSIVE       REINSURANCE         U.S.
                                                             ---------------------------------------------------------------
REVENUES:
  Net premiums                                               $ 1,234,817       $     3,248      $         -      $ 1,238,065
  Investment income, net of related expenses                     152,068            93,252              474          245,794
  Realized investment gains (losses), net                        (30,764)            1,193                -          (29,571)
  Other revenues                                                   2,344             2,379           25,958           30,681
                                                             ---------------------------------------------------------------
     Total revenues                                            1,358,465           100,072           26,432        1,484,969
BENEFITS AND EXPENSES:
  Claims and other policy benefits                               983,460             4,658                -          988,118
  Interest credited                                               52,428            58,087                -          110,515
  Policy acquisition costs and other insurance expenses          187,422            21,632            9,925          218,979
  Other operating expenses                                        34,056               740            7,980           42,776
                                                             ---------------------------------------------------------------
       Total benefits and expenses                             1,257,366            85,117           17,905        1,360,388

       Income before income taxes                            $   101,099       $    14,955      $     8,527      $   124,581
                                                             ---------------------------------------------------------------

FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands)                                                                   ASSET-           FINANCIAL          TOTAL
                                                             TRADITIONAL        INTENSIVE        REINSURANCE          U.S.
                                                             -----------------------------------------------------------------
REVENUES:
  Net premiums                                               $ 1,048,926       $     2,216       $         -       $ 1,051,142
  Investment income, net of related expenses                     141,036            89,001               (37)          230,000
  Realized investment losses, net                                (12,227)           (1,066)                -           (13,293)
  Other revenues                                                     317               686            16,370            17,373
                                                              ----------------------------------------------------------------
     Total revenues                                            1,178,052            90,837            16,333         1,285,222
BENEFITS AND EXPENSES:
  Claims and other policy benefits                               800,791               (95)                -           800,696
  Interest credited                                               48,573            55,006                 -           103,579
  Policy acquisition costs and other insurance expenses          152,320            23,446             5,457           181,223
  Other operating expenses                                        28,285               802             3,274            32,361
                                                             -----------------------------------------------------------------
       Total benefits and expenses                             1,029,969            79,159             8,731         1,117,859

       Income before income taxes                            $   148,083       $    11,678       $     7,602       $   167,363
                                                             -----------------------------------------------------------------

         Income before taxes for the U. S. operations segment totaled $175.8 million for 2002 compared to $124.6 million in 2001 and $167.4 million in 2000. Strong growth in revenue in the traditional sub-segment contributed to the increase in income for 2002. Income was down in 2001 due primarily to unfavorable claims experience, higher realized net investment losses, and claims arising from the terrorist attacks of September 11, 2001.

         Traditional Reinsurance

         The U.S. traditional sub-segment is the oldest and largest sub-segment of the Company. This sub-segment provides life reinsurance to domestic clients for a variety of life products through yearly renewable term agreements, coinsurance and modified coinsurance agreements. These reinsurance arrangements may be either facultative or automatic agreements. During 2002 production totaled $150.3 billion face amount of new business, compared to $109.7 billion in 2001 and $125.3 billion in 2000. The strong growth in production was realized on both new and existing treaties. Management believes industry consolidation, demutualizations, and the trend toward reinsuring mortality risks should continue to provide opportunities for growth.

         Income before income taxes for U.S. traditional reinsurance increased 50.6% in 2002 and decreased 31.7% in 2001. The variances in income for the comparable periods are primarily due to $16.1 million in net claims associated with the terrorist attacks on September 11, 2001, higher realized losses on investment securities in 2001, and generally higher mortality. Also contributing to the increase in 2002 was the continued growth in premiums.

         Net premiums for U.S. traditional reinsurance increased 14.0% in 2002 and 17.7% in 2001. New premiums from facultative and automatic treaties and renewal premiums on existing blocks of business all contributed to the growth. The increased premium reflects the growth of total U.S. business in force, which grew to $544.7 billion in 2002, a 14.5% increase over the prior year. Premium levels are significantly influenced by large transactions and reporting practices of ceding companies and therefore can fluctuate from period to period.

         Net investment income increased 6.4% and 7.8% in 2002 and 2001, respectively. The increase in both years is due to growth in the invested asset base, primarily due to increased operating cash flows on traditional reinsurance, which was partially offset by lower yields, primarily as a result of a general decline in interest rates.

         Realized investment losses of $6.2 million were reported in 2002 compared to $30.8 million and $12.2 million in 2001 and 2000, respectively.

         Claims and other policy benefits, as a percentage of net premiums, were 78.0%, 79.6%, and 76.3% in 2002, 2001, and 2000, respectively. The decrease in 2002 and the increase in the 2001 loss ratios, were affected by $16.1 million in claims related to the events of September 11, 2001. The lower percentage in 2000 is the result of favorable mortality experience. In 2002, liabilities established in 2001 for claims related to the terrorists attacks of September 11, 2001 were adjusted down $1.9 million as reported claims from this event are lower than originally projected. The Company's catastrophe coverage program has limited its net losses related to the terrorist attack. As of December 31, 2002, the amount recoverable from catastrophe coverage was approximately $2.9 million. Death claims are reasonably predictable over a period of many years, but are less predictable over shorter periods and are subject to significant fluctuation.

         Interest credited relates to amounts credited on the Company's cash value products in this segment, which have a significant mortality component. This amount fluctuates with the changes in deposit levels, cash surrender values, and investment performance.

         The amount of policy acquisition costs and other insurance expenses, as a percentage of net premiums, was 16.3%, 15.2%, and 14.5% in 2002, 2001, and 2000, respectively. The increase in this ratio for the comparable periods can be attributed to the proportional increase in the volume of coinsurance business written versus yearly renewable term business. These percentages will fluctuate due to variations in the mixture of business being written.

         Other operating expenses, as a percentage of net premiums, were 2.2%, 2.8%, and 2.7% in 2002, 2001, and 2000, respectively. The improvement in this ratio can be attributed to continued growth in premiums and a decline in operating expenses for 2002. The decrease in operating expenses for 2002 is the result of lower overhead costs being allocated to this sub-segment as the international operations have grown. This percentage will fluctuate based on premium levels and the mix of fixed versus variable operating expenses.

         Asset-Intensive Reinsurance

         The U.S. asset-intensive reinsurance sub-segment includes the reinsurance of annuities and corporate-owned life insurance. Most of these agreements are coinsurance or modified coinsurance of non-mortality risks such that the Company recognizes profits or losses primarily from the spread between the investment earnings and the interest credited on the underlying deposit liabilities.

         Income before income taxes decreased in 2002 to $14.3 million from $15.0 million in 2001, a 4.6% decrease over prior year. The decrease for the year is the result of a $5.3 million increase in realized losses on investment securities in 2002 and a $3.1 million pre-tax loss on an existing annuity treaty, due primarily to high policy lapses. This decrease was partially offset by an increase in income attributed to the completion of several new annuity transactions that added over $700.0 million of invested assets to the balance sheet in 2002 for this sub-segment. Income before income taxes increased 28.1% in 2001 compared to the prior year. Contributing to this increase was the completion of a new annuity treaty in 2001 with assets of approximately $200.0 million and increased gains on the sale of investment securities of $2.3 million.

         Total revenues, which is comprised primarily of investment income, increased 16.9% and 10.2% in 2002 and 2001, respectively. The increase in 2002 can primarily be attributed to the new annuity transactions, which significantly increased the investment asset base for this sub-segment. The average invested asset balance was $1.9 billion, $1.3 billion, and $1.0 billion for 2002, 2001 and 2000, respectively. Invested assets outstanding as of December 31, 2002, and 2001 were $2.4 billion and $1.4 billion, of which $1.4 billion and $0.6 billion were funds withheld at interest, respectively.

         Total expenses, which is comprised primarily of interest credited, policy benefits and acquisition costs increased 20.6% and 7.5% in 2002 and 2001, respectively. The increase in 2002 can be attributed to the increase in policy benefits and interest credited. The higher policy benefits can be attributed to an increase in the option cost associated with an existing treaty while the growth in interest credited is primarily the result of the new annuity transactions.

         Financial Reinsurance

         The U.S. financial reinsurance sub-segment includes net fees earned on financial reinsurance and the Company's investment in RGA Financial Group. During 2000, the Company increased its ownership of RGA Financial Group from 40% to 100%. The majority of the financial reinsurance transactions assumed by the Company are retroceded to other insurance companies. Financial reinsurance agreements represent low risk business that the Company assumes and subsequently retrocedes with a net fee earned on the transaction. The fees earned from the assumption of the financial reinsurance contracts are reflected in other revenues, and the fees paid to retrocessionaires are reflected in policy acquisition costs and other insurance expenses.

         Income before income taxes increased 8.9% and 12.2% in 2002 and 2001, respectively. The increase for 2002 can be attributed to higher net fees retained as a result of the continued growth in financial reinsurance. The growth in fees was somewhat offset by higher operating expenses allocated to this sub-segment in 2002. At December 31, 2002, 2001 and 2000, the amount of reinsurance assumed from client companies, as measured by pre-tax statutory surplus, was $872.7 million, $547.8 million and $498.4 million, respectively.

Canada Operations
FOR THE YEAR ENDED DECEMBER 31,                                 2002           2001           2000
(in thousands)
REVENUES:
     Net premiums                                            $ 181,224       $ 173,269      $ 176,326
     Investment income, net of related expenses                 70,518          65,006         61,950
     Realized investment gains (losses), net                      (163)          9,148         (1,291)
     Other revenues                                                136             201            318
                                                             ----------------------------------------
            Total revenues                                     251,715         247,624        237,303

BENEFITS AND EXPENSES:
     Claims and other policy benefits                          186,398         172,799        171,417
     Interest credited                                           1,070             299            763
     Policy acquisition costs and other insurance
       Expenses                                                 16,136          14,101         16,563
     Other operating expenses                                    9,480           8,909          8,702
                                                             ----------------------------------------
          Total benefits and expenses                          213,084         196,108        197,445

          Income before income taxes                         $  38,631       $  51,516      $  39,858
                                                             ----------------------------------------

         The Company conducts reinsurance business in Canada through RGA Canada. RGA Canada assists clients with capital management activity and mortality risk management and is primarily engaged in traditional individual life reinsurance, including preferred underwriting products, as well as creditor and non-guaranteed critical illness products. The Canadian operation is one of the leading life reinsurers in Canada. RGA Canada's reinsurance inforce totals approximately $64.5 billion and $55.8 billion at December 31, 2002 and 2001, respectively. At December 31, 2002, RGA Canada includes most of the life insurance companies in Canada as clients.

         Income before income taxes decreased 25.0% in 2002 and increased 29.2% in 2001. The decrease in 2002 was the result of a $9.3 million decrease in realized investment gains and below-average mortality experience in the current year, primarily due to two treaties, and favorable mortality experience in the prior year. The increase in 2001 was primarily driven by favorable mortality experience.

         Net premiums increased by 4.6% to $181.2 million in 2002 and decreased by 1.7% to $173.3 million in 2001. In original currency, net premiums increased by 6.5% in 2002 and 2.4% in 2001. The decline in the strength of the Canadian dollar had an adverse effect on the amount of net premiums reported of $2.1 million, or 1.2%, in 2002 and $7.6 million, or 4.4%, in 2001. Premium levels are significantly influenced by large transactions, mix of business, and reporting practices of ceding companies and therefore can fluctuate from period to period.

         Net investment income increased by 8.5% and 4.9% during 2002 and 2001, respectively. Investment income is allocated to the segments based upon average assets and related capital levels deemed appropriate to support business volumes. The investment income allocation to the Canadian operations was $4.0 million and $5.3 million in 2002 and 2001, respectively. Investment performance varies with the composition of investments. The increase in investment income was mainly the result of an increase in the invested asset base offset by the effects of changes in the foreign currency exchange rates. In 2002 and 2001, the invested asset base growth was due to operating cash flows on traditional reinsurance, proceeds from capital contributions and interest on an increasing amount of funds withheld at interest related to one treaty.

         Claims and other policy benefits, as a percentage of net premiums, were 102.9% of total 2002 net premiums compared to 99.7% in 2001 and 97.2% in 2000. The increased percentages are primarily the result of several large inforce blocks assumed in 1998 and 1997. These blocks are mature blocks of level premium business in which mortality as a percentage of premiums is expected to be higher than the historical ratios and increase over time. The nature of level premium policies requires that the Company invest the amounts received in excess of mortality costs to fund claims in the later years. Additionally, the increased percentages experienced are the result of unfavorable mortality experience in 2002 as compared to more favorable experience in 2001 and 2000. Claims and other policy benefits as a percentage of net premiums and investment income were 74.0% of total 2002 net premiums compared to 72.5% in 2001 and 71.9% in 2000. The Company expects mortality to fluctuate somewhat from period to period but believes it is fairly constant over longer periods of time.

         Policy acquisition costs and other insurance expenses as a percentage of net premiums totaled 8.9% in 2002, 8.1% in 2001, and 9.4% in 2000. The fluctuation in this ratio is primarily due to the changing mix of business. In 2002, more business was derived from coinsurance agreements than yearly renewable term agreements. The coinsurance agreements tend to have higher commission costs compared to yearly renewable term agreements. The decrease in the percentage in 2001 is the result of the mix of business which was higher in yearly renewable term agreements compared to 2000.

         Other operating expenses increased $0.6 million in 2002 and $0.2 million in 2001 compared to their respective prior-year periods. The overall increase in operating expenses was attributed to planned increases in costs associated with the ongoing growth of the business.

Other International Operations
FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands)
                                                           ----------------------------------------------
                                                                                               TOTAL
                                                           EUROPE & SOUTH                      OTHER
                                                               AFRICA       ASIA PACIFIC    INTERNATIONAL
                                                           ----------------------------------------------
REVENUES:
  Net premiums                                               $ 226,846        $ 160,197       $ 387,043
  Investment income, net of related expenses                     1,009            7,059           8,068
  Realized investment gains (losses), net                          894             (268)            626
  Other revenues                                                 2,064            2,363           4,427
                                                             ------------------------------------------
     Total revenues                                            230,813          169,351         400,164

BENEFITS AND EXPENSES:
  Claims and other policy benefits                             130,975          110,806         241,781
  Policy acquisition costs and other insurance expenses         82,700           36,660         119,360
  Other operating expenses                                      13,049           14,727          27,776
  Interest expense                                                 680              842           1,522
                                                             ------------------------------------------
     Total benefits and expenses                               227,404          163,035         390,439

     Income before income taxes                              $   3,409        $   6,316       $   9,725
                                                             ------------------------------------------

FOR THE YEAR ENDED DECEMBER 31, 2001
(in thousands)
                                                           ----------------------------------------------
                                                                                             TOTAL
                                                           EUROPE & SOUTH                    OTHER
                                                               AFRICA       ASIA PACIFIC  INTERNATIONAL
                                                           ----------------------------------------------
REVENUES:
  Net premiums                                               $  94,800       $ 119,702      $ 214,502
  Investment income, net of related expenses                     1,536           3,935          5,471
  Realized investment gains (losses), net                         (137)            113            (24)
  Other revenues                                                   256           2,903          3,159
                                                             ----------------------------------------
     Total revenues                                             96,455         126,653        223,108

BENEFITS AND EXPENSES:
  Claims and other policy benefits                              59,429          75,595        135,024
  Policy acquisition costs and other insurance expenses         26,753          36,103         62,856
  Other operating expenses                                      10,555          11,081         21,636
  Interest expense                                                 681             867          1,548
                                                             ----------------------------------------
     Total benefits and expenses                                97,418         123,646        221,064

     Income (loss) before income taxes                       $    (963)      $   3,007      $   2,044
                                                             ----------------------------------------

FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands)
                                                           ----------------------------------------------
                                                                                              TOTAL
                                                           EUROPE & SOUTH                     OTHER
                                                               AFRICA       ASIA PACIFIC   INTERNATIONAL
                                                           ----------------------------------------------
REVENUES:
  Net premiums                                               $  29,690       $  94,282       $ 123,972
  Investment income, net of related expenses                     2,056           4,628           6,684
  Realized investment gains (losses), net                          365            (191)            174
  Other revenues                                                 3,177           2,266           5,443
                                                             -----------------------------------------
     Total revenues                                             35,288         100,985         136,273

BENEFITS AND EXPENSES:
  Claims and other policy benefits                              20,151          56,377          76,528
  Policy acquisition costs and other insurance expenses          7,473          32,484          39,957
  Other operating expenses                                       9,542           9,939          19,481
  Interest expense                                                 502             980           1,482
                                                             -----------------------------------------
     Total benefits and expenses                                37,668          99,780         137,448
     Income (loss) before income taxes                       $  (2,380)      $   1,205       $  (1,175)
                                                             -----------------------------------------

         The Other International reportable segment generates business from reinsurance operations in Europe, South Africa, and the Asia Pacific regions. The Europe & South Africa segment provides life reinsurance for a variety of products through yearly renewable term and coinsurance agreements, and reinsurance of accelerated critical illness coverage (pays on the earlier of death or diagnosis of a pre-defined critical illness). These agreements may be either facultative or automatic agreements covering primarily individual risks and, in some markets, group risks.

         The Company conducts reinsurance business in the Asia Pacific region through branch operations in Hong Kong and New Zealand and representative offices in Japan, South Korea and Taiwan. Business is also conducted through RGA Australia, a wholly-owned subsidiary in Australia, and Malaysian Life Reinsurance Group Berhad ("MLRe"), a joint venture in Malaysia. The principal types of reinsurance provided in the region are life, critical care, superannuation, and financial reinsurance. Superannuation is the Australian government mandated compulsory retirement savings program. Superannuation funds accumulate retirement funds for employees, and in addition, offer life and disability insurance coverage.

         Income before income taxes for the Other International reportable segment totaled $9.7 million and $2.0 million for 2002 and 2001, respectively, compared to a loss of $1.2 million for 2000. Both segments reported stronger pre-tax results during 2002 compared to 2001. Europe & South Africa reported income before income taxes of $3.4 million for 2002, an increase of $4.4 million compared to 2001, primarily due to a significant increase in premium volume during 2002. Asia Pacific reported income before income taxes of $6.3 million for 2002, a $3.3 million improvement over 2001. Improvements in profitability for 2002 were predominantly due to additional premium volume and further persistency. For 2001, Asia Pacific income before income taxes increased $1.8 million compared to 2000. The improvement in profitability in 2001 over 2000 was caused by a combination of better persistency and additional premium volume.

         Other International net premiums increased 80.4% to $387.0 million in 2002, and 73.0% to $214.5 million in 2001. The increases were primarily the result of renewal premiums from existing blocks of business, new business premiums from facultative and automatic treaties and several large blocks of business, and premiums associated with accelerated critical illness coverage in Asia Pacific and Europe & South Africa. Accelerated critical illness coverage provides a benefit in the event of a death from or the diagnosis of a defined critical illness. Premiums earned from this coverage totaled $118.5 million, $43.3 million and $9.8 million in 2002, 2001 and 2000, respectively. The Company's operations in South Africa also contributed to the 2002 net premium growth mainly through the facultative and automatic market. The Company's representative office in Spain also contributed through reinsuring both individual and group products. Premium levels are significantly influenced by large transactions and reporting practices of ceding companies and therefore can fluctuate from period to period.

         Net investment income increased $2.6 million or 47.5% in 2002, and decreased $1.2 million or 18.1% in 2001. Asia Pacific reported a 79.4% increase in investment income in 2002, predominantly due to an increase in the investment assets, particularly in Australia. Investment income and realized investment gains and losses are allocated to the various operating segments based on average assets and related capital levels deemed appropriate to support the segment business volumes. Investment performance varies with the composition of investments and the relative allocation of capital to the operating segments.

          Other revenue during 2002 and 2001 primarily represented profit and fees associated with financial reinsurance in Taiwan and Japan. The Taiwanese treaty commenced in late 1999, with a full year in 2002, 2001 and 2000. Fees paid to retrocessionaires that were included in policy acquisition costs and other insurance expenses partially offset the fees earned for these years.

         Claims and other policy benefits as a percentage of net premiums were relatively stable for this reportable segment and totaled 62.5%, 62.9% and 61.7% for 2002, 2001 and 2000, respectively. Mortality may fluctuate somewhat from period to period, but is expected to be fairly constant over longer periods of time.

         Policy acquisition costs and other insurance expenses as a percentage of net premiums represented 30.8%, 29.3% and 32.2% for 2002, 2001, and 2000, respectively. The percentages fluctuate due to timing of client company reporting and variations in the mixture of business being reinsured. Policy acquisition costs are capitalized and charged to expense in proportion to premium revenue recognized. Acquisition costs, as a percentage of premiums, associated with some treaties in the United Kingdom are typically higher than those experienced in the Company's other segments. Future recoverability of the capitalized policy acquisition costs on this business is primarily sensitive to mortality and morbidity experience. If actual experience suggests higher mortality and morbidity rates going forward than currently contemplated in management's estimates, the Company would record a charge to income, due to a reduction in the DAC asset and, to the extent there are no unamortized acquisition costs, an increase in future policy benefits. The Company estimates that a 10 percent increase in anticipated mortality and morbidity experience would result in a pre-tax income statement charge of approximately $8.3 million while a 15 percent increase would result in a pre-tax charge of approximately $55.7 million.

         Other operating expenses increased 28.4% during 2002 and 11.1% for 2001. These increases related to growth in the Europe & South Africa and Asia Pacific segments. As a percentage of premiums, other operating expenses decreased to 7.2% in 2002 from 10.1% in 2001 and 15.7% in 2000, respectively. The Company believes that sustained growth in premiums should lessen the burden of start-up expenses and expansion costs over time.

Corporate and Other Operations

FOR THE YEAR ENDED DECEMBER 31,                                    2002          2001          2000
(in thousands)
REVENUES:
     Net premiums                                               $      862    $   35,926    $   52,626
     Investment income, net of related expenses                     23,847        24,288        27,871
     Realized investment gains (losses), net                        (4,785)      (47,984)      (14,241)
     Other revenues                                                    208           353           681
                                                                --------------------------------------
            Total revenues                                          20,132        12,583        66,937

BENEFITS AND EXPENSES:
     Claims and other policy benefits                               (4,089)       80,861        54,907
     Interest credited                                               3,466           898           440
     Policy acquisition costs and other insurance expenses             452         8,281         5,799
     Other operating expenses                                       16,488        17,985        20,665
     Interest expense                                               33,994        16,549        16,114
                                                                --------------------------------------
          Total benefits and expenses                               50,311       124,574        97,925

          Income before income taxes                            $  (30,179)   $ (111,991)   $  (30,988)
                                                                --------------------------------------

         Corporate and Other operations include investment income on invested assets not allocated to support segment operations and undeployed proceeds from the Company's capital raising efforts, in addition to unallocated realized investment gains or losses. General corporate expenses consist of unallocated overhead and executive costs and interest expense related to debt and the $225.0 million, 5.75% mandatorily redeemable trust preferred securities. Additionally, the Corporate and Other operations segment includes results from the Company's Argentine privatized pension business, which is currently in run-off, and an insignificant amount of direct insurance operations in Argentina.

         Corporate and Other revenues increased $7.5 million in 2002, primarily a result of a $43.2 million decrease in realized investment losses, offset in part by a decrease in premiums of $35.1 million, primarily a result of the exit from the privatized pension business and declining sales of direct insurance in Argentina. A $54.4 million decrease in revenues for 2001 resulted primarily from a $33.7 million increase in realized investment losses and a $16.7 million decrease in net premiums due to the sale of the Company's Chilean operations during 2000.

         Claims and other policy benefits decreased in 2002 and increased in 2001 primarily due to an increase in reserves for the Argentine privatized pension business during the fourth quarter of 2001. The Company ceased renewal of reinsurance treaties associated with privatized pension contracts in Argentina during 2001 because of adverse experience on this business, as several aspects of the pension fund claims flow did not develop as was contemplated when the reinsurance programs were initially priced. Although premiums will continue to decline, it is estimated that claims for the privatized pension business will continue to be paid over the next several years. As the underlying reserves for the privatized pension business are in Argentine pesos, the functional currency of this business, the devaluation of the peso during 2002 is not expected to have an impact on earnings until actual claims settlement or adjustment to the underlying peso-denominated reserves occur. Transaction gains/losses on the claims settlements are included in the claims and other policy benefits total. During 2002, the Company recorded $32.0 million in transaction gains related to claims settlements. These gains were generally offset by increases in reserves associated with the Argentine pension contracts. The impact of fluctuating exchange rates will continue to be closely monitored by the Company's management and is expected to be volatile over the near term. Claims and other policy benefits include claims paid, claims in the course of payment and establishment of additional reserves to provide for unreported claims. The level of claims may fluctuate from period to period, but exhibits less volatility over the long term. The Company monitors claims trends to evaluate the appropriateness of reserve levels and adjusts the reserve levels on a periodic basis.

         Corporate interest expense was $34.0 million in 2002, compared to $16.5 million in 2001 and $16.1 million in 2000. The substantial increase during 2002 was primarily a result of the addition of the Preferred Securities (See Note 16, "Issuance of Trust PIERS Units" of the Notes to Consolidated Financial Statements) and the 2001 Senior Notes, both of which were issued near the end of 2001. The Company essentially swapped variable rate debt for fixed rate debt by using the proceeds of the 2001 Senior Notes to pay down its U.S. Credit Agreement and to prepay and terminate the affiliate note. The U.S. Credit Agreement and the MetLife Note had a combined weighted average interest rate of 5.0% during 2001. As expected, interest expense during 2002 on the 2001 Senior Notes, fixed at 6.75%, exceeded the combined interest expense on the U.S. Credit Agreement and the MetLife Note during 2001. The Company views its long-term debt at its current level as an integral and ongoing part of its capital structure, and therefore felt it appropriate to convert its shorter-term borrowings under its U.S. Credit Agreement and MetLife Note into longer-term capital.

Discontinued Operations

         Since December 31, 1998, the Company has formally reported its accident and health division as a discontinued operation. The accident and health business was placed into run-off, and all treaties were terminated at the earliest possible date. Notice was given to all cedants and retrocessionaires that all treaties were being cancelled at the expiration of their terms. The nature of the underlying risks is such that the claims may take several years to reach the reinsurers involved. Thus, the Company expects to pay claims over a number of years as the level of business diminishes. The Company will report a loss to the extent claims exceed established reserves.

         At the time it was accepting accident and health risks, the Company directly underwrote certain business using its own staff of underwriters. Additionally, it participated in pools of risks underwritten by outside managing general underwriters, and offered high level common account and catastrophic protection coverages to other reinsurers and retrocessionaires. Types of risks covered included a variety of medical, disability, workers compensation carve-out, personal accident, and similar coverages.

         The reinsurance markets for several accident and health risks, most notably involving workers' compensation carve-out and personal accident business, have been quite volatile over the past several years. Certain programs are alleged to have been inappropriately underwritten by third party managers, and some of the reinsurers and retrocessionaires involved have alleged material misrepresentation and non-disclosures by the underwriting managers. In particular, over the past several years a number of disputes have arisen in the accident and health reinsurance markets with respect to London market personal accident excess of loss ("LMX") reinsurance programs that involved alleged "manufactured" claims spirals designed to transfer claims losses to higher-level reinsurance layers. The Company is currently a party to arbitrations that involve some of these LMX reinsurance programs. The Company and other involved reinsurers and retrocessionaires have raised substantial defenses upon which to contest these claims, including defenses based upon the failure of the ceding company to disclose the existence of manufactured claims spirals. As a result, there have been a significant number of claims for rescission, arbitration, and litigation among a number of the parties involved in these various coverages. This has had the effect of significantly slowing the reporting of claims between parties, as the various outcomes of a series of arbitrations and similar actions affects the extent to which higher level reinsurers and retrocessionaires may ultimately have exposure to claims.

         While RGA did not underwrite workers' compensation carve-out business directly, it did offer certain indirect high-level common account coverages to other reinsurers and retrocessionaires. To date, no such direct material exposures have been identified. If any direct material exposure is identified at some point in the future, based upon the experience of others involved in these markets, any exposures will potentially be subject to claims for rescission, arbitration, or litigation. Thus, resolution of any disputes will likely take several years.

         While it is not feasible to predict the ultimate outcome of pending arbitrations and litigation involving LMX reinsurance programs, any indirect workers' compensation carve-out exposure, or other accident and health risks, or provide reasonable ranges of potential losses, it is the opinion of management, after consultation with counsel, that their outcomes, after consideration of the provisions made in the Company's consolidated financial statements, would not have a material adverse effect on its consolidated financial position.

         The Company is currently a party to various litigation and arbitrations that involve medical reinsurance arrangements, personal accident business, and aviation bodily injury carve-out business. As of January 31, 2003, the ceding companies involved in these disputes have raised claims that are $41.7 million in excess of the amounts held in reserve by the Company. The Company believes it has substantial defenses upon which to contest these claims, including but not limited to misrepresentation and breach of contract by direct and indirect ceding companies. In addition, the Company is in the process of auditing ceding companies which have indicated that they anticipate asserting claims in the future against the Company that are $8.5 million in excess of the amounts held in reserve by the Company. Depending upon the audit findings in these cases, they could result in litigation or arbitrations in the future. While it is not feasible to predict or determine the ultimate outcome of the pending litigation or arbitrations or provide reasonable ranges of potential losses, it is the opinion of management, after consultation with counsel, that their outcomes, after consideration of the provisions made in the Company's consolidated financial statements, would not have a material adverse effect on its consolidated financial position.

         The calculation of the claim reserve liability for the entire portfolio of accident and health business requires management to make estimates and assumptions that affect the reported claim reserve levels. The reserve balance as of December 31, 2002 and 2001 was $50.9 million and $55.3 million, respectively. Management must make estimates and assumptions based on historical loss experience, changes in the nature of the business, anticipated outcomes of claim disputes and claims for rescission, anticipated outcomes of arbitrations, and projected future premium run-off, all of which may affect the level of the claim reserve liability. Due to the significant uncertainty associated with the run-off of this business, net income in future periods could be affected positively or negatively. The consolidated statements of income for all periods presented reflect this line of business as a discontinued operation. Revenues associated with discontinued operations, which are not reported on a gross basis in the Company's consolidated statements of income, totaled $3.3 million, $3.0 million, and $23.7 million for 2002, 2001, and 2000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Holding Company

         RGA is a holding company whose primary uses of liquidity include, but are not limited to, the immediate capital needs of its operating companies associated with the Company's primary businesses, dividends paid by RGA to its shareholders, interest payments on its indebtedness (See Notes 15, "Long-Term Debt," and 16, "Issuance of Trust PIERS Units," of the Notes to Consolidated Financial Statements), and repurchases of RGA common stock under a board of director approved plan. The primary sources of RGA's liquidity include proceeds from its capital raising efforts, interest income on undeployed corporate investments, interest income received on surplus notes with RGA Reinsurance and RCM, and dividends from operating subsidiaries. As the Company continues its expansion efforts, RGA will continue to be dependent on these sources of liquidity.

         RCM and RGA Reinsurance are subject to statutory provisions that restrict the payment of dividends. They may not pay dividends in any 12-month period in excess of the greater of the prior year's statutory operating income or 10% of capital and surplus at the preceding year-end, without regulatory approval. Pursuant to this calculation, RGA Reinsurance's allowable dividend without prior approval for 2003 would be $63.4 million. However, the applicable statutory provisions only permit an insurer to pay a shareholder dividend from unassigned surplus. As of December 31, 2002, RGA Reinsurance had unassigned surplus of $67.8 million. Any dividends paid by RGA Reinsurance would be paid to RCM, its parent company, which in turn has restrictions related to its ability to pay dividends to RGA. The assets of RCM consist primarily of its investment in RGA Reinsurance. As of January 1, 2003, RCM could pay a maximum dividend, without prior approval, to RGA equal to its unassigned surplus, approximately $28.9 million. The maximum amount available for dividends by RGA Canada to RGA under the Canadian Minimum Continuing Capital and Surplus Requirements ("MCCSR") is $33.4 million. Dividend payments from other subsidiaries and joint ventures are subject to regulations in the country of domicile. RGA Americas and RGA Barbados do not have material restrictions on their ability to pay dividends out of retained earnings.

         The dividend limitation is based on statutory financial results. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with Generally Accepted Accounting Principles ("GAAP"). The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions, and surplus notes.

         RGA has repurchased shares in the open market in the past primarily to satisfy obligations under its stock option program. In 2001, the Board of Directors approved a repurchase program authorizing RGA to purchase up to $50 million of its shares of stock, as conditions warrant. As of December 31, 2002, RGA purchased approximately 0.2 million shares of treasury stock under the program at an aggregate cost of $6.6 million. The Company did not purchase treasury stock during 2001. The Company purchased approximately 0.7 million shares of treasury stock in 2000, under a prior repurchase program approved by the Board, at an aggregate cost of $20.0 million.

         The Company's $140.0 million U.S. credit facility expires in May 2003. No amount was outstanding under this facility as of December 31, 2002; however, the Company is currently planning on renewing this facility. The Company can give no assurances that it will be successful in negotiating the renewal, and if successful, that the terms, including cost, will be comparable to the current terms.

         Historically, RGA has paid quarterly dividends ranging from $0.027 per share in 1993 to $0.06 per share in 2002. All future payments of dividends are at the discretion of the Company's Board of Directors and will depend on the Company's earnings, capital requirements, insurance regulatory conditions, operating conditions, and such other factors as the Board of Directors may deem relevant. The amount of dividends that the Company can pay will depend in part on the operations of its reinsurance subsidiaries.

         Certain of the Company's debt agreements contain financial covenant restrictions related to, among others, liens, the issuance and disposition of stock of restricted subsidiaries, minimum requirements of net worth ranging from $600.0 million to $700.0 million, and minimum rating requirements. A material ongoing covenant default could require immediate payment of the amount due, including principal, under the various agreements. Additionally, the Company's debt agreements contain cross-default covenants, which would make outstanding borrowings immediately payable in the event of a material uncured covenant default under any of the agreements, including, but not limited to, non-payment of indebtedness when due for amounts greater than $10.0 million or $25.0 million depending on the agreement, bankruptcy proceedings, and any event which results in the acceleration of the maturity of indebtedness. The facility fee and interest rate for the Company's credit facilities is based on its senior long-term debt ratings. A decrease in those ratings could result in an increase in costs for the credit facilities. As of December 31, 2002, the Company had $327.8 million in outstanding borrowings under its debt agreements and was in compliance with all covenants under those agreements. Of that amount, approximately $28.4 million is subject to immediate payment upon a downgrade of the Company's senior long-term debt rating, unless a waiver is obtained from the lenders. The ability of the Company to make debt principal and interest payments depends primarily on the earnings and surplus of subsidiaries, investment earnings on undeployed capital proceeds, and the Company's ability to raise additional funds.

         In December 2001, RGA, through its wholly owned subsidiary trust, issued $225.0 million in Preferred Income Redeemable Securities ("PIERS") Units. See Notes 2, "Summary of Significant Accounting Policies," and 16, "Issuance of Trust PIERS Units," of the Notes to Consolidated Financial Statements for additional information on the terms of the PIERS units. Each PIERS unit consists of a preferred security with a face value of $50 and a stated maturity of March 18, 2051 and a warrant to purchase 1.2508 shares of RGA stock at an exercise price of $50. The warrant expires on December 15, 2050. The holders of the PIERS units have the ability to exercise their warrant for stock at any time and require RGA to payoff the preferred security. Because the exercise price of the warrant to be received from the holder is equal to the amount to be paid for the preferred security, there is no net cash required on RGA's part. If on any date after December 18, 2004, the closing price of RGA common stock exceeds and has exceeded a price per share equal to $47.97 for at least 20 trading days within the immediately preceding 30 consecutive trading days, the Company may redeem the warrants in whole for cash, RGA common stock, or a combination of cash and RGA common stock.

         Consolidated interest expense increased significantly in 2002 due to the addition, in December 2001, of the $225.0 million face amount, 5.75% trust preferred securities issued by RGA Capital Trust I and the interest expense associated with its $200.0 million 6.75% Senior Notes due 2011, the proceeds of which were used to pay down a balance of $120.0 million on its U.S. revolving credit facility and to prepay and terminate the $75.0 million term loan with MetLife Credit Corp. Interest rates on the U.S. revolving credit facility and $75.0 million term loan ranged from 2.6% to 7.1% in 2001. As of December 31, 2002, the average interest rate on long-term debt outstanding, excluding the PIERS, was 6.74%.

         Based on the historic cash flows and the current financial results of the Company, subject to any dividend limitations which may be imposed by various insurance regulations, management believes RGA's cash flows from operating activities, together with undeployed proceeds from its capital raising efforts, including interest and investment income on those proceeds, interest income received on surplus notes with RGA Reinsurance and RCM, and its ability to raise funds in the capital markets, will be sufficient to enable RGA to make dividend payments to its shareholders, to make interest payments on its senior indebtedness and junior subordinated notes, to repurchase RGA common stock under the board of director approved plan, and to meet its other obligations.

Reinsurance Operations

         The Company's principal cash inflows from its reinsurance operations are life insurance premiums and deposit funds received from ceding companies. The primary liquidity concern with respect to these cash flows is early recapture of the reinsurance contract by the ceding company. Reinsurance agreements, whether facultative or automatic, may provide for recapture rights on the part of the ceding company. Recapture rights permit the ceding company to reassume all or a portion of the risk formerly ceded to the reinsurer after an agreed-upon period of time (generally 10 years) or in some cases due to changes in the financial condition or ratings of the reinsurer. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods. Additionally, some treaties give the ceding companies the right to request the Company to place assets in trust for their benefit to support their reserve credits, in the event of a downgrade of the Company's ratings to specified levels. As of December 31, 2002, these treaties had approximately $294.7 million in reserves. Assets placed in trust continue to be owned by the Company, but their use is restricted based on the terms of the trust agreement. Securities with an amortized cost of $532.8 million were held in trust for the benefit of certain subsidiaries of the Company to satisfy collateral requirements for reinsurance business at December 31, 2002. Additionally, securities with an amortized cost of $931.6 million, as of December 31, 2002, were held in trust to satisfy collateral requirements under certain third-party reinsurance treaties. Under certain conditions, RGA may be obligated to move reinsurance from one RGA subsidiary company to another RGA subsidiary or make payments under the treaty. These conditions generally include unusual or remote circumstances, such as change in control, insolvency, nonperformance under a treaty, or loss of reinsurance license of such subsidiary. RGA has issued guarantees of its subsidiaries' performance for the payment of amounts due under certain reinsurance treaties, whereby if the subsidiary fails to meet its obligations, RGA or one of its other subsidiaries will make the payment. These guarantees are granted to ceding companies in order to provide them additional security, particularly in cases where RGA's subsidiary is relatively new or not of a significant size, relative to the ceding company. Total liabilities supported by the guarantees, before consideration for any legally offsetting amounts due from the guaranteed party, totaled $126.6 million as of December 31, 2002 and are reflected on the Company's consolidated balance sheet as future policy benefits.

         The Company's principal cash inflows from its investing activities result from investment income, maturity and sales of invested assets, and repayments of principal. The primary liquidity concern with respect to these cash inflows relates to the risk of default by debtors and interest rate volatility. The Company manages these risks very closely. See -- Investments and --Interest Rate Risk below.

         Additional sources of liquidity to meet unexpected cash outflows in excess of operating cash inflows include selling short-term investments or fixed maturity securities and drawing additional funds under existing credit facilities, under which the Company had availability of $155.4 million as of December 31, 2002. As previously mentioned, the Company is currently planning to renew its $140.0 million U.S. credit facility that expires in May 2003. No amount was outstanding under this facility as of December 31, 2002.

         The Company's principal cash outflows primarily relate to the payment of claims liabilities, interest credited, operating expenses, income taxes, and principal and interest under debt obligations. The Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under excess coverage and coinsurance contracts (See Note 2, "Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements). The Company also retrocedes most of its financial reinsurance business to other insurance companies to alleviate capital requirements created by this business. The Company performs annual financial reviews of its retrocessionaires to evaluate financial stability and performance. The Company has never experienced a material default in connection with retrocession arrangements, nor has it experienced any difficulty in collecting claims recoverable from retrocessionaires; however, no assurance can be given as to the future performance of such retrocessionaires or as to recoverability of any such claims. The Company's management believes its current sources of liquidity are adequate to meet its current cash requirements.

         The Company's net cash flows provided by operating activities for the years ended December 31, 2002, 2001, and 2000, were $161.9 million, $243.9 million, and $192.8 million, respectively. Cash flows from operating activities are affected by the timing of premiums received, claims paid, and working capital changes. The Company believes the short-term cash requirements of its business operations will be sufficiently met by the positive cash flows generated. Additionally, the Company maintains a very high-quality fixed maturity portfolio with good liquidity characteristics. These securities are available for sale and can be easily sold to meet the Company's obligations, if necessary.

         The following table displays the Company's contractual obligations identified in the table, which primarily consist of the payment of outstanding debt upon maturity and leases (in millions):

                                                              Payment Due by Period
                                              ------------------------------------------------------
Contractual Obligations                         Total      1 - 3 Years   4 - 5 Years   After 5 Years
-----------------------                         -----      -----------   -----------   -------------
  Long - Term Debt                            $    327.8    $     28.4    $     99.5    $    199.9
  Operating Leases                                  28.8          13.2           7.5           8.1
  Trust Preferred Securities of Subsidiary         225.0             -             -         225.0
                                              ----------------------------------------------------
    Total                                     $    581.6    $     41.6    $    107.0    $    433.0
                                              ====================================================

         The Company has obtained letters of credit in favor of various affiliated and unaffiliated insurance companies from which the Company assumes business. This allows the ceding company to take statutory reserve credits. The letters of credit issued by banks represent a guarantee of performance under the reinsurance agreements. At December 31, 2002, there were approximately $39.7 million of outstanding bank letters of credit in favor of third parties. Additionally, the Company utilizes letters of credit to secure reserve credits when it retrocedes business to its offshore subsidiaries, including RGA Americas, RGA Barbados, and Triad Re, Ltd. As of December 31, 2002, $339.4 million in letters of credit from various banks were outstanding between the various subsidiaries of the Company. Fees associated with letters of credit are not fixed and are based on the Company's ratings and the general availability of these instruments in the marketplace. The Company has direct policies and reinsurance agreements in addition to certain investment, advisory, and administrative services contracts with affiliated entities (See Note 11, "Related Party Transactions," of the Notes to Consolidated Financial Statements).

         Net cash used in investing activities was $582.5 million, $576.4 million, and $712.5 million in 2002, 2001, and 2000, respectively. Changes in cash used in investing activities primarily relate to the management of the Company's investment portfolios and the investment of excess capital generated by operating and financing activities.

         Net cash provided by financing activities was $285.5 million, $487.9 million, and $565.5 million in 2002, 2001, and 2000, respectively. Changes in cash provided by financing activities primarily relate to the issuance of equity or debt securities, borrowings or payments under the Company's existing credit agreements, treasury stock activity, and excess deposits under investment type contracts.

         The Company's asset-intensive products are primarily supported by investments in fixed maturity securities. Investment guidelines are established to structure the investment portfolio based upon the type, duration and behavior of products in the liability portfolio so as to achieve targeted levels of profitability. The Company manages the asset-intensive business to provide a targeted spread between the interest rate earned on investments and the interest rate credited to the underlying interest-sensitive contract liabilities. The Company periodically reviews models projecting different interest rate scenarios and their impact on profitability. Certain of these asset-intensive agreements, primarily in the U.S. operating segment, are generally funded by fixed maturity securities that are withheld by the ceding company. As of December 31, 2002, funds withheld at interest on these transactions totaled approximately $1.4 billion.

         Additionally, deferred costs related to interest-sensitive life and investment-type contracts are amortized over the lives of the contracts, in relation to the present value of estimated gross profits (EGP) from mortality, investment income, and expense margins. The EGP for asset-intensive products include the following components: (1) estimates of fees charged to policyholders to cover mortality, surrenders and maintenance costs; (2) expected interest rate spreads between income earned and amounts credited to policyholder accounts; and
(3) estimated costs of administration. EGP is also reduced by our estimate of future losses due to defaults in fixed maturity securities. Deferred policy acquisition costs ("DAC") are sensitive to changes in assumptions regarding these EGP components, and any change in such an assumption could have an impact on our profitability.

         The Company continuously reviews the EGP valuation model and assumptions so that the assumptions reflect a reasonable view of the future. Two assumptions are considered to be most significant: (1) estimated interest spread, and (2) estimated future policy lapses. The following table reflects the possible change that would occur in a given year, if assumptions are changed as illustrated, as a percentage of current deferred policy acquisition costs related to asset-intensive products:

                                                                                           ONE-TIME
                                                                       ONE-TIME          DECREASE IN
       QUANTITATIVE CHANGE IN SIGNIFICANT ASSUMPTIONS               INCREASE IN DAC          DAC
       ----------------------------------------------               ---------------      ---------------
Estimated interest spread increasing (decreasing) 25 basis               0.8%                 (1.0)%
points from the current spread
Estimated policy lapse rates decreasing (increasing) 20% on              0.7%                 (1.4)%
a permanent basis (including surrender charges)

         In general, a change in assumption that improves our expectations regarding EGP is going to have the impact of deferring the amortization of DAC into the future, thus increasing earnings and the current DAC balance. Conversely, a change in assumption that decreases EGP will have the effect of speeding up the amortization of DAC, thus reducing earnings and lowering the DAC balance. We also adjust DAC to reflect changes in the unrealized gains and losses on available for sale fixed maturity securities since this impacts EGP. This adjustment to DAC is reflected in accumulated other comprehensive income
(loss).

         The DAC associated with the Company's non asset-intensive business is less sensitive to changes in estimates for investment yields, mortality and lapses. In accordance with Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises", the estimates include provisions for the risk of adverse deviation and are not adjusted unless experience significantly deteriorates to the point where a premium deficiency exists.

         The following table displays DAC balances for asset-intensive business and non-asset-intensive business by segment as of December 31, 2002:

                                   ASSET-INTENSIVE   NON-ASSET-INTENSIVE       TOTAL
   (IN THOUSANDS)                        DAC                DAC                 DAC
   --------------                        ---                ---                 ---
U.S.                               $       183,696     $       432,274     $       615,970
Canada                                           -             113,447             113,447
Other International:
     Asia Pacific                                -             130,797             130,797
     Europe & S.A.                               -             219,553             219,553
Corporate and Other                              -               5,169               5,169
                                   ---------------     ---------------     ---------------
                    Total          $       183,696     $       901,240     $     1,084,936

         Effective December 31, 1993, the National Association of Insurance Commissioners ("NAIC") adopted risk-based capital ("RBC") statutory requirements for U.S.-based life insurance companies. These requirements measure statutory capital and surplus needs based on the risks associated with a company's mix of products and investment portfolio. At December 31, 2002, statutory capital and surplus of RGA Reinsurance and RCM exceeded all RBC thresholds and RGA Canada's capital levels exceeded any MCCSR requirements. All of the Company's insurance operating subsidiaries exceed the minimum capital requirements in their respective jurisdictions.

Investments

         The Company had total cash and invested assets of $6.7 billion and $5.3 billion at December 31, 2002 and 2001, respectively. All investments made by RGA and its subsidiaries conform to the qualitative and quantitative limits prescribed by the applicable jurisdiction's insurance laws and regulations. In addition, the operating companies' Boards of Directors periodically review the investment portfolios of the international subsidiaries. The Company's investment strategy is to maintain a predominantly investment-grade, fixed maturity portfolio, to provide adequate liquidity for expected reinsurance obligations, and to maximize total return through prudent asset management. The Company's asset/liability duration matching differs between the U.S. and Canada operating segments. The target duration for U.S. portfolios, which are segmented along product lines, range between four and seven years. Based on Canadian reserve requirements, a portion of the Canadian liabilities is strictly matched with long-duration Canadian assets, with the remaining assets invested to maximize the total rate of return, given the characteristics of the corresponding liabilities and Company liquidity needs. The Company's earned yield on invested assets was 6.51% in 2002, compared with 6.79% in 2001, and 7.30% in 2000. See "Note 5 - Investments" in the Notes to Consolidated Financial Statements for additional information regarding the Company's investments.

         Fixed maturity securities available for sale

         The Company's fixed maturity securities are invested primarily in commercial and industrial bonds, public utilities, Canadian government securities, and mortgage and asset-backed securities. As of December 31, 2002, approximately 97% of the Company's consolidated investment portfolio of fixed maturity securities was investment-grade. Important factors in the selection of investments include diversification, quality, yield, total rate of return potential, and call protection. The relative importance of these factors is determined by market conditions and the underlying product or portfolio characteristics. Cash equivalents are invested in high-grade money market instruments. The largest asset class in which fixed maturities were invested was in commercial and industrial bonds, which represented approximately 32.2% of fixed maturity securities as of December 31, 2002, an increase from 30.6% as of December 31, 2001. A majority of these securities were classified as corporate securities, with an average Standard and Poor's ("S&P") rating of A at December 31, 2002. The Company owns floating rate securities that represent approximately 2.8% of fixed maturity securities at December 31, 2002, compared to 6.1% at December 31, 2001. These investments may have a higher degree of income variability than the other fixed income holdings in the portfolio due to the floating rate nature of the interest payments.

         Within the fixed maturity security portfolio, the Company holds approximately $165.4 million in asset-backed securities at December 31, 2002, which include credit card and automobile receivables, home equity loans and collateralized bond obligations. The Company's asset-backed securities are diversified by issuer and contain both floating and fixed rate securities. Approximately 33.0%, or $54.5 million are collateralized bond obligations. In addition to the risks associated with floating rate securities, principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the securities priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from collateral, and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders, equipment lessees, and corporate obligors. Capital market risks include general level of interest rates and the liquidity for these securities in the marketplace.

         The Company monitors its fixed maturity securities to determine impairments in value. In conjunction with its external investment managers, the Company evaluates factors such as financial condition of the issuer, payment performance, the length of time and the extent to which the market value has been below amortized cost, compliance with covenants, general market conditions and industry sector, intent and ability to hold securities, and various other subjective factors. As of December 31, 2002, the Company held fixed maturities with a cost basis of $23.1 million and a market value of $22.9 million, or 0.7% of fixed maturities, that were non-income producing. Securities, based on management's judgment, with an other than temporary impairment in value are written down to management's estimate of net realizable value. The Company recorded other than temporary write-downs of $33.9 million, $43.4 million, and $10.1 million in 2002, 2001, and 2000, respectively. The circumstances that gave rise to these impairments were bankruptcy proceedings and deterioration in collateral value supporting certain asset-backed securities. During 2002, the Company sold fixed maturity securities with a fair value of $466.1 million at a loss of $44.4 million.

         The following table presents the total gross unrealized losses for fixed maturity securities where the estimated fair value had declined and remained below amortized cost by the indicated amount (in thousands):

                                              At December 31, 2002
                                          ----------------------------
                                          Gross Unrealized
                                               Losses       % of Total
                                          ----------------  ----------
Less than 20%                                $   27,460           49.1%
20% or more for less than six months             21,727           38.8%
20% or more for six months or greater             6,741           12.1%
                                             ----------     ----------
     Total                                   $   55,928          100.0%

         While all of these securities are monitored for potential impairment, the Company's experience indicates that the first two categories do not present as great a risk of impairment, and often, fair values recover over time. These securities have generally been adversely affected by the downturn in the financial markets, overall economic conditions, and continuing effects of the September 11, 2001 tragedies. Substantially all of the $6.7 million in unrealized losses on fixed maturity securities whose book has exceeded market 20% or more for six months or longer were related to Canadian zero coupon bonds whose maturities are long term. Small movements in interest rates can have a significant impact on the fair value of these securities due to their long-term duration. The issuers of these bonds are substantially all highly rated Canadian corporations or government agencies.

         The following table presents the total gross unrealized losses for fixed maturity securities as of December 31, 2002, by class of security, and broken out between investment and non-investment grade investments whose market value has been below amortized cost for the length of time indicated (in thousands):

                                                                        Number of months
                                                      ----------------------------------------------------
                                                                      More than
                                                      Less than     six, but less     Over
                                                         six         than twelve     twelve        Total
                                                         ---         -----------     ------        -----
Investment grade securities:
   Commercial and industrial                          $    1,563    $      244    $   17,276    $   19,083
   Public utilities                                           16           110         6,176         6,302
   Asset-backed securities                                 3,502             5        11,426        14,933
   Canadian and Canadian provincial governments              450             -         3,160         3,610
   Mortgage-backed securities                                145           672             7           824
   Finance                                                   125           245         2,338         2,708
   U.S. government and agencies                               15             -             9            24
                                                      ----------    ----------    ----------    ----------
          Investment grade securities                      5,816         1,276        40,392        47,484
                                                      ----------    ----------    ----------    ----------
Non-investment grade securities:
   Commercial and industrial                                 609           603         1,693         2,905
   Public utilities                                            -           586         2,151         2,737
   Asset-backed securities                                 1,713             -         1,069         2,782
   Mortgage-backed securities                                  1             -             -             1
   Finance                                                    19             -             -            19
                                                      ----------    ----------    ----------    ----------
         Non-investment grade securities                   2,342         1,189         4,913         8,444
                                                      ----------    ----------    ----------    ----------
               Total                                  $    8,158    $    2,465    $   45,305    $   55,928
                                                      ==========    ==========    ==========    ==========

         Approximately $35.6 million of the total unrealized losses were related to securities issued by the airline, financial, automotive, telecommunication, and utility sectors. These securities have generally been adversely affected by the downturn in the financial markets, overall economic conditions, and continuing effects of the September 11, 2001 tragedies. The Company believes that the analysis of each such security whose price has been below market for greater than twelve months indicated that the financial strength, liquidity, leverage, future outlook and/or recent management actions support the view that the security was not other-than-temporarily impaired as of December 31, 2002.

         Mortgage loans on real estate

         Mortgage loans represented approximately 3.4% and 3.2% of the Company's investments as of December 31, 2002 and 2001, respectively. As of December 31, 2002, all mortgages are U.S.-based. The Company invests primarily in mortgages on commercial offices and retail locations. The Company's mortgage loans generally range in size from $0.3 million to $11.5 million, with the average mortgage loan investment as of December 31, 2002, totaling approximately $3.8 million. The mortgage loan portfolio was diversified by geographic region and property type as discussed further in Note 5 of the Notes to Consolidated Financial Statements. Substantially all mortgage loans are performing and no valuation allowance has been established as of December 31, 2002.

         Policy loans

         Policy loans comprised approximately 12.6% and 15.2% of the Company's investments as of December 31, 2002 and 2001, respectively. These policy loans present no credit risk because the amount of the loan cannot exceed the obligation due the ceding company upon the death of the insured or surrender of the underlying policy. The provisions of the treaties in force and the underlying policies determine the policy loan interest rates. Because policy loans represent premature distributions of policy liabilities, they have the effect of reducing future disintermediation risk. In addition, the Company earns a spread between the interest rate earned on policy loans and the interest rate credited to corresponding liabilities.

         Funds withheld at interest

         Funds withheld at interest comprised approximately 29.7% and 22.5% of the Company's investments as of December 31, 2002 and 2001, respectively. For agreements written on a modified coinsurance basis and certain agreements written on a coinsurance basis, assets equal to the net statutory reserves are withheld and legally owned and managed by the ceding company, and are reflected as funds withheld at interest on RGA's balance sheet. In the event of a ceding company's insolvency, RGA would need to assert a claim on the assets supporting its reserve liabilities. However, the risk of loss to RGA is mitigated by its ability to offset amounts it owes the ceding company for claims or allowances with amounts owed to RGA from the ceding company. Interest accrues to these assets at rates defined by the treaty terms. The Company is subject to the investment performance on the withheld assets, although it does not directly control them. These assets are primarily fixed maturity investment securities and pose risks similar to the fixed maturity securities the Company owns. To mitigate this risk, the Company helps set the investment guidelines followed by the ceding company and monitors compliance. Ceding companies with funds withheld at interest had an average A.M. Best rating of "A-". Certain ceding companies maintain segregated portfolios for the benefit of the Company. Based on data provided by ceding companies as of December 31, 2002, funds withheld at interest were approximately (in thousands):

                                                                  At December 31, 2002
                                                      --------------------------------------------
Underlying Security Type:                              Book Value     Market Value     % of Total
------------------------                               ----------     ------------     ----------
Investment grade U.S. corporate securities            $  1,229,881    $  1,280,210        87.0%
Below investment grade U.S. corporate securities            42,981          41,321         2.8%
Unrated securities                                         137,207         144,489         9.8%
Other                                                        6,290           6,312         0.4%
                                                      ------------    ------------       -----
     Total segregated portfolios                         1,416,359       1,472,332       100.0%
Funds withheld at interest associated with
  non-segregated portfolios                                558,712         558,712
                                                      ------------    ------------
     Total funds withheld at interest                 $  1,975,071    $  2,031,044
                                                      ============    ============

         Based on data provided by the ceding companies as of December 31, 2002, the maturity distribution of the segregated portfolio portion of funds withheld at interest was approximately (in thousands):

                                                                  At December 31, 2002
                                                      --------------------------------------------
Maturity:                                              Book Value     Market Value     % of Total
--------                                               ----------     ------------     ----------
Within one year                                       $     19,176    $     19,363          1.3%
More than one, less than five years                        251,090         258,807         17.6%
More than five, less than ten years                        466,445         496,331         33.7%
Ten years or more                                          679,648         697,831         47.4%
                                                      ------------    ------------        -----
     Total all years                                  $  1,416,359    $  1,472,332        100.0%
                                                      ============    ============        =====

         The Company utilizes derivative financial instruments on a very limited basis, primarily to improve the management of the investment-related risks associated with the reinsurance of equity-indexed annuities. The Company invests primarily in exchange-traded and customized Standard and Poor's equity index options. The Company has established minimum credit quality standards for counterparties and seeks to obtain collateral or other credit supports. The Company limits its total financial exposure to counterparties. The Company's use of derivative financial instruments historically has not been significant to its financial position.

         As of December 31, 2002, the majority of the Company's invested assets were managed by third-party companies; however, the Company's chief investment officer has the primary responsibility for the day-to-day oversight of all the Company's investments.

Market Risk

         Market risk is the risk of loss that may occur when fluctuation in interest and currency exchange rates and equity and commodity prices change the value of a financial instrument. Both derivative and nonderivative financial instruments have market risk so the Company's risk management extends beyond derivatives to encompass all financial instruments held that are sensitive to market risk. RGA is primarily exposed to interest rate risk and foreign currency risk.

Interest Rate Risk

         This risk arises from many of the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and also has certain interest-sensitive contract liabilities. The Company manages interest rate risk and credit risk to maximize the return on the Company's capital effectively and to preserve the value created by its business operations. As such, certain management monitoring processes are designed to minimize the impact of sudden and sustained changes in interest rates on fair value, cash flows, and net interest income. The Company manages its exposure to interest rates principally by matching floating rate liabilities with corresponding floating rate assets and by matching fixed rate liabilities with corresponding fixed rate assets. On a limited basis, the Company uses equity options to minimize its exposure to movements in equity markets that have a direct correlation with certain of its reinsurance products.

         The Company's exposure to interest rate price risk and interest rate cash flow risk is reviewed on a quarterly basis. Interest rate price risk exposure is measured using interest rate sensitivity analysis to determine the change in fair value of the Company's financial instruments in the event of a hypothetical change in interest rates. Interest rate cash flow risk exposure is measured using interest rate sensitivity analysis to determine the Company's variability in cash flows in the event of a hypothetical change in interest rates. If estimated changes in fair value, net interest income, and cash flows are not within the limits established, management may adjust its asset and liability mix to bring interest rate risk within board-approved limits.

         In order to reduce the exposure of changes in fair values from interest rate fluctuations, RGA has developed strategies to manage its liquidity, and increase the interest rate sensitivity of its asset base. From time to time, RGA has utilized the swap market to manage the volatility of cash flows to interest rate fluctuations.

         Interest rate sensitivity analysis is used to measure the Company's interest rate price risk by computing estimated changes in fair value of fixed rate assets and liabilities in the event of a hypothetical 10% change in market interest rates. The Company does not have fixed-rate instruments classified as trading securities. The Company's projected loss in fair value of financial instruments in the event of a 10% unfavorable change in market interest rates at its fiscal years ended December 31, 2002 and 2001 was $78.4 million and $61.0 million, respectively.

         The calculation of fair value is based on the net present value of estimated discounted cash flows expected over the life of the market risk sensitive instruments, using market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources as of December 31, 2001, with adjustments made to reflect the shift in the treasury yield curve as appropriate.

         At December 31, 2002, the Company's estimated changes in fair value were within the targets outlined in the Company's investment policy.

         Interest rate sensitivity analysis is also used to measure the Company's interest rate cash flow risk by computing estimated changes in the cash flows expected in the near term attributable to floating rate assets and liabilities in the event of a range of assumed changes in market interest rates. This analysis assesses the risk of loss in cash flows in the near term in market risk sensitive floating rate instruments in the event of a hypothetical 10% change (increase or decrease) in market interest rates. The Company does not have variable-rate instruments classified as trading securities. The Company's projected decrease in cash flows in the near term associated with floating-rate instruments in the event of a 10% unfavorable change in market interest rates at its fiscal years ended December 31, 2002 and 2001 was $0.3 million and $6.0 million, respectively.

         The cash flows from coupon payments move in the same direction as interest rates for the Company's floating rate instruments. The volatility in mortgage prepayments partially offsets the cash flows from interest. At December 31, 2002, the Company's estimated changes in cash flows were within the targets outlined in the Company's investment policy.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, and mortgage prepayments, and should not be relied on as indicative of future results. Further, the computations do not contemplate any actions management could undertake in response to changes in interest rates.

         Certain shortcomings are inherent in the method of analysis presented in the computation of the estimated fair value of fixed rate instruments and the estimated cash flows of floating rate instruments, which estimates constitute forward-looking statements. Actual values may differ materially from those projections presented due to a number of factors, including, without limitation, market conditions varying from assumptions used in the calculation of the fair value. In the event of a change in interest rates, prepayments could deviate significantly from those assumed in the calculation of fair value. Finally, the desire of many borrowers to repay their fixed-rate mortgage loans may decrease in the event of interest rate increases.

Foreign Currency Risk

         The Company is subject to foreign currency translation, transaction, and net income exposure. The Company manages its exposure to currency principally by matching invested assets with the underlying reinsurance liabilities, but generally does not hedge the foreign currency translation exposure related to its investment in foreign subsidiaries as it views these investments to be long-term. Translation differences resulting from translating foreign subsidiary balances to U.S. dollars are reflected in equity. The Company generally does not hedge the foreign currency exposure of its subsidiaries transacting business in currencies other than their functional currency (transaction exposure). The majority of the Company's foreign currency transactions are denominated in Australian dollars, Argentine pesos, Canadian dollars, and Great British pounds. Currently, the Company believes its foreign currency transaction exposure, with the possible exception of its Argentine peso exposure, to be immaterial to the consolidated results of operations. In an effort to reduce its exposure to the Argentine peso, during 2001, the Company liquidated substantially all its Argentine based investment securities and reinvested the proceeds into investment securities denominated in U.S. dollars. The Company's obligations under its insurance and reinsurance contracts continue to be denominated in Argentine pesos, which is the functional currency for this business. Those net contract liabilities totaled approximately 65.1 million Argentine pesos as of December 31, 2002. The net unrealized foreign currency gain of $45.7 million is reflected in accumulated other comprehensive income on the consolidated balance sheet as of December 31, 2002. The Company does not expect the ongoing economic turmoil in Argentina, including the devaluation of the Argentine peso, to have additional negative impact on its Argentine policy liabilities; however, because the Company cannot reasonably predict the timing of its claim settlements and what the exchange rate will be at settlement, reported results may be volatile in the future. Net income exposure that may result from the strengthening of the U.S. dollar to foreign currencies will adversely affect results of operations since the income earned in the foreign currencies is worth less in U.S. dollars. When evaluating investments in foreign countries, the Company considers the stability of the political and currency environment. Devaluation of the currency after an investment decision has been made will affect the value of the investment when translated to U.S. dollars for financial reporting purposes.

Inflation

         The primary, direct effect on the Company of inflation is the increase in operating expenses. A large portion of the Company's operating expenses consists of salaries, which are subject to wage increases at least partly affected by the rate of inflation. The rate of inflation also has an indirect effect on the Company. To the extent that a government's policies to control the level of inflation result in changes in interest rates, the Company's investment income is affected.

New Accounting Standards

         In February 2003, the Financial Accounting Standards Board ("FASB") issued for comment Statement of Financial Accounting Standards ("SFAS") No. 133 Implementation Issue No. B36, "Embedded Derivatives: Bifurcation of a Debt Instrument That Incorporates Both Interest Rate Risk and Credit Risk Exposures That are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of That Instrument" ("FASB B36"). In this tentative guidance, the FASB has concluded that funds withheld by a ceding company, for modified coinsurance and coinsurance with funds withheld contracts, may contain an embedded derivative which should be bifurcated and valued. The effective date of the implementation guidance, as currently proposed, is the first day of the first fiscal quarter beginning after June 15, 2003. As of December 31, 2002, the Company has not separately reported any potential embedded derivatives associated with these contracts, which it believes is consistent with industry practice. At this time, the Company cannot estimate the impact, if any, of the FASB B36 proposed guidance.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. All variable interests acquired before February 1, 2003 must follow the new rule in accounting periods beginning after June 15, 2003. The Company does not believe the implementation of FIN 46 will have a material effect on its consolidated financial statements.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123." Effective January 1, 2003, the Company will prospectively adopt the fair value-based employee stock-based compensation expense recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The Company currently applies the intrinsic value-based expense provisions set forth in APB Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25"). The estimated impact of the adoption of the fair value-based method on 2003 net income is estimated at approximately $1.1 million, net of tax. This amount represents estimated compensation cost associated with stock option grants expected to be issued in 2003.

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 identifies characteristics of certain guarantee contracts and requires that a liability be recognized at fair value at the inception of such guarantees for the obligations undertaken by the guarantor. Additional disclosures also are prescribed for certain guarantee contracts. The initial recognition and initial measurement provisions of FIN 45 are effective for these guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for the Company for its fiscal year ended December 31, 2002. The Company does not believe the implementation of FIN 45 will have a material effect on its consolidated financial statements.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Under SFAS No. 146, costs associated with an exit or disposal activity shall be recognized at fair value in the period in which the liability is incurred rather than at the date of a commitment to an exit or disposal plan. The provisions of the statement will be effective for exit or disposal activities that are initiated after December 31, 2002.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be reported using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. During the first quarter of 2002, the company completed the transitional impairment test of goodwill. The results of the impairment test did not have a material impact to the Company's results of operations. During 2002, there were no changes to goodwill as a result of acquisitions or disposals. Goodwill as of December 31, 2002 totaled $7.0 million and was related to the Company's purchase of RGA Financial Group L.L.C. in 2000. Goodwill amortization in the comparable prior-year periods was not material to the Company's results of operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

           REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                               December 31,     December 31,
                                                                                                   2002             2001
                                                                                               ------------     ------------
                                                                                                   (dollars in thousands)
              ASSETS
Fixed maturity securities available for sale, at fair value                                    $  3,477,916     $  2,768,285
Mortgage loans on real estate                                                                       227,492          163,948
Policy loans                                                                                        841,120          774,660
Funds withheld at interest                                                                        1,975,071        1,142,643
Short-term investments                                                                                4,269          140,573
Other invested assets                                                                               124,327           98,315
                                                                                               ------------     ------------
              Total investments                                                                   6,650,195        5,088,424
Cash and cash equivalents                                                                            88,101          226,670
Accrued investment income                                                                            35,514           30,454
Premiums receivable                                                                                 253,892          161,436
Funds withheld
Reinsurance ceded receivables                                                                       452,220          410,947
Deferred policy acquisition costs                                                                 1,084,936          800,319
Other reinsurance balances                                                                          288,833          268,133
Other assets                                                                                         38,906           29,668
                                                                                               ------------     ------------
              Total assets                                                                     $  8,892,597     $  7,016,051
                                                                                               ============     ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Future policy benefits                                                                         $  2,430,042     $  2,101,777
Interest sensitive contract liabilities                                                           3,413,462        2,325,264
Other policy claims and benefits                                                                    760,166          650,082
Other reinsurance balances                                                                          233,286          169,393
Deferred income taxes                                                                               291,980          162,092
Other liabilities                                                                                    55,235          120,374
Other debt                                                                                                0                0
Long-term debt                                                                                      327,787          323,396
Company-obligated mandatorily redeemable preferred securities of subsidiary
         trust holding solely junior subordinated debentures of the Company                         158,176          158,085
                                                                                               ------------     ------------
              Total liabilities                                                                   7,670,134        6,010,463
Commitments and contingent liabilities (Note 14)                                                          -                -
Stockholders' equity:
        Preferred stock (par value $.01 per share; 10,000,000 shares authorized; no
              shares issued or outstanding)                                                               -                -
        Common stock (par value $.01 per share; 75,000,000 shares authorized,
              51,053,273 shares issued at December 31, 2002 and 2001)                                   511              511
        Warrants                                                                                      66915            66915
        Additional paid-in-capital                                                                   613042           611806
        Retained earnings                                                                            480301           369349
        Accumulated other comprehensive income (loss):
              Accumulated currency translation adjustment, net of income taxes                          715            -6088
              Unrealized appreciation (depreciation) of securities, net of income taxes              102768              -87
                                                                                               ------------     ------------
                    Total stockholders' equity before treasury stock                              1,264,252        1,042,406
        Less treasury shares held of 1,596,629 and 1,526,730 at cost at
              December 31, 2002 and 2001, respectively                                              (41,789)         (36,818)
                                                                                               ------------     ------------
              Total stockholders' equity                                                          1,222,463        1,005,588
                                                                                               ------------     ------------
              Total liabilities and stockholders' equity                                       $  8,892,597     $  7,016,051
                                                                                               ============     ============

          See accompanying notes to consolidated financial statements.

           REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Year ended December 31,
                                                                          --------------------------------------------
                                                                              2002            2001            2000
                                                                          ------------    ------------    ------------
                                                                               (in thousands, except per share data)
REVENUES:
        Net premiums                                                      $  1,980,666    $  1,661,762    $  1,404,066
        Investment income, net of related expenses                             374,512         340,559         326,505
        Realized investment losses, net                                        (14,651)        (68,431)        (28,651)
        Other revenues                                                          41,436          34,394          23,815
                                                                          ------------    ------------    ------------
              Total revenues                                                 2,381,963       1,968,284       1,725,735
                                                                          ------------    ------------    ------------
BENEFITS AND EXPENSES:
        Claims and other policy benefits                                     1,539,464       1,376,802       1,103,548
        Interest credited                                                      126,715         111,712         104,782
        Policy acquisition costs and other insurance expenses                  391,504         304,217         243,542
        Other operating expenses                                                94,786          91,306          81,209
        Interest expense                                                        35,516          18,097          17,596
                                                                          ------------    ------------    ------------
              Total benefits and expenses                                    2,187,985       1,902,134       1,550,677
                                                                          ------------    ------------    ------------
              Income from continuing operations
                    before income taxes                                        193,978          66,150         175,058

        Provision for income taxes                                              65,515          26,249          69,271
                                                                          ------------    ------------    ------------
              Income from continuing operations                                128,463          39,901         105,787

        Discontinued operations:
              Loss from discontinued accident and health operations,
                    net of income taxes                                         (5,657)         (6,855)        (28,118)
                                                                          ------------    ------------    ------------

              Net income                                                  $    122,806    $     33,046    $     77,669
                                                                          ============    ============    ============
Earnings per share from continuing operations:
        Basic earnings per share                                          $       2.60    $       0.81    $       2.14
                                                                          ============    ============    ============
        Diluted earnings per share                                        $       2.59    $       0.80    $       2.12
                                                                          ============    ============    ============
Earnings per share from net income:
        Basic earnings per share                                          $       2.49    $       0.67    $       1.57
                                                                          ============    ============    ============
        Diluted earnings per share                                        $       2.47    $       0.66    $       1.56
                                                                          ============    ============    ============
Weighted average number of diluted shares outstanding
        (in thousands)                                                          49,648          49,905          49,920
                                                                          ============    ============    ============

          See accompanying notes to consolidated financial statements.

           REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                        Additional
                                                           Preferred        Common                       Paid In        Retained
                                                             Stock           Stock        Warrants       Capital        Earnings
                                                          ------------   ------------   ------------   ------------   ------------
Balance, January 1, 2000                                  $          -   $        511   $          -   $    611,016   $    282,389

Comprehensive income:
        Net income                                                                                                          77,669
        Other comprehensive income, net of income tax
           Currency translation adjustments
           Unrealized investment gains, net of related
               offsets and reclassification adjustment

        Other comprehensive income

Comprehensive income

Dividends to stockholders                                                                                                  (11,900)
Purchase of treasury stock
Reissuance of treasury stock                                                                                    333

                                                          ------------   ------------   ------------   ------------   ------------
Balance, December 31, 2000                                           -            511              -        611,349        348,158
                                                          ------------   ------------   ------------   ------------   ------------

Comprehensive income:
        Net income                                                                                                          33,046
        Other comprehensive income, net of income tax
           Currency translation adjustments
           Unrealized investment gains, net of related
               offsets and reclassification adjustment

        Other comprehensive income

Comprehensive income

Dividends to stockholders                                                                                                  (11,855)
Issuance of warrants                                                                          66,915
Reissuance of treasury stock                                                                                    457
                                                          ------------   ------------   ------------   ------------   ------------
Balance, December 31, 2001                                           -            511         66,915        611,806        369,349
                                                          ------------   ------------   ------------   ------------   ------------
Comprehensive income:
        Net income                                                                                                         122,806
        Other comprehensive income, net of income tax
           Currency translation adjustments
           Unrealized investment gains, net of related
               offsets and reclassification adjustment

        Other comprehensive income

Comprehensive income

Dividends to stockholders                                                                                                  (11,854)
Purchase of treasury stock
Reissuance of treasury stock                                                                                  1,236
                                                          ------------   ------------   ------------   ------------   ------------
Balance, December 31, 2002                                $          -   $        511   $     66,915   $    613,042   $    480,301
                                                          ============   ============   ============   ============   ============

                                                                         Accumulated
                                                                             Other
                                                          Comprehensive  Comprehensive    Treasury
                                                          Income (Loss)  Income (Loss)     Stock          Total
                                                          -------------  -------------  ------------   -----------
Balance, January 1, 2000                                                 $   (141,250)  $    (19,718)  $   732,948

Comprehensive income:
        Net income                                        $     77,669                                      77,669
        Other comprehensive income, net of income tax
           Currency translation adjustments                     (5,958)                                     (5,958)
           Unrealized investment gains, net of related
               offsets and reclassification adjustment          89,337                                      89,337
                                                          ------------
        Other comprehensive income                              83,379         83,379
                                                          ------------
Comprehensive income                                      $    161,048
                                                          ============

Dividends to stockholders                                                                                  (11,900)
Purchase of treasury stock                                                                   (20,000)      (20,000)
Reissuance of treasury stock                                                                     494           827

                                                                         ------------   ------------   -----------
Balance, December 31, 2000                                                    (57,871)       (39,224)      862,923
                                                                         ------------   ------------   -----------

Comprehensive income:
        Net income                                        $     33,046                                      33,046
        Other comprehensive income, net of income tax
           Currency translation adjustments                      9,779                                       9,779
           Unrealized investment gains, net of related
               offsets and reclassification adjustment          41,917                                      41,917
                                                          ------------
        Other comprehensive income                              51,696         51,696
                                                          ------------
Comprehensive income                                      $     84,742
                                                          ============
Dividends to stockholders                                                                                  (11,855)
Issuance of warrants                                                                                        66,915
Reissuance of treasury stock                                                                   2,406         2,863
                                                                         ------------   ------------   -----------
Balance, December 31, 2001                                                     (6,175)       (36,818)    1,005,588
                                                                         ------------   ------------   -----------
Comprehensive income:
        Net income                                        $    122,806                                     122,806
        Other comprehensive income, net of income tax
           Currency translation adjustments                      6,803                                       6,803
           Unrealized investment gains, net of related
               offsets and reclassification adjustment         102,855                                     102,855
                                                          ------------
        Other comprehensive income                             109,658        109,658
                                                          ------------
Comprehensive income                                      $    232,464
                                                          ============
Dividends to stockholders                                                                                  (11,854)
Purchase of treasury stock                                                                    (6,594)       (6,594)
Reissuance of treasury stock                                                                   1,623         2,859
                                                                         ------------   ------------   -----------
Balance, December 31, 2002                                               $    103,483   $    (41,789)  $ 1,222,463
                                                                         ============   ============   ===========

          See accompanying notes to consolidated financial statements.

           REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               2002             2001             2000
                                                                           ------------     ------------     ------------
                                                                                           (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                               $    122,806     $     33,046     $     77,669
  Adjustments to reconcile net income to net cash provided by operating activities:
    Change in:
      Accrued investment income                                                  (4,958)           7,101             (379)
      Premiums receivable                                                       (95,989)          64,929           68,407
      Deferred policy acquisition costs                                        (274,033)        (180,110)        (154,229)
      Reinsurance ceded balances                                                (41,273)        (114,579)            (908)
      Future policy benefits, other policy claims and benefits, and
        other reinsurance balances                                              460,601          357,840          188,595
      Deferred income taxes                                                      73,793          (32,901)          57,210
      Other assets and other liabilities                                        (74,576)          70,139          (24,958)
    Amortization of net investment discounts, goodwill and other                (35,902)         (38,985)         (35,884)
    Realized investment losses, net                                              14,651           68,431           28,651
    Other, net                                                                   16,731            9,020          (11,375)
                                                                           ------------     ------------     ------------
Net cash provided by operating activities                                       161,851          243,931          192,799
                                                                           ------------     ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of subsidiaries                                                  -                -           26,509
  Purchase of business - net of cash received                                         -                -          (21,850)
  Sales of fixed maturity securities - available for sale                     2,204,813        1,129,263          576,240
  Maturities of fixed maturity securites - available for sale                    22,863           12,410           20,153
  Purchases of fixed maturity securities - available for sale                (2,749,069)      (1,211,104)      (1,352,647)
  Cash invested in mortgage loans on real estate                                (78,605)         (51,050)         (21,951)
  Cash invested in policy loans                                                 (70,240)         (67,784)         (63,812)
  Cash invested in funds withheld at interest                                   (41,828)        (257,101)         (64,394)
  Principal payments on mortgage loans on real estate                            15,069           15,376            9,525
  Principal payments on policy loans                                              3,780                1           16,997
  Change in short-term investments and other invested assets                    110,717         (146,388)         162,746
                                                                           ------------     ------------     ------------
Net cash used in investing activities                                          (582,500)        (576,377)        (712,484)
                                                                           ------------     ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends to stockholders                                                     (11,854)         (11,855)         (11,900)
  Proceeds from PIERS units offering, net                                             -          217,340                -
  Debt issuance and borrowings under credit agreements, net                       1,610           49,029           88,303
  Purchase of treasury stock                                                     (6,594)               -          (20,000)
  Exercise of stock options                                                       1,623            4,684              827
  Excess deposits on universal life and other
   investment type policies and contracts                                       300,761          228,667          508,259
                                                                           ------------     ------------     ------------
Net cash provided by financing activities                                       285,546          487,865          565,489
Effect of exchange rate changes                                                  (3,466)             454              677
                                                                           ------------     ------------     ------------
Change in cash and cash equivalents                                            (138,569)         155,873           46,481
Cash and cash equivalents, beginning of year                                    226,670           70,797           24,316
                                                                           ------------     ------------     ------------
Cash and cash equivalents, end of year                                     $     88,101     $    226,670     $     70,797
                                                                           ============     ============     ============

Supplementary disclosure of cash flow information:
  Amount of interest paid                                                  $     34,687     $     18,483     $     16,900
  Amount of income taxes paid                                              $     17,403     $     26,418     $      6,521

Note 1 ORGANIZATION

         Reinsurance Group of America, Incorporated ("RGA") is an insurance holding company formed December 31, 1992. On December 31, 2002, Equity Intermediary Company, a Missouri holding company, directly owned approximately 48.8% of the outstanding shares of common stock of RGA. Equity Intermediary Company is a wholly owned subsidiary of General American Life Insurance Company ("General American"), a Missouri life insurance company, which in turn is a wholly owned subsidiary of GenAmerica Financial Corporation ("GenAmerica"), a Missouri corporation. GenAmerica was acquired and became a wholly owned subsidiary of Metropolitan Life Insurance Company ("MetLife"), a New York life insurance company, on January 6, 2000. As a result of MetLife's ownership of GenAmerica and its own direct investment in RGA, MetLife beneficially owns 59.1% of the outstanding shares of common stock of RGA as of December 31, 2002.

         During 2002, MetLife purchased 327,600 additional common shares of RGA. The purchases were intended to offset potential future dilution of MetLife's holding of RGA stock arising from the issuance of convertible securities by RGA in December 2001.

         The consolidated financial statements include the assets, liabilities, and results of operations of RGA; Reinsurance Company of Missouri, Incorporated ("RCM"), RGA Reinsurance Company (Barbados) Ltd. ("RGA Barbados"), RGA Life Reinsurance Company of Canada ("RGA Canada") and RGA Americas Reinsurance Company, Ltd. ("RGA Americas"), as well as several other wholly-owned subsidiaries, subject to an ownership position greater than fifty percent (collectively, the "Company").

         The Company is primarily engaged in life reinsurance. Reinsurance is an arrangement under which an insurance company, the reinsurer, agrees to indemnify another insurance company, the ceding company, for all or a portion of the insurance risks underwritten by the ceding company. Reinsurance is designed to
(i) reduce the net liability on individual risks, thereby enabling the ceding company to increase the volume of business it can underwrite, as well as increase the maximum risk it can underwrite on a single life or risk; (ii) stabilize operating results by leveling fluctuations in the ceding company's loss experience; (iii) assist the ceding company to meet applicable regulatory requirements; and (iv) enhance the ceding company's financial strength and surplus position.

Note 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Consolidation and Basis of Presentation. The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for stock life insurance companies. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include those used in determining deferred policy acquisition costs, premiums receivable, future policy benefits, other policy claims and benefits, including incurred but not reported claims, provision for adverse litigation, and valuation of investment impairments. In all instances, actual results could differ materially from the estimates and assumptions used by management.

         For each of its reinsurance contracts, the Company must determine if the contract provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. The Company must review all contractual features, particularly those that may limit the amount of insurance risk to which the Company is subject to or features that delay the timely reimbursement of claims. If the Company determines that a contract does not expose it to a reasonable possibility of a significant loss from insurance risk, the Company records the contract on a deposit method of accounting with the net amount payable / receivable reflected in other reinsurance assets or liabilities on the consolidated balance sheet. Fees earned on the contracts are reflected as other revenues, as opposed to premiums, on the consolidated statements of income.

         The accompanying financial statements consolidate the accounts of RGA and its subsidiaries, both direct and indirect, subject to an ownership position greater than fifty percent. Entities in which the Company has an ownership position greater than twenty percent, but less than or equal to fifty percent are reported under the equity method of accounting. All significant intercompany balances and transactions have been eliminated.

         Investments. Fixed maturity securities available for sale are reported at fair value and are so classified based upon the possibility that such securities could be sold prior to maturity if that action enables the Company to execute its investment philosophy and appropriately match investment results to operating and liquidity needs.

         Impairments in the value of securities held by the Company, considered to be other than temporary, are recorded as a reduction of the carrying value of the security, and a corresponding realized investment loss is recognized in the consolidated statements of income. The Company's policy is to recognize such impairment when the projected cash flows of these securities have been reduced on other than a temporary basis so that the realizable value is reduced to an amount less than the carrying value. In conjunction with its external investment managers, the Company evaluates factors such as financial condition of the issuer, payment performance, the length of time and the extent to which the market value has been below amortized cost, compliance with covenants, general market conditions and industry sector, intent and ability to hold securities, and various other subjective factors. The actual value at which such financial instruments could actually be sold or settled with a willing buyer may differ from such estimated realizable values.

         Mortgage loans on real estate are carried at unpaid principal balances, net of any unamortized premium or discount and valuation allowances. Valuation allowances on mortgage loans are established based upon losses expected by management to be realized in connection with future dispositions or settlement of mortgage loans, including foreclosures. The valuation allowances are established after management considers, among other things, the value of underlying collateral and payment capabilities of debtors.

         Short-term investments represent investments with original maturities of greater than three months but less than twelve months and are stated at amortized cost, which approximates fair value.

         Policy loans are reported at the unpaid principal balance.

         Funds withheld at interest represent amounts contractually withheld by ceding companies in accordance with reinsurance agreements. For agreements written on a modified coinsurance basis and certain agreements written on a coinsurance basis, assets equal to the net statutory reserves are withheld and legally owned by the ceding company. Interest accrues to these assets at rates defined by the treaty terms.

         For reinsurance transactions executed prior to December 31, 1994, assets and liabilities related to treaties written on a modified coinsurance basis with funds withheld are reported on a gross basis. For modified coinsurance reinsurance transactions with funds withheld executed on or after December 31, 1994, assets and liabilities are reported on a net or gross basis, depending on the specific details within each treaty. Reinsurance agreements reported on a net basis are generally included in other reinsurance balances on the consolidated balance sheet because a legal right of offset exists.

         Other invested assets include derivative contracts, common stocks and preferred stocks, carried at fair value, and limited partnership interests, carried at cost. Changes in fair value are recorded through accumulated other comprehensive income (loss). Other invested assets are periodically reviewed for impairment.

         The Company has a variety of reasons to use derivative instruments, such as to attempt to protect the Company against possible changes in the market value of its investment portfolio as a result of interest rate changes and to manage the portfolio's effective yield, maturity, and duration. The Company does not invest in derivatives for speculative purposes. The Company uses both exchange-traded and customized over-the-counter derivative financial instruments. The Company's use of derivatives historically has not been significant to its financial position. Income or expense on derivative financial instruments used to manage interest-rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest-earning assets or interest-bearing liabilities for the periods covered by the contracts. Gains or losses from early terminations of derivative contracts are deferred and amortized as an adjustment to the yield of the designated assets or liabilities over the remaining period originally contemplated by the derivative financial instrument. The Company is currently holding exchange-traded derivatives with a notional amount of $25.6 million, which are carried at fair value of $6.8 million. Changes in the fair value of these derivatives are recorded as investment income on the consolidated statements of income. It is the Company's policy to enter into derivative contracts primarily with highly rated companies.

         Investment income is recognized as it accrues or is legally due. Realized gains and losses on sales of investments are included in net income, as are write-downs of investments where declines in value are deemed to be other than temporary in nature. The cost of investments sold is determined based upon the specific identification method. Unrealized gains and losses on marketable equity securities and fixed maturity securities classified as available for sale, less applicable deferred income taxes as well as related adjustments to deferred acquisition costs, if applicable, are reflected as a direct charge or credit to accumulated other comprehensive income (loss) in stockholders' equity on the consolidated balance sheet.

         Additional Information Regarding Statements of Cash Flows. Cash and cash equivalents include cash on deposit and highly liquid debt instruments purchased with an original maturity of three months or less. The consolidated statements of cash flows includes the results of discontinued operations in net cash from operations for all years presented, as the impact of the discontinued operations on cash flows is not considered material.

         Premiums Receivable. Premiums are accrued for when due from the ceding company, as adjusted for management estimates for lapsed premiums given historical experience, financial health of specific ceding companies, collateral value, and the legal right of offset on related amounts owed to the ceding company.

         Deferred Policy Acquisition Costs. Costs of acquiring new business, which vary with and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums or gross profits. Such costs include commissions and allowances as well as certain costs of policy issuance and underwriting. The Company performs periodic tests to determine that the cost of business acquired remains recoverable, and the cumulative amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. For the years ended December 31, 2002 and 2001, the Company reflected charges of $1.0 million and $3.1 million, respectively, for unrecoverable deferred policy acquisition costs. No such charges were reflected in 2000 results.

         Deferred costs related to traditional life insurance contracts, substantially all of which relate to long-duration contracts, are amortized over the premium-paying period of the related policies in proportion to the ratio of individual period premium revenues to total anticipated premium revenues over the life of the policy. Such anticipated premium revenues are estimated using the same assumptions used for computing liabilities for future policy benefits.

         Deferred costs related to interest-sensitive life and investment-type policies are amortized over the lives of the policies, in relation to the present value of estimated gross profits from mortality, investment income, and expense margins.

         Other Reinsurance Balances. The Company assumes and retrocedes financial reinsurance contracts that represent low mortality risk reinsurance treaties. These contracts are reported as deposits and included in other reinsurance assets/liabilities. The amount of revenue reported on these contracts represents fees and the cost of insurance under the terms of the reinsurance agreement. Balances resulting from the assumption and/or subsequent transfer of benefits and obligations resulting from cash flows related to variable annuities have also been classified as other reinsurance balance assets and/or liabilities.

         Goodwill and Value of Business Acquired. Through December 31, 2001, goodwill representing the excess of purchase price over the fair value of net assets acquired was amortized on a straight-line basis over ten to twenty years. Effective January 1, 2002, the Company accounts for goodwill pursuant to the provisions of SFAS No. 142. Accordingly, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. During the first quarter of 2002, the Company completed the transitional impairment test of goodwill. The results of the impairment test did not have a material impact to the Company's results of operations. During 2002, there were no changes to goodwill as a result of acquisitions or disposals. Goodwill as of December 31, 2002 totaled $7.0 million and was related to the purchase by the Company's U.S. Operations of RGA Financial Group L.L.C. in 2000. Goodwill amortization in the comparable prior-year periods was not material to the Company's results of operations. The value of business acquired is amortized in proportion to the ratio of annual premium revenues to total anticipated premium revenues or in relation to the present value of estimated profits. Anticipated premium revenues have been estimated using assumptions consistent with those used in estimating reserves for future policy benefits. The carrying value is reviewed periodically for indicators of impairment in value. The value of business acquired was approximately $7.5 million and $9.8 million, including accumulated amortization of $5.9 million and $3.6 million, as of December 31, 2002 and 2001, respectively. The value of business acquired amortization expense for the years ended December 31, 2002, 2001, and 2000 was $2.2 million, $2.9 million, and $0.8 million, respectively. These amortized balances are included in other assets on the consolidated balance sheet. Amortization of the value of business acquired is estimated to be $1.7 million, $1.3 million, $1.0 million, $0.8 million, and $0.6 million during 2003, 2004, 2005, 2006 and 2007, respectively.

         Other Assets. In addition to the goodwill and value of business acquired previously discussed, other assets primarily includes separate accounts, unamortized debt issuance costs, capitalized software, and other capitalized assets. Capitalized software, is stated at cost, less accumulated amortization. Purchased software costs, as well as internal and external costs incurred to develop internal-use computer software during the application development stage, are capitalized. As of December 31, 2002, the Company has capitalized approximately $11.2 million of internally developed software, which is not yet in production.

         Future Policy Benefits and Interest-Sensitive Contract Liabilities. Liabilities for future benefits on life policies are established in an amount adequate to meet the estimated future obligations on policies in force. Liabilities for future policy benefits under long-term life insurance policies have been computed based upon expected investment yields, mortality and withdrawal (lapse) rates, and other assumptions. These assumptions include a margin for adverse deviation and vary with the characteristics of the plan of insurance, year of issue, age of insured, and other appropriate factors. Interest rates range from 3.0% to 8.0%. The mortality and withdrawal assumptions are based on the Company's experience as well as industry experience and standards. Liabilities for future benefits on interest-sensitive life and investment-type contract liabilities are carried at the accumulated contract holder values without reduction for potential surrender or withdrawal charges.

         The Company periodically reviews actual and anticipated experience compared to the assumptions used to establish policy benefits. The Company establishes premium deficiency reserves if actual and anticipated experience indicates that existing policy liabilities together with the present value of future gross premiums will not be sufficient to cover the present value of future benefits, settlement and maintenance costs and to recover unamortized acquisition costs. The premium deficiency reserve is established by a charge to income, as well as a reduction in unamortized acquisition costs and, to the extent there are no unamortized acquisition costs, an increase in future policy benefits.

         In establishing reserves for future policy benefits, the Company assigns policy liability assumptions to particular time frames (eras) in such a manner as to be consistent with the underlying assumptions and economic conditions at the time the risks are assumed. The Company generally maintains a consistent level of provision for adverse deviation between eras.

         The reserving process includes normal periodic reviews of assumptions used and adjustments of reserves to incorporate the refinement of the assumptions. Any such adjustments relate only to policies assumed in recent periods and the adjustments are reflected by a cumulative charge or credit to current operations.

         The Company reinsures asset-intensive products, including annuities and corporate-owned life insurance. The investment portfolios for these products are segregated for management purposes within the general account of RGA Reinsurance Company ("RGA Reinsurance"). The liabilities under asset-intensive reinsurance contracts are included in interest-sensitive contract liabilities on the consolidated balance sheet.

         Other Policy Claims and Benefits. Claims payable for incurred but not reported losses are determined using case basis estimates and lag studies of past experience. These estimates are periodically reviewed and required adjustments to such estimates are reflected in current operations.

         Other Liabilities. Liabilities primarily related to investments in transit, separate accounts, employee benefits, and current federal income taxes payable are included in other liabilities on the consolidated balance sheet.

         Income Taxes. RGA and its eligible U.S. subsidiaries file a consolidated federal income tax return. The U.S. consolidated tax return includes RGA, RGA Reinsurance, RGA Barbados, RCM and Fairfield Management Group, Incorporated ("Fairfield"). Due to rules which affect the ability of an entity to join in a consolidated tax return, RGA Americas Reinsurance Company, Ltd., and Triad Re Ltd. file separate tax returns even though these entities are considered to be U.S. taxpayers. The Company's Argentine, Australian, Bermudan, Canadian, Malaysian, South African and United Kingdom subsidiaries are taxed under applicable local statutes.

         For all years presented the Company uses the asset and liability method to record deferred income taxes. Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using enacted tax rates.

         Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company. During December 2001, RGA Capital Trust I (the "Trust"), a wholly owned subsidiary of RGA, sold Preferred Income Equity Redeemable Securities ("PIERS") Units. Each unit consists of a preferred security issued by the Trust with a detachable warrant to purchase 1.2508 shares of RGA common stock. The Trust sold
4.5 million PIERS units. The market value of the preferred security on the date issued is recorded in liabilities on the consolidated balance sheet under the caption "Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures of the Company."

         Warrants. During December 2001, the Trust sold 4.5 million PIERS units. Each unit consists of a preferred security issued by the Trust with a detachable warrant to purchase 1.2508 shares of RGA common stock. The market value of the detachable warrants on the date issued is recorded in stockholders' equity on the consolidated balance sheet under the caption "Warrants."

         Foreign Currency Translation. The functional currency is the Argentine peso for the Company's Argentine operations, the Australian dollar for the Company's Australian operations, the Canadian dollar for the Company's Canada operations, the South African Rand for the Company's South African operations and the British Pound Sterling for the Company's United Kingdom operations. The translation of the foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during each year. Gains or losses, net of deferred income taxes, resulting from such translation are included in accumulated currency translation adjustments, net of income taxes, in accumulated other comprehensive income (loss) on the consolidated balance sheet.

         Retrocession Arrangements and Reinsurance Ceded Receivables. The Company generally reports retrocession activity on a gross basis. Amounts paid or deemed to have been paid for reinsurance are reflected in reinsurance ceded receivables. The cost of reinsurance related to long-duration contracts is recognized over the terms of the reinsured policies on a basis consistent with the reporting of those policies.

         In the normal course of business, the Company seeks to limit its exposure to losses on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under excess coverage and coinsurance (quota share) contracts. Through December 31, 2000, the Company retained a maximum of $2.5 million of coverage per individual life. Effective January 1, 2001, the Company increased its retention to $4.0 million of coverage per individual life. RGA Reinsurance has a number of retrocession arrangements whereby certain business in force is retroceded on an automatic or facultative basis. The Company also retrocedes most of its financial reinsurance business to other insurance companies to alleviate capital requirements created by this business.

         Generally, RGA's insurance subsidiaries retrocede amounts in excess of their retention to RGA Reinsurance, RGA Barbados, and RGA Americas. Retrocessions are arranged through RGA Reinsurance's retrocession pools for amounts in excess of its retention limit. As of December 31, 2002, all rated retrocession pool participants followed by the A.M. Best Company were rated B++ or better. For a majority of the retrocessionaires that were not rated, security in the form of letters of credit or trust assets has been given as additional security in favor of RGA Reinsurance. In addition, the Company performs annual financial reviews of its retrocessionaires to evaluate financial stability and performance.

         The Company has never experienced a material default in connection with retrocession arrangements, nor has it experienced any difficulty in collecting claims recoverable from retrocessionaires; however, no assurance can be given as to the future performance of such retrocessionaires or as to recoverability of any such claims.

         Recognition of Revenues and Related Expenses. Life and health premiums are recognized as revenue when due from the insured, and are reported net of amounts retroceded. Benefits and expenses are reported net of amounts retroceded and are associated with earned premiums so that profits are recognized over the life of the related contract. This association is accomplished through the provision for future policy benefits and the amortization of deferred policy acquisition costs. Other revenue includes items such as treaty recapture fees, profit and risk fees associated with financial reinsurance. Any fees that are collected in advance of the period benefited are deferred and recognized over the period benefited. Initial reserve changes are netted against premiums when an in force block of business is reinsured.

         Revenues for interest-sensitive and investment-type products consist of investment income, policy charges for the cost of insurance, policy administration, and surrenders that have been assessed against policy account balances during the period. Interest-sensitive contract liabilities for these products represent policy account balances before applicable surrender charges. Deferred policy acquisition costs are recognized as expenses over the term of the policies. Policy benefits and claims that are charged to expenses include claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. The weighted average interest-crediting rates for interest-sensitive products were 4.2%, 6.1% and 6.7%, during 2002, 2001 and 2000, respectively. Interest crediting rates for U.S. dollar-denominated investment-type contracts ranged from 2.8% to 6.8% during 2002, 3.6% to 7.3% during 2001 and 5.3% to 7.2% during 2000. Weighted average interest crediting rates for Mexican peso-denominated investment-type contracts were 15.9%, 12.8% and 26.0% for 2002, 2001 and 2000, respectively.

         Net Earnings Per Share. Basic earnings per share exclude any dilutive effects of options and warrants. Diluted earnings per share include the dilutive effects assuming outstanding stock options and warrants were exercised.

         New Accounting Pronouncements. In February 2003, the Financial Accounting Standards Board ("FASB") issued for comment Statement of Financial Accounting Standards ("SFAS") No. 133 Implementation Issue No. B36, "Embedded
Derivatives: Bifurcation of a Debt Instrument That Incorporates Both Interest Rate Risk and Credit Risk Exposures That are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of That Instrument" ("FASB B36"). In this tentative guidance, the FASB has concluded that funds withheld by a ceding company, for modified coinsurance and coinsurance with funds withheld contracts, may contain an embedded derivative which should be bifurcated and valued. The effective date of the implementation guidance, as currently proposed, is the first day of the first fiscal quarter beginning after June 15, 2003. As of December 31, 2002, the Company has not separately reported any potential embedded derivatives associated with these contracts, which it believes is consistent with industry practice. At this time, the Company cannot estimate the impact, if any, of the FASB B36 proposed guidance.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. All variable interests acquired before February 1, 2003 must follow the new rule in accounting periods beginning after June 15, 2003. The Company does not believe the implementation of FIN 46 will have a material effect on its consolidated financial statements.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123." Effective January 1, 2003, the Company will prospectively adopt the fair value-based employee stock-based compensation expense recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The Company currently applies the intrinsic value-based expense provisions set forth in APB Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25"). The estimated impact of the adoption of the fair value-based method on 2003 net income is estimated at approximately $1.1 million, net of tax. This amount represents estimated compensation cost associated with stock option grants expected to be issued in 2003.

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 identifies characteristics of certain guarantee contracts and requires that a liability be recognized at fair value at the inception of such guarantees for the obligations undertaken by the guarantor. Additional disclosures also are prescribed for certain guarantee contracts. The initial recognition and initial measurement provisions of FIN 45 are effective for these guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for the Company for its fiscal year ended December 31, 2002. The Company does not believe the implementation of FIN 45 will have a material impact on its consolidated financial statements.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Under SFAS No. 146, costs associated with an exit or disposal activity shall be recognized at fair value in the period in which the liability is incurred rather than at the date of a commitment to an exit or disposal plan. The provisions of the statement will be effective for exit or disposal activities that are initiated after December 31, 2002.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be reported using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. During the first quarter of 2002, the company completed the transitional impairment test of goodwill. The results of the impairment test did not have a material impact to the Company's results of operations. During 2002, there were no changes to goodwill as a result of acquisitions or disposals. Goodwill as of December 31, 2002 totaled $7.0 million and was related to the Company's purchase of RGA Financial Group L.L.C. in 2000. Goodwill amortization in the comparable prior-year periods was not material to the Company's results of operations.

         Reclassification. The Company has reclassified the presentation of certain prior period information to conform to the 2002 presentation.

Note 3 STOCK TRANSACTIONS

         On September 18, 2001, the Board of Directors approved a repurchase program authorizing the Company to purchase up to $25 million of its shares of stock. Subsequent to December 31, 2001 the Board of Directors approved an additional repurchase of $25 million shares under the program, for a total of up to $50 million of its shares of stock, as conditions warrant. The Board's action allows management, in its discretion, to purchase shares on the open market. As of December 31, 2002, the Company purchased 225,500 shares of treasury stock under this program at an aggregate cost of $6.6 million. All purchases were made during 2002. The Company generally uses treasury shares to support the future exercise of options granted under its stock option plans.

Note 4 DIVIDENDS

         RGA paid cash dividends on common shares of $0.24 per share in 2002, 2001, and 2000.

Note 5 INVESTMENTS

         Major categories of net investment income consist of the following (in thousands):

    Years Ended December 31,                  2002          2001          2000
                                              ----          ----          ----
Fixed maturity securities                   $203,534      $192,685      $189,750
Mortgage loans on real estate                 14,385        11,569        10,003
Policy loans                                  59,058        54,713        44,712
Funds withheld at interest                    89,831        72,753        69,715
Short-term investments                         3,393         6,513        11,129
Other invested assets                          7,290         5,092         3,497
                                            --------      --------      --------
     Investment revenue                      377,491       343,325       328,806
Investment expense                             2,979         2,766         2,301
                                            --------      --------      --------
         Net investment income              $374,512      $340,559      $326,505
                                            ========      ========      ========

The amortized cost, gross unrealized gains and losses, and estimated fair values of investments in fixed maturity securities at December 31, 2002 and 2001 are as follows (in thousands):

                                                   Amortized   Unrealized   Unrealized      Fair
                  2002                                Cost        Gains       Losses        Value
                                                      ----        -----       ------        -----
Available for sale:
   Commercial and industrial                      $1,092,373   $   50,439   $   21,930   $1,120,882
   Public utilities                                  341,934       40,255        8,960      373,229
   Asset-backed securities                           178,988        4,733       18,309      165,412
   Canadian and Canadian provincial governments      457,077       75,109        3,160      529,026
   Mortgage-backed securities                        423,505       24,287          824      446,968
   Finance                                           337,119       19,561        2,726      353,954
   U.S. government and agencies                      410,143       11,883           19      422,007
   Other foreign government securities                65,180        1,258            -       66,438
                                                  ----------   ----------   ----------   ----------
                                                  $3,306,319   $  227,525   $   55,928   $3,477,916
                                                  ==========   ==========   ==========   ==========

                                                   Amortized   Unrealized   Unrealized      Fair
                  2001                                Cost        Gains       Losses        Value
                                                      ----        -----       ------        -----
Available for sale:
   Commercial and industrial                      $  861,369   $   22,127   $   37,052   $  846,444
   Public utilities                                  260,856        9,429        5,860      264,425
   Asset-backed securities                           244,736        6,590       38,348      212,978
   Canadian and Canadian provincial governments      445,077       64,240       17,320      491,997
   Mortgage-backed securities                        460,245       13,190        6,922      466,513
   Finance                                           260,630        6,939       12,619      254,950
   U.S. government and agencies                      165,416        2,104        2,206      165,314
   Other foreign government securities                67,093          238        1,667       65,664
                                                  ----------   ----------   ----------   ----------
                                                  $2,765,422   $  124,857   $  121,994   $2,768,285
                                                  ==========   ==========   ==========   ==========

         There were no investments in any entity in excess of 10% of stockholders' equity at December 31, 2002 or 2001, other than investments issued or guaranteed by the U.S. government.

         Common and preferred equity investments and derivative financial instruments are included in other invested assets in the Company's consolidated balance sheet. The cost basis of equity investments, primarily preferred stocks, at December 31, 2002 and 2001 was approximately $103.9 million and $78.6 million, respectively. The cost basis of the derivative financial instruments at December 31, 2002 and 2001 was approximately $4.4 million.

         The amortized cost and estimated fair value of fixed maturity securities available for sale at December 31, 2002 are shown by contractual maturity for all securities except certain U.S. government agencies securities, which are distributed to maturity year based on the Company's estimate of the rate of future prepayments of principal over the remaining lives of the securities. These estimates are developed using prepayment rates provided in broker consensus data. Such estimates are derived from prepayment rates experienced at the interest rate levels projected for the applicable underlying collateral and can be expected to vary from actual experience. Actual maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         At December 31, 2002, the contractual maturities of investments in fixed maturity securities were as follows (in thousands):

                                             Amortized      Fair
                                                Cost        Value
                                                ----        -----
Available for sale:
   Due in one year or less                  $   40,187   $   41,162
   Due after one year through five years       428,849      447,510
   Due after five years through ten years      686,545      722,914
   Due after ten years                       1,145,862    1,240,271
   Asset and mortgage-backed securities      1,004,876    1,026,059
                                            ----------   ----------
                                            $3,306,319   $3,477,916
                                            ==========   ==========

Net realized investment gains or losses consist of the following (in thousands):

                    Years Ended December 31                    2002          2001         2000
                                                               ----          ----         ----
Fixed maturities and equity securities available for sale:
   Realized gains                                            $  64,060    $  34,108    $   2,487
   Realized losses                                             (79,005)    (101,854)     (23,142)
Other, net                                                         294         (685)      (7,996)
                                                             ---------    ---------    ---------
Net losses                                                   $ (14,651)   $ (68,431)   $ (28,651)
                                                             =========    =========    =========

         Included in net realized losses are other than temporary write-downs of fixed maturity securities of approximately $33.9 million, $43.4 million, and $10.1 million in 2002, 2001, and 2000, respectively. The Company incurred $24.2 million in realized losses due to the other than temporary impairment in value of collateralized bond obligations during 2002. The Company also incurred approximately $9.6 million in realized losses due to the sale of World Com/MCI fixed maturity holdings during 2002. The Company incurred approximately $9.1 million in realized losses associated with the other than temporary write-down and sale of Enron securities during 2001. Also during 2001, the Company incurred approximately $27.0 million in realized investment losses when it liquidated substantially all of its Argentine-based investment securities. The Company reinvested the proceeds from these sales in U.S. dollar based securities in order to reduce its exposure to the volatile Argentine economy. Losses during 2000 include $8.9 million in realized losses associated with the sale of subsidiaries.

         At December 31, 2002, fixed maturity securities held by the Company that were below investment grade had an estimated fair value of approximately $123.9 million. At December 31, 2002, the Company owned non-income producing securities with an amortized cost of $23.1 million and a market value of $22.9 million.

         The Company makes mortgage loans on income producing properties, such as apartments, retail and office buildings, light warehouses and light industrial facilities. Loan to value ratios at the time of loan approval are 75 percent or less for domestic mortgages. The distribution of mortgage loans by property type is as follows (in thousands):

                            2002                   2001
                            ----                   ----
                    Carrying   Percentage  Carrying   Percentage
                      Value     Of Total     Value     Of Total
                      -----     --------     -----     --------
Property Type:
 Apartment          $ 15,080       6.63%   $    705       0.43%
 Retail               61,395      26.99%     49,153      29.98%
 Office building      89,765      39.46%     72,958      44.50%
 Industrial           59,279      26.05%     39,037      23.81%
 Other commercial      1,973       0.87%      2,095       1.28%
                    --------   --------    --------   --------
Total               $227,492     100.00%   $163,948     100.00%
                    ========   ========    ========   ========

All the Company's mortgage loans are amortizing loans. As of December 31, 2002 and 2001, the Company's mortgage loans were distributed as follows (in thousands):

                            2002                   2001
                            ----                   ----
                    Carrying   Percentage  Carrying   Percentage
                      Value     Of Total     Value     Of Total
                      -----     --------     -----     --------
United States:
   Arizona          $  7,023       3.09%   $  9,102       5.55%
   California         59,186      26.02%     38,178      23.29%
   Colorado            8,467       3.72%      7,998       4.88%
   Florida            19,294       8.48%      7,944       4.85%
   Georgia            23,619      10.38%     21,258      12.97%
   Illinois           11,736       5.16%     12,187       7.43%
   Indiana            11,745       5.16%      5,363       3.27%
   Kansas              7,169       3.15%      7,379       4.50%
   Maryland            4,164       1.83%      4,436       2.71%
   Missouri           14,440       6.35%      7,301       4.45%
   Nevada              1,259       0.55%      1,340       0.81%
   New Mexico          3,965       1.74%          -          -
   North Carolina     15,885       6.99%     16,301       9.94%
   Pennsylvania        5,569       2.45%      5,668       3.46%
   Rhode Island        5,355       2.35%          -          -
   South Dakota        7,480       3.29%          -          -
   Texas               9,376       4.12%      2,159       1.32%
   Virginia            3,396       1.49%      3,442       2.10%
   Washington          8,364       3.68%     13,892       8.47%
                    --------   --------    --------   --------
Total               $227,492     100.00%   $163,948     100.00%
                    ========   ========    ========   ========

Substantially all mortgage loans are performing and no valuation allowance has been established as of December 31, 2002.

The maturities of the mortgage loans are as follows (in thousands):

                                    2002       2001
                                    ----       ----
DUE ONE YEAR THROUGH FIVE YEARS   $ 40,924   $  8,609
Due after five years               108,337     84,839
Due after ten years                 78,231     70,500
                                  --------   --------
     Total                        $227,492   $163,948
                                  ========   ========

         Policy loans comprised approximately 12.6% and 15.2% of the Company's investments as of December 31, 2002 and 2001, respectively. These policy loans present no credit risk because the amount of the loan cannot exceed the obligation due the ceding company upon the death of the insured or surrender of the underlying policy. The provisions of the treaties in force and the underlying policies determine the policy loan interest rates. Because policy loans represent premature distributions of policy liabilities, they have the effect of reducing future disintermediation risk. In addition, the Company earns a spread between the interest rate earned on policy loans and the interest rate credited to corresponding liabilities.

         Funds withheld at interest comprised approximately 29.7% and 22.5% of the Company's investments as of December 31, 2002 and 2001, respectively. For agreements written on a modified coinsurance basis and certain agreements written on a coinsurance basis, assets equal to the net statutory reserves are withheld and legally owned and managed by the ceding company and are reflected as funds withheld at interest on RGA's balance sheet. In the event of a ceding company's insolvency, RGA would need to assert a claim on the assets supporting its reserve liabilities. However, the risk of loss to RGA is mitigated by its ability to offset amounts it owes the ceding company for claims or allowances with amounts owed to RGA from the ceding company. Interest accrues to these assets at rates defined by the treaty terms. In most cases, the Company is subject to the investment performance on the funds withheld assets, although it does not control them. To mitigate this risk, the Company helps set the investment guidelines followed by the ceding company and monitors compliance.

Note 6 FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001. SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties (in thousands):

                                                             2002                      2001
                                                             ----                      ----
                                                     Carrying    Estimated     Carrying    Estimated
                                                       Value     Fair Value      Value     Fair Value
Assets:
          Fixed maturity securities                 $3,477,916   $3,477,916   $2,768,285   $2,768,285
          Mortgage loans on real estate                227,492      248,483      163,948      164,904
          Policy loans                                 841,120      841,120      774,660      774,660
          Funds withheld at interest                 1,975,071    2,031,044    1,142,643    1,133,781
          Short-term investments                         4,269        4,269      140,573      140,573
          Other invested assets                        124,327      124,327       98,315       98,315
Liabilities:
          Interest-sensitive contract liabilities   $3,413,462   $3,223,005   $2,325,264   $2,264,432
          Long-term debt                               327,787      347,179      323,396      328,905
          Company-obligated mandatorily
             redeemable preferred securities           158,176      177,401      158,085      158,839

         Publicly traded fixed maturity securities are valued based upon quoted market prices. Private placement securities are valued based on the credit quality and duration of marketable securities deemed comparable by the Company's investment advisor, which may be of another issuer. The fair value of mortgage loans on real estate is estimated using discounted cash flows. Policy loans typically carry an interest rate that is tied to the crediting rate applied to the related policy and contract reserves. The carrying value of funds withheld at interest approximates fair value except where the funds withheld are specifically identified in the agreement. The carrying value of short-term investments at December 31, 2002 and 2001 approximates fair value. Common and preferred equity investments and derivative financial instruments included in other invested assets are reflected at fair value on the consolidated balance sheet.

         The fair value of the Company's interest-sensitive contract liabilities is based on the cash surrender value of the liabilities, adjusted for recapture fees. The fair value of the Company's long-term debt and the company-obligated mandatorily redeemable preferred securities are estimated based on quoted market prices for corporations with similar credit quality.

Note 7 REINSURANCE

         Retrocession reinsurance treaties do not relieve the Company from its obligations to direct writing companies. Failure of retrocessionaires to honor their obligations could result in losses to the Company; consequently, allowances would be established for amounts deemed uncollectible. At December 31, 2002 and 2001, no allowances were deemed necessary. The Company regularly evaluates the financial condition of its reinsurers / retrocessionaires.

         The effect of reinsurance on net premiums and amounts earned is as follows (in thousands):

    Years Ended December 31           2002           2001           2000
                                      ----           ----           ----
Direct                            $     4,986    $    11,471    $    26,077
Reinsurance assumed                 2,325,512      1,839,083      1,600,106
Reinsurance ceded                    (349,832)      (188,792)      (222,117)
                                  -----------    -----------    -----------
Net premiums and amounts earned   $ 1,980,666    $ 1,661,762    $ 1,404,066
                                  ===========    ===========    ===========

The effect of reinsurance on policyholder claims and other policy benefits is as follows (in thousands):

       Years Ended December 31             2002           2001           2000
                                           ----           ----           ----
Direct                                 $     3,330    $     6,104    $    27,327
Reinsurance assumed                      1,744,630      1,525,248      1,290,175
Reinsurance ceded                         (208,496)      (154,550)      (213,954)
                                       -----------    -----------    -----------
Net policyholder claims and benefits   $ 1,539,464    $ 1,376,802    $ 1,103,548
                                       ===========    ===========    ===========

         At December 31, 2002 and 2001, there were no reinsurance receivables associated with a single reinsurer with a carrying value in excess of 5% of total assets.

         The impact of reinsurance on life insurance in force is shown in the following schedule (in millions):

Life Insurance In Force    Direct    Assumed      Ceded       Net      Assumed/Net %
December 31, 2002         $     75   $758,875   $162,395   $596,555      127.21%
December 31, 2001               73    615,990    117,748    498,315      123.61%
December 31, 2000               86    545,950     78,226    467,810      116.70%

         At December 31, 2002, the Company has provided approximately $872.7 million of statutory financial reinsurance, as measured by pre-tax statutory surplus, to other insurance companies under financial reinsurance transactions to assist ceding companies in meeting applicable regulatory requirements and to enhance ceding companies' financial strength. Generally, such financial reinsurance is provided by the Company committing cash or assuming insurance liabilities, which are collateralized by future profits on the reinsured business. The Company retrocedes the majority of the assumed financial reinsurance. The Company earns a fee based on the amount of net outstanding financial reinsurance.

         Reinsurance agreements, whether facultative or automatic, may provide for recapture rights on the part of the ceding company. Recapture rights permit the ceding company to reassume all or a portion of the risk formerly ceded to the reinsurer after an agreed-upon period of time (generally 10 years) or in some cases due to changes in the financial condition or ratings of the reinsurer. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods. Additionally, some treaties give the ceding company the right to request the Company to place assets in trust for their benefit to support their reserve credits, in the event of a downgrade of the Company's ratings to specified levels. As of December 31, 2002, these treaties had approximately $294.7 million in reserves. Assets placed in trust continue to be owned by the Company, but their use is restricted based on the terms of the trust agreement. Securities with an amortized cost of $532.8 million were held in trust to satisfy collateral requirements for reinsurance business for the benefit of certain subsidiaries of the company at December 31, 2002. Additionally, securities with an amortized cost of $931.6 million, as of December 31, 2002, were held in trust to satisfy collateral requirements under certain third-party reinsurance treaties. Additionally, under certain conditions, RGA may be obligated to move reinsurance from one RGA subsidiary company to another RGA subsidiary or make payments under the treaty. These conditions generally include unusual or remote circumstances, such as change in control, insolvency, nonperformance under a treaty, or loss of reinsurance license of such subsidiary.

Note 8 DEFERRED POLICY ACQUISITION COSTS

         The following reflects the amounts of policy acquisition costs deferred and amortized (in thousands):

      Years Ended December 31           2002           2001           2000
      -----------------------           ----           ----           ----
Deferred policy acquisition costs
    Assumed                         $ 1,162,255    $   860,971    $   692,345
    Retroceded                          (77,319)       (60,652)       (70,870)
                                    -----------    -----------    -----------
Net                                 $ 1,084,936    $   800,319    $   621,475
                                    ===========    ===========    ===========

Years Ended December 31                 2002           2001           2000
-----------------------                 ----           ----           ----
Beginning of year                   $   800,319    $   621,475    $   478,389
Capitalized
    Assumed                             620,050        481,697        379,126
    Retroceded                          (16,331)       (11,377)       (22,490)
Amortized
    Assumed                            (331,873)      (324,641)      (230,415)
    Retroceded                           12,771         33,165         16,865
                                    -----------    -----------    -----------
End of year                         $ 1,084,936    $   800,319    $   621,475
                                    ===========    ===========    ===========

         Some reinsurance agreements involve reimbursing the ceding company for allowances and commissions in excess of first-year premiums. These amounts represent an investment in the reinsurance agreement, and are capitalized to the extent deemed recoverable from the future premiums and amortized against future profits of the business. This type of agreement presents a risk to the extent that the business lapses faster than originally anticipated resulting in future profits being insufficient to recover the Company's investment.

Note 9 INCOME TAX

         The provision for income tax expense attributable to income from continuing operations consists of the following (in thousands):

      Years Ended December 31               2002        2001        2000
      -----------------------               ----        ----        ----
Current income tax expense (benefit)     $(14,412)   $ 49,738    $ 12,789
Deferred income tax expense (benefit)      57,221     (31,866)     46,494
Foreign current tax expense (benefit)       6,134       9,412        (728)
Foreign deferred tax expense (benefit)     16,572      (1,035)     10,716
                                         --------    --------    --------
    Provision for income taxes           $ 65,515    $ 26,249    $ 69,271
                                         ========    ========    ========

         Provision for income tax expense differed from the amounts computed by applying the U.S. federal income tax statutory rate of 35% to pre-tax income as a result of the following (in thousands):

      Years Ended December 31                                2002        2001        2000
      -----------------------                                ----        ----        ----
Tax provision at U.S. statutory rate                      $ 67,892    $ 23,153    $ 61,371
Increase (decrease) in income taxes resulting from:
     Foreign tax rate differing from U.S. tax rate            (124)       (784)      1,049
     Settlement of IRS audit                                (2,000)          -           -
     Travel and entertainment                                  129          32         134
     Intangible amortization                                   199          65         215
     Deferred tax valuation allowance                         (211)      3,501       2,369
     Basis differential on sale of Chilean subsidiaries          -           -       2,447
     Other, net                                               (370)        282       1,686
                                                          --------    --------    --------
      Total provision for income taxes                    $ 65,515    $ 26,249    $ 69,271
                                                          ========    ========    ========

Total income taxes were as follows (in thousands):

      Years Ended December 31                                   2002        2001          2000
                                                                ----        ----          ----
Income tax from continuing operations:                       $  65,515    $  26,249    $  69,271
     Tax benefit on discontinued operations                     (3,066)      (3,691)     (15,140)
     Income tax from stockholders' equity:
     Unrealized holding gain on debt and equity securities
     recognized for financial reporting purposes                51,591       21,320       51,766
     Exercise of stock options                                  (1,943)      (1,653)        (344)
     Foreign currency translation                               (3,664)      (5,266)       3,208
                                                             ---------    ---------    ---------
       Total income tax provided                             $ 108,433    $  36,959    $ 108,761
                                                             =========    =========    =========

         The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities at December 31, 2002 and 2001, are presented in the following tables (in thousands):

  Years Ended December 31                                                    2002         2001
                                                                             ----         ----
Deferred income tax assets:
     Nondeductible accruals                                               $  21,120    $  19,433
     Differences in foreign currency translation                                  -        3,824
     Deferred acquisition costs capitalized for tax                          33,561       28,103
     Net operating loss carryforward                                        148,803      122,852
     Foreign tax & AMT credit carryforward                                    9,494        7,540
     Capital loss carryforward                                                4,831        4,748
                                                                          ---------    ---------
     Subtotal                                                               217,809      186,500
     Valuation allowance                                                    (12,458)     (13,748)
                                                                          ---------    ---------
       Total deferred income tax assets                                     205,351      172,752
                                                                          ---------    ---------

Deferred income tax liabilities:
     Deferred acquisition costs capitalized for financial reporting         386,953      296,290
     Differences between tax and financial reporting amounts concerning
     certain reinsurance transactions and future policy benefits             69,521       22,661
     Differences in foreign currency translation                                385            -
     Differences in the tax basis of cash and invested assets                40,472       15,893
                                                                          ---------    ---------
       Total deferred income tax liabilities                                497,331      334,844
                                                                          ---------    ---------
           Net deferred income tax liabilities                            $ 291,980    $ 162,092
                                                                          =========    =========

         As of December 31, 2002 and 2001, a valuation allowance for deferred tax assets of approximately $12.5 million and $13.7 million, respectively, was provided on the foreign tax credits, net operating and capital losses of RGA, RGA Reinsurance, RGA Australia, GA Argentina, RGA South Africa, and RGA UK. The Company utilizes valuation allowances when it cannot assume, based on the weight of the available evidence, that the deferred income taxes will be realized. The Company has not recognized a deferred tax liability for the undistributed earnings of its wholly owned domestic and foreign subsidiaries because the Company currently does not expect those unremitted earnings to become taxable to the Company in the foreseeable future. This is due to the fact that the unremitted earnings will not be repatriated in the foreseeable future, or because those unremitted earnings that may be repatriated will not be taxable through the application of tax planning strategies that management would utilize.

         During 2002, 2001, and 2000, the Company received federal income tax refunds of approximately $5.2 million, $5.0 million and $44.8 million, respectively. The Company made federal income tax payments of approximately $17.4 million, $26.4 million and $6.5 million in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, the Company recognized deferred tax assets associated with net operating losses of approximately $391.9 million and $313.9 million, respectively, that will expire between 2011 and 2017. However, these net operating losses are expected to be utilized in the normal course of business during the period allowed for carryforwards and, in any event, are not expected to be lost given tax planning strategies available to the Company.

         The Company's tax returns have been audited by the relevant taxing authorities for all years through 1999. The Company believes that any adjustments that might be required for subsequent years will not have a material effect on the Company's financial statements.

Note 10 EMPLOYEE BENEFIT PLANS

         Most of the Company's U.S. employees participate in a non-contributory qualified defined benefit pension plan sponsored by RGA Reinsurance. The benefits under the pension plan are based on years of service and compensation levels. Certain management individuals participate in several nonqualified defined benefit and defined contribution plans sponsored by RGA Reinsurance. Those plans are unfunded and are deductible for federal income tax purposes when the benefits are paid. The Company recorded net benefits expense of approximately $1.5 million, $1.1 million, and $0.9 million for 2002, 2001 and 2000, respectively, related to these plans. The unfunded benefit liability related to these plans as of December 31, 2002 and 2001 was approximately $8.4 million and $6.5 million, respectively. The weighted-average discount rate and long-term rate of return assumptions used were 7.25% and 9.00% for 2002, and 7.5% and 9.0% for both 2001 and 2000, respectively. The weighted-average discount rate and long-term rate of return assumptions to be used in 2003 are 6.75% and 8.75%, respectively. The impact of the change in assumptions is not expected to be material to the Company's results of operations in 2003.

         The Company's full time U.S. employees may participate in a defined contribution profit sharing plan. The plan also has a cash or deferred option under Internal Revenue Code section 401(k). The Company's contributions, which are partially tied to RGA's operating results and employee 401(k) contributions, were approximately $1.2 million and $1.3 million in 2002 and 2001, respectively. The Company also provides certain health care and life insurance benefits for retired employees. The health care benefits are provided through a self-insured welfare benefit plan. Employees become eligible for these benefits if they meet minimum age and service requirements. The retiree's cost for health care benefits varies depending upon the credited years of service. The Company recorded benefits expense of approximately $0.6 million, $0.5 million, and $0.3 million for 2002, 2001 and 2000, respectively, related to these postretirement plans. The projected obligation was approximately $4.5 million and $3.5 million as of December 31, 2002 and 2001, respectively.

         The 2002 postretirement benefit cost assumes a 12% annual rate of increase in the per capita cost of covered health care benefits. The rate is assumed to decrease gradually to 5% for 2008 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point increase in assumed health care cost trend rates would increase the 2002 net periodic benefit cost by approximately $0.1 million and the 2002 postretirement benefit obligation by approximately $0.9 million.

Note 11 RELATED PARTY TRANSACTIONS

         General American and MetLife have historically provided certain administrative services to RGA and RGA Reinsurance. Such services have included legal, risk management and corporate travel. The cost for the years ended December 31, 2002, 2001 and 2000 was approximately $1.2 million, $1.1 million and $2.6 million respectively.

         The Company also has direct policies and reinsurance agreements with MetLife and certain of its subsidiaries. As of December 31, 2002 and 2001, the Company had assets and liabilities related to these agreements totaling $78.5 million and $183.1 million, and $112.5 million and $109.0 million, respectively. Additionally, the Company reflected net premiums of approximately $172.1 million, $149.3 million, and $144.0 million in 2002, 2001, and 2000, respectively. The premiums reflect the net of business assumed from and ceded to MetLife and its subsidiaries. The pre-tax gain on this business was approximately $25.9 million, $26.1 million, and $17.8 million in 2002, 2001, and 2000, respectively.

Note 12 LEASE COMMITMENTS

         The Company leases office space and furniture and equipment under non-cancelable operating lease agreements, which expire at various dates. Future minimum office space annual rentals under non-cancelable operating leases at December 31, 2002 are as follows:

2003             $4.9 million
2004             $4.5 million
2005             $3.8 million
2006             $3.8 million
2007             $3.7 million
Thereafter       $8.1 million

         Rent expenses amounted to approximately $6.0 million, $5.3 million, and $4.7 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Note 13 FINANCIAL CONDITION AND NET INCOME ON A STATUTORY BASIS - SIGNIFICANT SUBSIDIARIES

         The following table presents selected statutory financial information for the Company's primary life reinsurance legal entities, as of December 31, 2002 and 2001 (in thousands):

                         Statutory                  Statutory
                     Capital & Surplus              Net Income
                      2002       2001       2002       2001        2000
                      ----       ----       ----       ----        ----
RCM                 $639,809   $544,522   $  1,922   $  4,025    $ (7,348)
RGA Reinsurance     $633,557   $540,543   $ 13,640   $(84,633)   $ 80,575
RGA Canada          $181,830   $179,289   $    229   $ 12,285    $  6,646
RGA Barbados        $101,077   $ 78,276   $ 17,481   $ 22,986    $ 11,037
RGA Americas        $ 79,635   $ 41,458   $ 14,611   $    800    $  5,129
Other reinsurance   $ 67,138   $ 53,466   $    490   $  1,197    $(20,288)
subsidiaries

         The total capital and surplus positions of RCM, RGA Reinsurance and RGA Canada exceed the risk based capital requirements of the applicable regulatory bodies. RCM and RGA Reinsurance are subject to statutory provisions that restrict the payment of dividends. They may not pay dividends in any 12-month period in excess of the greater of the prior year's statutory operating income or 10% of capital and surplus at the preceding year-end, without regulatory approval. Pursuant to this calculation, RGA Reinsurance's allowable dividend without prior approval for 2003 would be $63.4 million. However, the applicable statutory provisions only permit an insurer to pay a shareholder dividend from unassigned surplus. As of December 31, 2002, RGA Reinsurance had unassigned surplus of $67.8 million. Any dividends paid by RGA Reinsurance would be paid to RCM, its parent company, which in turn has restrictions related to its ability to pay dividends to RGA. The assets of RCM consist primarily of its investment in RGA Reinsurance. As of January 1, 2003, RCM could pay a maximum dividend, without prior approval, to RGA equal to its unassigned surplus, approximately $28.9 million. The maximum amount available for dividends by RGA Canada to RGA under the Canadian Minimum Continuing Capital and Surplus Requirements ("MCCSR") is $33.4 million. Dividend payments from other subsidiaries and joint ventures are subject to regulations in the country of domicile. RGA Americas and RGA Barbados do not have material restrictions on their ability to pay dividends out of retained earnings

Note 14 COMMITMENTS AND CONTINGENT LIABILITIES

         The Company is currently a party to various litigation and arbitrations that involve medical reinsurance arrangements, personal accident business, and aviation bodily injury carve-out business. As of January 31, 2003, the ceding companies involved in these disputes have raised claims that are $41.7 million in excess of the amounts held in reserve by the Company. The Company believes it has substantial defenses upon which to contest these claims, including but not limited to misrepresentation and breach of contract by direct and indirect ceding companies. In addition, the Company is in the process of auditing ceding companies which have indicated that they anticipate asserting claims in the future against the Company that are $8.5 million in excess of the amounts held in reserve by the Company. Depending upon the audit findings in these cases, they could result in litigation or arbitrations in the future. See Note 21, "Discontinued Operations" for more information. From time to time, the Company is subject to litigation and arbitration related to its reinsurance business and to employment-related matters in the normal course of its business. While it is not feasible to predict or determine the ultimate outcome of the pending litigation or arbitrations or provide reasonable ranges of potential losses, it is the opinion of management, after consultation with counsel, that their outcomes, after consideration of the provisions made in the Company's consolidated financial statements, would not have a material adverse effect on its consolidated financial position.

         The Company has obtained letters of credit in favor of various affiliated and unaffiliated insurance companies from which the Company assumes business. This allows the ceding company to take statutory reserve credits. The letters of credit issued by banks represent a guarantee of performance under the reinsurance agreements. At December 31, 2002, there were approximately $39.7 million of outstanding letters of credit in favor of third-party entities. Additionally, the Company utilizes letters of credit to secure reserve credits when it retrocedes business to its offshore subsidiaries, including RGA Americas and RGA Barbados. As of December 31, 2002, $339.4 million in letters of credit from various banks were outstanding between the various subsidiaries of the Company. Fees associated with letters of credit are not fixed for periods in excess of one year and are based on the Company's ratings and the general availability of these instruments in the marketplace.

         RGA has issued guarantees of its subsidiaries' performance for the payment of amounts due under certain reinsurance treaties, whereby if the subsidiary fails to meet its obligations, RGA or one of its other subsidiaries will make the payment. These guarantees are granted to ceding companies in order to provide them additional security, particularly in cases where RGA's subsidiary is relatively new or not of a significant size, relative to the ceding company. Total liabilities supported by the guarantees, before consideration for any legally offsetting amounts due from the guaranteed party, totaled $126.6 million as of December 31, 2002 and are reflected on the Company's consolidated balance sheet as future policy benefits.

Note 15 LONG-TERM DEBT

         The Company's long-term debt consists of the following (in millions):

                                                 2002         2001
                                                 ----         ----
Senior Notes @ 6.75% due 2011                   $199.9       $199.8
Senior Notes @ 7.25% due 2006                     99.5         99.4
Revolving Credit Facilities                       28.4         24.2
                                                ------       ------
Total                                           $327.8       $323.4
                                                ======       ======

         On December 19, 2001, RGA issued 6.75% Senior Notes with a face value of $200.0 million. These senior notes have been registered with the SEC. The net proceeds from the offering were approximately $198.5 million and were used to pay down a balance of $120 million on a revolving credit facility and to prepay and terminate a $75 million term loan with MetLife Credit Corp. Capitalized issuance costs, recorded in other assets, relate to the issuance of the 6.75% Senior Notes were $2.1 million.

         The Company has revolving credit facilities in the United States, the United Kingdom, and Australia, under which it may borrow up to approximately $183.8 million. As of December 31, 2002, the Company had drawn approximately $28.4 million under these facilities at rates ranging from 4.39% to 5.57%. The Company increased its borrowings under the United Kingdom credit facility by $1.6 million during 2002. Terminations of revolving credit facilities and maturities of senior notes over the next five years, assuming the exercise of extension options, would be $28.4 million in 2005 and $100.0 million in 2006. The Company may draw up to $140.0 million on its U.S. revolving credit facility that expires in May 2003.

         Certain of the Company's debt agreements contain financial covenant restrictions related to, among others, liens, the issuance and disposition of stock of restricted subsidiaries, minimum requirements of consolidated net worth ranging from $600 million to $700 million, and minimum rating requirements. A material ongoing covenant default could require immediate payment of the amount due, including principal, under the various agreements. Additionally, the Company's debt agreements contain cross-default covenants, which would make outstanding borrowings immediately payable in the event of a material uncured covenant default under any of the agreements, including, but not limited to, non-payment of indebtedness when due for amounts greater than $10 million or $25 million depending on the agreement, bankruptcy proceedings, and any other event which results in the acceleration of the maturity of indebtedness. As of December 31, 2002, the Company had $327.8 million in outstanding borrowings under its debt agreements and was in compliance with all covenants under those agreements. Of that amount, approximately $28.4 million is subject to immediate payment upon a downgrade of the Company's senior long-term debt rating, unless a waiver is obtained from the lenders. The ability of the Company to make debt principal and interest payments depends on the earnings and surplus of subsidiaries, investment earnings on undeployed capital proceeds, and the Company's ability to raise additional funds. Interest paid on debt during 2002, 2001 and 2000 totaled $34.7 million, $18.5 million and $16.9 million, respectively.

         RGA guarantees the payment of amounts outstanding under the credit facilities maintained by its subsidiary operations in the United Kingdom and Australia. The guarantees were granted to the banks providing the facilities in order to enhance their security. The total amount of debt outstanding, subject to the guarantees, as of December 31, 2002 was $28.4 million and is reflected on the Company's consolidated balance sheet under long-term debt. These lines of credit provide for additional borrowings of up to $15.4 million, which if drawn, would also be subject to the guarantees.

Note 16 ISSUANCE OF TRUST PIERS UNITS

         In December 2001, RGA, through its wholly-owned trust ("RGA Capital Trust I" or "the Trust") issued $225.0 million in Preferred Income Equity Redeemable Securities ("PIERS") Units.

Each PIERS unit consists of:

         1) A preferred security issued by RGA Capital Trust I (the Trust), having a stated liquidation amount of $50 per unit, representing an undivided beneficial ownership interest in the assets of the Trust, which consist solely of junior subordinated debentures issued by RGA which have a principal amount at maturity of $50 and a stated maturity of March 18, 2051. The preferred securities and subordinated debentures were issued at a discount (original issue discount) to the face or liquidation value of $14.87 per security. The securities will accrete to their $50 face/liquidation value over the life of the security on a level yield basis. The interest rate on the preferred securities and the subordinated debentures is 5.75% per annum of the face amount.

         2) A warrant to purchase, at any time prior to December 15, 2050,
1.2508 shares of RGA stock at an exercise price of $50. The fair market value of the warrant on the issuance date is $14.87 and is detachable from the preferred security.

         RGA fully and unconditionally guarantees, on a subordinated basis, the obligations of the Trust under the preferred securities. The Trust exists for the sole purpose of issuing the PIERS units. The discounted value of the preferred securities ($158.1 million) and the market value of the warrants ($66.9 million) at the time of issuance are reflected in the balance sheet in the line items "Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures of the Company" and "Warrants," respectively.

         If on any date after December 18, 2004, the closing price of RGA common stock exceeds and has exceeded a price per share equal to $47.97 for at least 20 trading days within the immediately preceding 30 consecutive trading days, the Company may redeem the warrants in whole for cash, RGA common stock, or a combination of cash and RGA common stock.

         Associated with the issuance of the PIERS units, the Company capitalized issuance expenses of $5.4 million to "Other assets" and recorded $2.3 million directly to "Additional paid in capital."

Note 17 SEGMENT INFORMATION

         Prior to January 1, 2003, the Company reported the results of its operations in five main operational segments segregated primarily by geographic region: U.S., Canada, Latin America, Asia Pacific, and Europe & South Africa. The Latin America, Asia Pacific, and Europe & South Africa segments were previously presented as one reportable segment, Other International. Effective January 1, 2003, as a result of the Company's declining presence in Argentina and changes in management responsibilities for part of the Latin America region, the Other International reportable segment no longer includes Latin America operations. Latin America results relating to the Argentine privatized pension business as well as direct insurance operations in Argentina are now reported in the Corporate and Other segment. The results for all other Latin America business, primarily traditional reinsurance business in Mexico, are now reported as part of U.S. operations in the Traditional sub-segment. The Asia Pacific and Europe & South Africa operational segments are presented herein as one reportable segment, Other International. Prior period segment information has been reclassified to conform to this new presentation. The U.S. operations provide traditional life, asset-intensive, and financial reinsurance to domestic clients. Asset-intensive products primarily include reinsurance of corporate-owned life insurance and annuities. The Canada operations provide insurers with reinsurance of traditional life products as well as reinsurance of creditor and critical illness products. Asia Pacific operations provide primarily traditional life reinsurance and, to a lesser extent, financial reinsurance through RGA Reinsurance Company of Australia, Limited ("RGA Australia") and RGA Reinsurance Company ("RGA Reinsurance"). Europe & South Africa operations include traditional life reinsurance and critical illness business from Europe & South Africa, in addition to other markets being developed by the Company. The Company's discontinued accident and health operations are not reflected in the continuing operations of the Company. The Company measures segment performance based on profit or loss from operations before income taxes.

         The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies in Note 2. The Company measures segment performance primarily based on profit or loss from operations before income taxes. There are no intersegment transactions and the Company does not have any material long-lived assets. Investment income is allocated to the segments based upon average assets and related capital levels deemed appropriate to support the segment business volumes.

         The Company's reportable segments are strategic business units that are primarily segregated by geographic region. Information related to revenues, income (loss) before income taxes, interest expense, depreciation and amortization, and assets of the Company's continuing operations are summarized below (in thousands).

       For the Years ended December 31,            2002         2001         2000
                                                   ----         ----         ----
Revenues
       U.S.                                     $1,709,952   $1,484,969   $1,285,222
       Canada                                      251,715      247,624      237,303
       Other International:
          Europe & South Africa                    230,813       96,455       35,288
          Asia Pacific                             169,351      126,653      100,985
       Corporate and Other                          20,132       12,583       66,937
                                                ------------------------------------
             Total from continuing operations   $2,381,963   $1,968,284   $1,725,735
                                                ====================================

               For the Years ended December 31,                     2002         2001         2000
                       (in thousands)                               ----         ----         ----
Income (loss) from continuing operations before income taxes
    U.S.                                                         $ 175,801    $ 124,581    $ 167,363
    Canada                                                          38,631       51,516       39,858
    Other International:
        Europe & South Africa                                        3,409         (963)      (2,380)
        Asia Pacific                                                 6,316        3,007        1,205
    Corporate and Other                                            (30,179)    (111,991)     (30,988)
                                                                 -----------------------------------
          Total from continuing operations                       $ 193,978    $  66,150    $ 175,058
                                                                 ===================================

         Subsidiaries in which the Company has an ownership position greater than twenty percent, but less than or equal to fifty percent are reported on the equity basis of accounting. The equity in the net income of such subsidiaries is not material to the results of operations or financial position of individual segments or the Company taken as a whole.

     For the Years ended December 31,           2002       2001       2000
             (in thousands)                     ----       ----       ----
Interest expense
    Other International:
        Europe & South Africa                 $    680   $    681   $    502
        Asia Pacific                               842        867        980
    Corporate and Other                         33,994     16,549     16,114
                                              ------------------------------
          Total from continuing operations    $ 35,516   $ 18,097   $ 17,596
                                              ==============================

     For the Years ended December 31,           2002       2001       2000
             (in thousands)                     ----       ----       ----
Depreciation and amortization
    U.S.                                      $274,201   $242,795   $181,993
    Canada                                      22,537     33,048     16,794
    Other International:
        Europe & South Africa                   33,251     15,621      4,001
        Asia Pacific                            37,937     35,236     29,844
    Corporate and Other                          5,327      6,322      1,701
                                              ------------------------------
          Total from continuing operations    $373,253   $333,022   $234,333
                                              ==============================

The table above includes amortization of the Company's deferred acquisition costs.

        As of December 31,                    2002         2001
          (in thousands)                      ----         ----
Assets
    U.S                                    $6,302,237   $4,503,436
    Canada                                  1,533,339    1,432,986
    Other International:
        Europe & South Africa                 263,136      137,499
        Asia Pacific                          273,503      238,788
    Corporate and other and discontinued      520,382      703,342
    operations
                                           -----------------------
            Total assets                   $8,892,597   $7,016,051
                                           =======================

         Capital expenditures of each reporting segment were immaterial in the periods noted.

         During 2002, two clients accounted for more than 10% of the Canada operation's gross premiums, consisting of $62.5 million and $26.5 million, or 29.7% and 12.6%, respectively. During 2002, two clients, one each in Australia and Hong Kong, generated approximately $52.9 million, or 30.2% of the total gross premiums for the Asia Pacific operations. During 2002, two clients of the Company's UK operations generated approximately $156.4 million, or 57.5% of the total gross premiums for the Europe & South Africa operations.

Note 18 STOCK OPTIONS

         The Company adopted the RGA Flexible Stock Plan (the "Plan") in February 1993 and the Flexible Stock Plan for Directors (the "Directors Plan") in January 1997 (collectively, the "Stock Plans"). The Stock Plans provide for the award of benefits (collectively "Benefits") of various types, including stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, cash awards, and other stock based awards, to key employees, officers, directors and others performing significant services for the benefit of the Company or its subsidiaries. In general, options granted under the Plan become exercisable over vesting periods ranging from one to eight years while options granted under the Directors Plan become exercisable after one year. As of December 31, 2002, shares authorized for the granting of Benefits under the Plan and the Directors Plan totaled 4,533,407 and 112,500, respectively. Options are generally granted with an exercise price equal to the stock's fair value at the date of grant and expire 10 years after the date of grant. Information with respect to option grants under the Stock Plans follows.

                                                    2002                           2001                           2000
                                                    ----                           ----                           ----
                                                      Weighted-Average               Weighted-Average               Weighted-Average
                                            Options    Exercise price      Options    Exercise price      Options    Exercise price
                                            -------   ----------------     -------   ----------------     -------   ----------------
BALANCE AT BEGINNING OF YEAR               2,326,808       $24.42         2,065,731       $22.03         1,653,137       $21.41
Granted                                      554,233       $31.90           493,037       $30.05           456,407       $23.38
Exercised                                   (147,927)      $15.59          (224,892)      $14.00           (43,058)      $12.37
Forfeited                                    (32,781)      $29.63            (7,068)      $34.37              (755)      $35.33
                                        ---------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                     2,700,333       $26.36         2,326,808       $24.42         2,065,731       $22.03

                                   Options Outstanding                        Options Exercisable
                      ------------------------------------------------   ----------------------------
                                        Weighted-                                         Weighted-
                      Outstanding        Average          Weighted-      Exercisable as    Average
Range of Exercise        as of          Remaining          Average            of           Exercise
     Prices            12/31/2002   Contractual Life   Exercise Price      12/31/2002       Price
     ------            ----------   ----------------   --------------      ----------       -----
$10.00 - $14.99          235,931           0.9             $12.10             235,931       $12.10
$15.00 - $19.99           32,522           3.0             $15.61              29,247       $15.61
$20.00 - $24.99          879,845           4.3             $21.76             647,801       $21.25
$25.00 - $29.99          669,618           7.0             $28.80             264,650       $27.75
$30.00 - $34.99          567,141           8.9             $31.90              22,500       $32.03
$35.00 - $39.99          315,276           5.6             $35.81             222,107       $35.78
                      -------------------------------------------        -------------------------
              TOTALS   2,700,333           5.8             $26.36           1,422,236       $23.27
                      ===========================================        =========================

         The per share weighted-average fair value of stock options granted during 2002, 2001, and 2000 was $11.71, $11.87, and $9.40 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 2002-expected dividend yield of 0.8%, risk-free interest rate of 5.00%, expected life of 5.0 years, and an expected rate of volatility of the stock of 35% over the expected life of the options; 2001-expected dividend yield of 0.8%, risk-free interest rate of 5.04%, expected life of 5.8 years, and an expected rate of volatility of the stock of 35% over the expected life of the options; 2000-expected dividend yield of 0.8%, risk-free interest rate of 6.12%, expected life of 5.8 years, and an expected rate of volatility of the stock of 33% over the expected life of the options.

         The Company applies APB Opinion No. 25 in accounting for its Stock Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The effects of applying Statement of Financial Accounting Standards No. 123 may not be representative of the effects on reported net income for future years. See Note 2 regarding New Accounting Pronouncements and the Company's prospective adoption of SFAS No. 148.

                                              2002       2001       2000
                                              ----       ----       ----
Net income (in thousands)    As reported   $ 122,806   $ 33,046   $ 77,669
                             Pro forma     $ 119,824   $ 29,827   $ 75,105

Basic earnings per share     As reported   $    2.49   $   0.67   $   1.57
                             Pro forma     $    2.43   $   0.60   $   1.52
Diluted earnings per share   As reported   $    2.47   $   0.66   $   1.56
                             Pro forma     $    2.41   $   0.60   $   1.50

         In January 2003, the Board approved an additional 735,655 incentive stock options at $27.29 per share under the Company's Stock Plans.

Note 19 EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share from continuing operations (in thousands, except per share information):

                                                                  2002       2001       2000
                                                                  ----       ----       ----
Earnings:
    Income from continuing operations (numerator for
      basic and diluted calculations)                           $128,463   $ 39,901   $105,787
Shares:
    Weighted average outstanding shares
      (denominator for basic calculation)                         49,381     49,420     49,538
    Equivalent shares from outstanding stock options                 267        485        382
                                                                ------------------------------
        Diluted shares (denominator for diluted calculation)      49,648     49,905     49,920

Earnings per share from continuing operations:
    Basic                                                       $   2.60   $   0.81   $   2.14
    Diluted                                                     $   2.59   $   0.80   $   2.12
                                                                ------------------------------

         The calculation of equivalent shares from outstanding stock options does not include the impact of options having a strike price that exceeds the average stock price for the earnings period, as the result would be antidilutive. Approximately 1.4 million, 0.2 million and 0.4 million outstanding stock options were not included in the calculation of common equivalent shares during 2002, 2001 and 2000, respectively. Diluted earnings per share exclude the antidilutive effect of 5.6 million shares that would be issued upon exercise of the outstanding warrants associated with the PIERS units (See Note 16), as the Company could repurchase more shares than it issues with the exercise proceeds.

Note 20 COMPREHENSIVE INCOME

         The following table presents the components of the Company's accumulated other comprehensive income (loss) for the years ended December 31, 2002, 2001 and 2000 (in thousands):

FOR THE YEAR ENDED DECEMBER 31, 2002:

                                                                                  TAX (EXPENSE)
                                                              BEFORE-TAX AMOUNT      BENEFIT      AFTER-TAX AMOUNT
-------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments:
      Change arising during year                                  $  10,467         $  (3,664)       $   6,803
Unrealized gains on securities:
    Unrealized holding gains arising during the year                139,795           (47,698)          92,097
    Less: reclassification adjustment for losses realized in
         net income                                                (14,651)            3,893          (10,758)
                                                                  ---------         ---------        ---------
         Net unrealized gains                                       154,446           (51,591)         102,855
                                                                  ---------         ---------        ---------
               Other comprehensive income                         $ 164,913         $ (55,255)       $ 109,658
                                                                  =========         =========        =========

FOR THE YEAR ENDED DECEMBER 31, 2001:

                                                                                  TAX (EXPENSE)
                                                              BEFORE-TAX AMOUNT      BENEFIT      AFTER-TAX AMOUNT
-------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments:
      Change arising during year                                  $ 15,045          $ (5,266)        $  9,779
Unrealized gains on securities:
    Unrealized holding gains arising during the year                (5,193)             (136)          (5,329)
    Less: reclassification adjustment for losses realized in
         net income                                                (68,431)           21,185          (47,246)
                                                                  --------          --------         --------
         Net unrealized gains                                       63,238           (21,321)          41,917
                                                                  --------          --------         --------
               Other comprehensive income                         $ 78,283          $(26,587)        $ 51,696
                                                                  ========          ========         ========

FOR THE YEAR ENDED DECEMBER 31, 2000:

                                                                                     TAX (EXPENSE)
                                                                 BEFORE-TAX AMOUNT      BENEFIT      AFTER-TAX AMOUNT
----------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments:
      Change arising during year                                     $ (13,855)        $   4,849        $  (9,006)
      Less: reclassification adjustment for losses realized in
          net income                                                    (4,689)            1,641           (3,048)
                                                                     ---------         ---------        ---------
          Net currency translation adjustments                          (9,166)            3,208           (5,958)
                                                                     ---------         ---------        ---------
Unrealized gains on securities:
    Unrealized holding gains arising during the year                   117,141           (46,359)          70,782
    Less: reclassification adjustment for losses realized in
         net income                                                    (23,962)            5,407          (18,555)
                                                                     ---------         ---------        ---------
         Net unrealized gains                                          141,103           (51,766)          89,337
                                                                     ---------         ---------        ---------
               Other comprehensive income                            $ 131,937         $ (48,558)       $  83,379
                                                                     =========         =========        =========

A summary of the components of net unrealized appreciation (depreciation) of balances carried at fair value is as follows (in thousands):

                Years Ended December 31                       2002         2001         2000
                                                              ----         ----         ----
Change in net unrealized appreciation (depreciation) on:
    Fixed maturity securities available for sale           $ 168,732    $  63,555    $ 147,598
    Other investments                                           (541)       1,138        1,592
Effect of unrealized appreciation (depreciation) on:
    Deferred policy acquisition costs                        (13,739)      (1,266)      (8,716)
Other                                                             (6)        (189)         629
                                                           ---------    ---------    ---------
Net unrealized appreciation (depreciation)                 $ 154,446    $  63,238    $ 141,103
                                                           =========    =========    =========

Note 21 DISCONTINUED OPERATIONS

         Since December 31, 1998, the Company has formally reported its accident and health division as a discontinued operation. The accident and health business was placed into run-off, and all treaties were terminated at the earliest possible date. Notice was given to all cedants and retrocessionaires that all treaties were being cancelled at the expiration of their terms. If a treaty was continuous, a written Preliminary Notice of Cancellation was given, followed by a final notice within 90 days of the expiration date. The nature of the underlying risks is such that the claims may take several years to reach the reinsurers involved. Thus, the Company expects to pay claims over a number of years as the level of business diminishes. The Company will report a loss to the extent claims exceed established reserves.

         At the time it was accepting accident and health risks, the Company directly underwrote certain business using its own staff of underwriters. Additionally, it participated in pools of risks underwritten by outside managing general underwriters, and offered high level common account and catastrophic protection coverages to other reinsurers and retrocessionaires. Types of risks covered included a variety of medical, disability, workers compensation carve-out, personal accident, and similar coverages.

         The reinsurance markets for several accident and health risks, most notably involving workers' compensation carve-out and personal accident business, have been quite volatile over the past several years. Certain programs are alleged to have been inappropriately underwritten by third party managers, and some of the reinsurers and retrocessionaires involved have alleged material misrepresentation and non-disclosures by the underwriting managers. In particular, over the past several years a number of disputes have arisen in the accident and health reinsurance markets with respect to London market personal accident excess of loss ("LMX") reinsurance programs that involved alleged "manufactured" claims spirals designed to transfer claims losses to higher-level reinsurance layers. The Company is currently a party to arbitrations that involve some of these LMX reinsurance programs. The Company and other involved reinsurers and retrocessionaires have raised substantial defenses upon which to contest these claims, including defenses based upon the failure of the ceding company to disclose the existence of manufactured claims spirals. As a result, there have been a significant number of claims for rescission, arbitration, and litigation among a number of the parties involved in these various coverages. This has had the effect of significantly slowing the reporting of claims between parties, as the various outcomes of a series of arbitrations and similar actions affects the extent to which higher level reinsurers and retrocessionaires may ultimately have exposure to claims.

         While RGA did not underwrite workers' compensation carve-out business directly, it did offer certain indirect high-level common account coverages to other reinsurers and retrocessionaires. To date, no such direct material exposures have been identified. If any direct material exposure is identified at some point in the future, based upon the experience of others involved in these markets, any exposures will potentially be subject to claims for rescission, arbitration, or litigation. Thus, resolution of any disputes will likely take several years.

         While it is not feasible to predict the ultimate outcome of pending arbitrations and litigation involving LMX reinsurance programs, any indirect workers' compensation carve-out exposure, or other accident and health risks, or provide reasonable ranges of potential losses, it is the opinion of management, after consultation with counsel, that their outcomes, after consideration of the provisions made in the Company's consolidated financial statements, would not have a material adverse effect on its consolidated financial position.

         The Company is currently a party to various litigation and arbitrations that involve medical reinsurance arrangements, personal accident business, and aviation bodily injury carve-out business. As of January 31, 2003, the ceding companies involved in these disputes have raised claims that are $41.7 million in excess of the amounts held in reserve by the Company. The Company believes it has substantial defenses upon which to contest these claims, including but not limited to misrepresentation and breach of contract by direct and indirect ceding companies. In addition, the Company is in the process of auditing ceding companies which have indicated that they anticipate asserting claims in the future against the Company that are $8.5 million in excess of the amounts held in reserve by the Company. Depending upon the audit findings in these cases, they could result in litigation or arbitrations in the future. While it is not feasible to predict or determine the ultimate outcome of the pending litigation or arbitrations or provide reasonable ranges of potential losses, it is the opinion of management, after consultation with counsel, that their outcomes, after consideration of the provisions made in the Company's consolidated financial statements, would not have a material adverse effect on its consolidated financial position.

         The calculation of the claim reserve liability for the entire portfolio of accident and health business requires management to make estimates and assumptions that affect the reported claim reserve levels. The reserve balance as of December 31, 2002 and 2001 was $50.9 million and $55.3 million, respectively. Management must make estimates and assumptions based on historical loss experience, changes in the nature of the business, anticipated outcomes of claim disputes and claims for rescission, anticipated outcomes of arbitrations, and projected future premium run-off, all of which may affect the level of the claim reserve liability. Due to the significant uncertainty associated with the run-off of this business, net income in future periods could be affected positively or negatively. The consolidated statements of income for all periods presented reflect this line of business as a discontinued operation. Revenues associated with discontinued operations, which are not reported on a gross basis in the Company's consolidated statements of income, totaled $3.3 million, $3.0 million, and $23.7 million for 2002, 2001, and 2000, respectively.

Note 22 SALE OF SUBSIDIARIES

         As of April 1, 2000, the Company reached an agreement to sell its interest in RGA Sudamerica, S.A. and its subsidiaries, RGA Reinsurance Company Chile, S.A. and Bhif America Seguros de Vida, S.A. The transaction closed on April 27, 2000. The Company received approximately $26.5 million in proceeds and recorded a loss on the sale of approximately $8.6 million. The loss included $4.7 million of accumulated foreign currency depreciation on the Company's net investment and $1.4 million in previously unrealized depreciation of the investment portfolio. During 2000, the Company also sold its interest in RGA Bermuda for nominal consideration.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Reinsurance Group of America, Incorporated:

We have audited the accompanying consolidated balance sheets of Reinsurance Group of America, Incorporated and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules included in this Current Report on Form 8-K. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reinsurance Group of America, Incorporated and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 3, 2003
(August 13, 2003 as to Note 17 and Schedules III and IV)

FINANCIAL STATEMENT SCHEDULES


                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                 SCHEDULE I--SUMMARY OF INVESTMENTS--OTHER THAN
                         INVESTMENTS IN RELATED PARTIES
                                DECEMBER 31, 2002
                                  (in millions)

                                                                                        Amount at
                                                                                          Which
                                                                                         Shown in
                                                                      Fair             the Balance
           Type of Investment                     Cost              Value (3)         Sheets (1)(3)
----------------------------------------     ---------------     ---------------     ---------------


Fixed maturities:
Bonds:
 United States government and government
   agencies and authorities                  $         410.1     $         422.0     $         422.0
Foreign governments (2)                                522.3               595.5               595.5
Public utilities                                       341.9               373.2               373.2
All other corporate bonds                            2,032.0             2,087.2             2,087.2
                                             ---------------     ---------------     ---------------
         Total fixed maturities                      3,306.3             3,477.9             3,477.9
                                             ---------------     ---------------     ---------------
Equity securities                                        4.2                 3.7                 3.7
Preferred stock                                         99.7                99.9                99.9
Mortgage loans on real estate                          227.5                 XXX               227.5
Policy loans                                           841.1                 XXX               841.1
Funds withheld at interest                           1,975.1                 XXX             1,975.1
Short-term investments                                   4.3                 XXX                 4.3
Other invested assets                                   18.3                20.7                20.7
                                             ---------------                         ---------------
         Total investments                   $       6,476.5                 XXX     $       6,650.2
                                             ===============                         ===============

(1) Fixed maturities are classified as available for sale and carried at fair value.

(2) The following exchange rates have been used to convert foreign securities to U.S. dollars:

                  Canadian dollar           $0.6362/C$1.00
                  Argentina peso            $0.2976/A$1.00
                  Australian dollar         $0.5616/$1.00 Aus
                  Great British Pound       $1.6100/Pound Sterling 1.00

(3) Fair value represents the closing sales prices of marketable securities. Estimated fair values for private placement securities, included in all other corporate bonds, are based on the credit quality and duration of marketable securities deemed comparable by the Company, which may be of another issuer.

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
         SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
                                 (in thousands)

                                                                             2002              2001             2000
CONDENSED BALANCE SHEETS
      Assets:
          Fixed maturity securities (available for sale)                  $     7,544      $       322
          Short-term investments                                                   --           10,502
          Cash and cash equivalents                                            10,719          136,354
          Investment in subsidiaries                                        1,457,791        1,103,589
          Other assets                                                        219,806          234,586
                                                                          -----------      -----------
                  Total assets                                            $ 1,695,860      $ 1,485,353
                                                                          ===========      ===========
      Liabilities and stockholders' equity:
          Long-term debt                                                  $   464,333      $   464,006
          Other liabilities                                                     9,064           15,759
          Stockholders' equity                                              1,222,463        1,005,588
                                                                          -----------      -----------
                  Total liabilities and stockholders' equity              $ 1,695,860      $ 1,485,353
                                                                          ===========      ===========
CONDENSED STATEMENTS OF INCOME
      Interest income                                                     $    20,412      $    16,879      $    14,334
      Realized investments gains (losses), net                                  2,942               --           (8,981)
      Operating expenses                                                       (3,107)          (2,757)          (1,985)
      Interest expense                                                        (34,685)         (16,977)         (16,458)
                                                                          -----------      -----------      -----------
          Loss before income tax and undistributed earnings of
             subsidiaries                                                     (14,438)          (2,855)         (13,090)
      Income tax expense (benefit)                                             (7,471)           4,158             (472)
                                                                          -----------      -----------      -----------
          Net loss before undistributed earnings of subsidiaries               (6,967)          (7,013)         (12,618)
      Equity in undistributed earnings of subsidiaries                        129,773           40,059           90,287
                                                                          -----------      -----------      -----------
          Net income                                                      $   122,806      $    33,046      $    77,669
                                                                          ===========      ===========      ===========
CONDENSED STATEMENTS OF CASH FLOWS
      Operating activities:
          Net income                                                      $   122,806      $    33,046      $    77,669
          Equity in earnings (losses) of subsidiaries                        (129,773)         (40,059)         (90,287)
          Other, net                                                            7,195            2,782            1,276
                                                                          -----------      -----------      -----------
                  Net cash provided by (used in) operating activities             228           (4,231)         (11,342)
                                                                          -----------      -----------      -----------
      Investing activities:
          Proceeds from sale of subsidiaries                                       --               --           26,509
          Purchase of business - net of cash received                              --               --          (21,850)
          Sales of fixed maturity securities available for sale               278,744               --               --
          Purchases of fixed maturity securities available for sale          (283,759)              --               --
          Change in short-term investments                                     10,502           (3,017)          13,813
          Capital contributions to subsidiaries                              (115,761)        (123,346)         (58,375)
                                                                          -----------      -----------      -----------
                  Net cash used in investing activities                      (110,274)        (126,363)         (39,903)
                                                                          -----------      -----------      -----------
      Financing activities:
          Dividends to stockholders                                           (11,854)         (11,855)         (11,900)
          Reissuance (acquisition) of treasury stock, net                      (3,735)           4,684          (19,173)
          Proceeds from long-term debt borrowings, net                             --          206,113           80,000
          Proceeds from warrant / private placement offering                       --           66,915               --
                                                                          -----------      -----------      -----------
                  Net cash provided by financing activities                   (15,589)         265,857           48,927
                                                                          -----------      -----------      -----------
                  Net change in cash and cash equivalents                    (125,635)         135,263           (2,318)
      Cash and cash equivalents at beginning of year                          136,354            1,091            3,409
                                                                          -----------      -----------      -----------
      Cash and cash equivalents at end of year                            $    10,719      $   136,354      $     1,091
                                                                          ===========      ===========      ===========

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                SCHEDULE III--SUPPLEMENTARY INSURANCE INFORMATION
                                 (in thousands)

                                                                      As of December 31,
                                     ----------------------------------------------------------------------------------
                                                                  Future Policy Benefits and
                                           Deferred Policy        Interest-Sensitive Contract    Other Policy Claims
                                          Acquisition Costs              Liabilities             and Benefits Payable
                                     ----------------------------------------------------------------------------------
                                         Assumed        Ceded         Assumed        Ceded       Assumed       Ceded
-----------------------------------------------------------------------------------------------------------------------
2001
U.S. operations                        $  510,594     $ (52,765)     $3,518,533   $ (196,807)   $421,477     $(40,501)
Canada operations                          98,406        (1,096)        726,812      (66,272)     64,076      (34,378)
Europe & South Africa operations          131,551           (67)         34,686        7,349      27,327        3,927
Asia Pacific operations                   103,098        (6,724)         95,718       (4,699)     35,286       (3,780)
Corporate and Other                        17,322             -          23,882            -      70,366       (1,683)
Discontinued operations                         -             -          27,410       (1,695)     31,550       (1,966)
                                     --------------------------------------------------------------------------------
   Total                               $  860,971     $ (60,652)     $4,427,041   $ (262,124)   $650,082     $(78,381)
                                       ==========     =========      ==========   ==========    ========     ========

2002
U.S. operations                          $664,545     $ (48,575)     $4,741,836   $ (214,754)   $491,386     $(28,702)
Canada operations                         114,359          (912)        846,768      (78,167)     33,421       (2,081)
Europe & South Africa operations          237,731       (18,178)        100,458       (5,548)     90,472       (3,869)
Asia Pacific operations                   140,451        (9,654)        119,376       (9,717)     73,790       (8,969)
Corporate and Other                         5,169             -           8,432            -      43,184         (343)
Discontinued operations                         -             -          26,634       (1,489)     27,913       (2,202)
                                     ------------- ------------- --------------- ------------ ----------- -----------
   Total                               $1,162,255     $ (77,319)     $5,843,504   $ (309,675)   $760,166     $(46,166)
                                       ==========     =========      ==========   ==========    ========     ========

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
          SCHEDULE III--SUPPLEMENTARY INSURANCE INFORMATION (CONTINUED)
                                 (in thousands)

                                                              Year ended December 31,
                                    -----------------------------------------------------------------------------
                                                        Net           Benefits,                         Other
                                         Premium     Investment      Claims and    Amortization       Operating
                                         Income        Income          Losses         of DAC           Expenses
                                    -----------------------------------------------------------------------------
         2000
U.S. OPERATIONS                        $1,051,142      $230,000     $  (904,275)      $(156,353)      $ (57,231)
Canada operations                         176,326        61,950        (172,180)        (11,181)        (14,084)
Europe & South Africa operations           29,690         2,056         (20,151)         (2,793)        (14,724)
Asia Pacific operations                    94,282         4,628         (56,377)        (33,105)        (10,298)
Corporate and Other                        52,626        27,871         (55,347)         (1,402)        (41,176)
                                    ---------------------------------------------------------------------------
   Total                               $1,404,066      $326,505     $(1,208,330)      $(204,834)      $(137,513)
                                       ==========      ========     ===========       =========       =========

         2001
U.S. operations                        $1,238,065      $245,794     $(1,098,633)      $(210,478)       $(51,277)
Canada operations                         173,269        65,006        (173,098)        (26,625)          3,615
Europe & South Africa operations           94,800         1,536         (59,429)        (10,177)        (27,812)
Asia Pacific operations                   119,702         3,935         (75,595)        (38,991)         (9,060)
Corporate and Other                        35,926        24,288         (81,759)         (3,938)        (38,877)
                                    ---------------------------------------------------------------------------
   Total                               $1,661,762      $340,559     $(1,488,514)      $(290,209)      $(123,411)
                                       ==========      ========     ===========       =========       =========

         2002
U.S. operations                        $1,411,537      $272,079     $(1,237,553)      $(233,958)       $(62,640)
Canada operations                         181,224        70,518        (187,468)        (15,427)        (10,189)
Europe & South Africa operations          226,846         1,009        (130,975)        (22,096)        (74,333)
Asia Pacific operations                   160,197         7,059        (110,806)        (29,317)        (22,912)
Corporate and Other                           862        23,847             623          (4,564)        (46,370)
                                    ---------------------------------------------------------------------------
   Total                               $1,980,666      $374,512     $(1,666,179)      $(305,362)      $(216,444)
                                       ==========      ========     ===========       =========       =========

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                            SCHEDULE IV - REINSURANCE
                                  (in millions)

                                                    As of or for the Year ended December 31,
                                                    ----------------------------------------
                                                                                                      Percentage
                                                        Ceded to       Assumed                        of Amount
                                         Gross           Other        from Other         Net          Assumed to
                                         Amount        Companies      Companies         Amount            Net
                                         ------        ---------      ---------         ------            ---
                2000
Life insurance in force                   $  86        $ 78,226        $545,950        $467,810         116.70%
Premiums
     U.S. operations                      $ 2.8        $  173.2        $1,221.6        $1,051.2         116.21%
     Canada operations                        -            41.7           218.0           176.3         123.65%
     Europe & South Africa operations       0.1             0.8            30.4            29.7         102.36%
     Asia Pacific operations                  -             6.4           100.7            94.3         106.79%
     Corporate and Other                   23.2               -            29.4            52.6          55.89%
                                       ---------------------------------------------------------
          Total                           $26.1        $  222.1        $1,600.1        $1,404.1         113.96%
                                          =====        ========        ========        ========         ======

                2001
Life insurance in force                   $  73        $117,748        $615,990        $498,315         123.61%
Premiums
     U.S. operations                      $ 2.9        $  144.3        $1,379.5        $1,238.1         111.42%
     Canada operations                        -            26.9           200.2           173.3         115.52%
     Europe & South Africa operations
                                            0.1             1.4            96.1            94.8         101.37%
     Asia Pacific operations                  -            15.9           135.6           119.7         113.28%
     Corporate and Other                    8.4             0.3            27.8            35.9          77.44%
                                       --------------------------------------------------------
          Total                           $11.4        $  188.8        $1,839.2        $1,661.8         110.68%
                                          =====        ========        ========        ========         ======

                2002
Life insurance in force                   $  75        $162,395        $758,875        $596,555         127.21%
Premiums
     U.S. operations                      $ 2.9        $  260.2        $1,668.8        $1,411.5         118.23%
     Canada operations                        -            29.0           210.2           181.2         116.00%
     Europe & South Africa operations         -            45.2           272.0           226.8         119.93%
     Asia Pacific operations                  -            15.2           175.4           160.2         109.49%
     Corporate and Other                    2.1             0.2            (1.0)            0.9        (111.11)%
                                       --------------------------------------------------------
          Total                           $ 5.0        $  349.8        $2,325.4        $1,980.6         117.41%
                                          =====        ========        ========        ========         ======

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                 SCHEDULE V - VALUATION AND QUALIFYING ACCOUNTS
                                  DECEMBER 31,
                                  (in millions)


                                Balance at
                               Beginning of       Charges to Costs    Charged to Other        Deductions-         Balance at End
       Description                Period            and Expenses      Accounts-Describe         Describe            of Period
-------------------------   ------------------   ------------------   ------------------   ------------------   ------------------
2000
Mortgage loan valuation
   allowance                $              0.7                   --                   --                  0.5   $              0.2
Allowance on income taxes   $              3.7                  2.5                   --                   --   $              6.2


2001
Mortgage loan valuation
   allowance                $              0.2                   --                   --                  0.2   $              0.0
Allowance on income taxes   $              6.2                  7.5                   --                   --   $             13.7


2002
Mortgage loan valuation
   allowance                $               --                   --                   --                   --   $               --
Allowance on income taxes   $             13.7                   --                   --                  1.2   $             12.5


Deductions represent normal activity associated with the Company's underlying mortgage loan portfolio and the release of income tax valuation allowances.

         B.       Other Items.

         (i) RGA Reinsurance maintains catastrophe insurance under a program that renews on August 13th of each year. The current program, which began August 13, 2003 and expires August 12, 2004, provides up to $50 million of coverage per occurrence for events involving 40 or more deaths. Under this program, RGA Reinsurance retains the first $50 million in claims, the catastrophe program covers the next $50 million in claims, and RGA retains all claims in excess of $100 million. Acts of terrorism are covered except when arising from the use of nuclear, chemical, or biological weapons. The insurance is provided through seven insurance companies and seven Lloyds Syndicates with no single insurer providing more than $10 million of coverage

         (ii) On July 1, 2003, RGA Reinsurance increased its retention limit for U.S. business from $4 million to $6 million. The retention limit is the maximum amount of coverage per life that RGA Reinsurance will retain as its own risk. If the insured amount for a life exceeds the retention limit, the excess amount is ceded to retrocessionaires through a retrocession program. The increased retention limit applies only to the extent that risks are eligible for recapture from retrocessionaires. In January 2001, RGA Reinsurance had increased its retention limit from $2.5 million to $4 million. Since January 2001, RGA Reinsurance has grown in size and increased the amount of mortality risk assumed. Management has analyzed the retrocession program costs and retention levels to achieve a desirable balance between profitability and claim variance.

         (iii) At the annual meeting of shareholders of RGA held on May 28, 2003, the shareholders approved (a) an amendment to the Flexible Stock Plan, (b) the Amended and Restated Flexible Stock Plan for Directors, (c) the amended Phantom Stock Plan for Directors and (d) the amended Management Incentive Plan, copies of which have been included as exhibits to this report.

         (iv) In June 2003, Mary Ann Brown resigned as a member of the board of directors of RGA. The board of directors has not yet filled the vacancy created by Ms. Brown's resignation.

         ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         Items (a) and (b) are inapplicable.

         (c) Exhibits

Exhibit No.                                Exhibit
  10.1 *          Second Amendment to the Reinsurance Group of America,
                  Incorporated Flexible Stock Plan as amended and restated
                  effective July 1, 1998 (incorporated by reference to the copy of the amendment filed as an appendix to the registrant's
                  definitive proxy statement filed on April 10, 2003).

  10.2 * Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors effective May 28, 2003 (incorporated by reference to the copy of the plan filed as an appendix to the registrant's definitive proxy statement filed on April 10,
                  2003).

  10.3 *          Phantom Stock Plan for Directors of Reinsurance Group of
                  America, Incorporated, as amended and restated effective
                  January 1, 2003 (incorporated by reference to the copy of the plan filed as an appendix to the registrant's definitive proxy statement filed on April 10, 2003).

  10.4 *          Reinsurance Group of America, Incorporated Management
                  Incentive Plan, as amended and restated effective January 1, 2003 (incorporated by reference to the copy of the plan filed as an appendix to the registrant's definitive proxy statement filed on April 10, 2003).

  23.1            Consent of Deloitte & Touche LLP.

  32.1            Certification of Chief Executive Officer pursuant to 18
                  U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  32.2            Certification of Chief Financial Officer pursuant to 18 U.S.C.
                  Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*        Represents a management contract or compensatory plan or arrangement.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        REINSURANCE GROUP OF AMERICA,
                                        INCORPORATED

Date: August 25, 2003                   By: /s/ Jack B. Lay
                                            ------------------------------------
                                            Jack B. Lay
                                            Executive Vice President and Chief
                                            Financial Officer

                                  EXHIBIT INDEX

Exhibit No.                               Exhibit
  10.1 *          Second Amendment to the Reinsurance Group of America,
                  Incorporated Flexible Stock Plan as amended and restated
                  effective July 1, 1998 (incorporated by reference to the copy of the amendment filed as an appendix to the registrant's
                  definitive proxy statement filed on April 10, 2003).

  10.2 * Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors effective May 28, 2003 (incorporated by reference to the copy of the plan filed as an appendix to the registrant's definitive proxy statement filed on April 10,
                  2003).

  10.3 *          Phantom Stock Plan for Directors of Reinsurance Group of
                  America, Incorporated, as amended and restated effective
                  January 1, 2003 (incorporated by reference to the copy of the plan filed as an appendix to the registrant's definitive proxy statement filed on April 10, 2003).

  10.4 *          Reinsurance Group of America, Incorporated Management
                  Incentive Plan, as amended and restated effective January 1, 2003 (incorporated by reference to the copy of the plan filed as an appendix to the registrant's definitive proxy statement filed on April 10, 2003).

  23.1            Consent of Deloitte & Touche LLP.

  32.1            Certification of Chief Executive Officer pursuant to 18 U.S.C.
                  Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  32.2            Certification of Chief Financial Officer pursuant to 18 U.S.C.
                  Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*        Represents a management contract or compensatory plan or arrangement.